Exhibit 10.1

LOAN AGREEMENT

Dated as of November 8, 2012

By and Among

Borrowers (as defined herein)

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Lender

i

v

SCHEDULES AND EXHIBITS

Exhibit A	List of Borrowers
Exhibit B	Additional Definitions
Schedule I	Immediate Repairs
Schedule II	Organizational Chart
Schedule III	Description of REA’s
Schedule IV	Intentionally Omitted
Schedule V	Allocated Loan Amounts
Schedule VI	Location of Properties
Schedule VII	Covenants, Conditions and Restrictions
Schedule VIII	Property Managers
Schedule IX	Property Condition Reports
Schedule X	Property Zoning Report
Schedule XI	Exceptions to Representations and Warranties
Schedule XII	Appraised Values at Closing Date
Schedule XIII	Items to be Delivered in connection with Lease

LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of November 8, 2012 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between WELLS FARGO BANK, NATIONAL ASSOCIATION, having an address at Wells Fargo Center, 1901 Harrison Street, 2nd Floor, Oakland, California 94612 (together with its successors and/or assigns, “Lender”), and the entities listed on Exhibit A hereto, each a Delaware limited liability company, each having an address c/o STAG Industrial, Inc., 99 High Street, 28th Floor, Boston, Massachusetts 02110 (each a “Borrower” and collectively, together with their respective successors and/or assigns, “Borrowers”).

RECITALS:

Borrowers desire to obtain the Loan (defined below) from Lender.

Lender is willing to make the Loan to Borrowers, subject to and in accordance with the terms of this Agreement and the other Loan Documents (defined below).

In consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

ARTICLE 1.

DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1            Definitions.

For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“30/360 Basis” shall mean on the basis of a 360-day year consisting of 12 months of 30 days each.

“Acceptable Appraisal” shall mean an appraisal paid for by Borrowers that is (i) dated not more than ninety (90) days prior to the date of anticipated sale or Substitution of any Property pursuant to Section 2.9 or Section 2.10, (ii) signed by a qualified, independent MAI appraiser selected or reasonably approved by Lender, (iii) addressed to Lender and its successors and assigns, (iv) made in compliance with the requirements of the Federal National Mortgage Association Company or Federal Home Loan Mortgage Corporation, or any successor thereto, and Title XI of the Federal Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, and (v) otherwise reasonably satisfactory to Lender in all material respects.

“Acceptable Blanket Policy” shall have the meaning set forth in Section 7.1(c) hereof.

“Acceptable LLC” shall mean a limited liability company formed under Delaware or Maryland law which (i) has at least one springing member, which, upon the dissolution of all of the members or the withdrawal or the disassociation of all of the members from such limited liability company, shall immediately become the sole member of such limited liability company, and (ii) otherwise meets the Rating Agency criteria then applicable to such entities.

“Accounts” shall have the meaning set forth in the Cash Management Agreement.

“Act” shall have the meaning set forth in Section 5.1(c) hereof.

“Actual/360 Basis” shall mean on the basis of a 360-day year and charged on the basis of actual days elapsed for any whole or partial month in which interest is being calculated.

“Actual Debt Service Coverage Ratio” shall have the meaning set forth on Exhibit B attached hereto and made a part hereof.  All capitalized terms in such definition are also set forth on Exhibit B.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, owns more than fifty percent (50%) of, is in Control of, is Controlled by or is under common ownership or Control with such Person.

“Affiliated Manager” shall mean any managing agent of any Property which is Controlled by Borrower, Guarantor, any SPE Component Entity (if any) or any Affiliate of such entities.

“Allocated Loan Amount” shall mean, with respect to each Property, the amount set forth with respect to such property on Schedule V.  In the event of a Substitution pursuant to Section 2.10, Lender shall determine the Allocated Loan Amount of the applicable Substitute Property based upon the relative proportion of the Appraised Value of the Substitute Property to the Appraised Value of all of the Properties.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Alteration Threshold” shall mean, with respect to each Property, an amount equal to 5% of the Allocated Loan Amount of such Property, but in no event less than $100,000.

“Annual Budget” shall have the meaning set forth in Section 4.12(a)(v) hereof.

“Applicable Law” shall mean all applicable federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting any Borrower, any Property or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, including, without limitation, the Americans with Disabilities Act of 1990, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to any Borrower, at any time in force affecting any Borrower or any Property or any part thereof, including, without limitation, any which may (i) require repairs, modifications or alterations in or to any Property or any part thereof, or (ii) in any way limit the use and enjoyment thereof.

“Appraised Value” shall mean, (i) as to any Property added to the liens of the Security Instruments after giving effect to the Substitution of a Property pursuant to Section 2.10, the fair market value of such added Property as reflected in an Acceptable Appraisal, and (ii) as to each Property subject to the liens of the Security Instruments as of the Closing Date, the fair market value of such Property as set forth on Schedule XII.

“Approved ID Provider” shall mean each of CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company and Lord Securities Corporation; provided, that, additional national providers of Independent Directors may be deemed added to the foregoing hereunder to the extent approved in writing by Lender and the Rating Agencies.

“Assignments of Management Agreement” shall mean, collectively, those certain Conditional Assignments of Management Agreements dated as of the date hereof among Lender, each Borrower and each Manager, as any of the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of any Property.

“Bankruptcy Action” shall have the meaning set forth in Section 6.1 hereof.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights.

“Borrower” and “Borrowers” shall have the meaning set forth in the introductory paragraph hereof.

“Borrower Party” shall mean any Person acting on behalf of or at the direction of any Borrower, SPE Component Entity (if applicable) and/or Guarantor.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which commercial banks in the State of New York are not open for business.

“Cash Management Account” shall have the meaning set forth in the Cash Management Agreement.

“Cash Management Agreement” shall mean that certain Cash Management Agreement of even date herewith among Lender, Borrowers and Manager.

“Cash Trap Event Period” shall have the meaning set forth in the Cash Management Agreement.

“Casualty” shall have the meaning set forth in Section 7.2 hereof.

“Casualty Consultant” shall have the meaning set forth in Section 7.4 hereof.

“Central Account” shall have the meaning set forth in Section 5.1(a) hereof.

“Closing Date” shall mean the date of the funding of the Loan.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result, in lieu or in anticipation, of the exercise of the right of condemnation or eminent domain, of all or any part of any Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting any Property or any part thereof.

“Constituent Members” shall have the meaning set forth in Section 5.2(b) hereof.

“Control” shall mean the power to direct the management and policies of an entity, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise.  For purposes herein, a Person shall be deemed to continue to maintain “Control” of an entity if it maintains the power to direct or cause the direction of the management and policies and activities of such entity, whether through the ability to exercise voting power, by contract or otherwise; it is agreed that requirement to obtain the consent for major decisions of any other Person (or a veto right afforded to such Person for major decisions) which is a direct or indirect owner of the Person in question shall not be dispositive for purposes of determining whether Control is maintained.

“Creditors Rights Laws” shall mean any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to its debts or debtors.

“DBRS” shall mean DBRS, Inc.

“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums due to Lender in respect of the Loan under the Note, this Agreement or the other Loan Documents, including, without limitation, the payment of all sums advanced and costs and expenses incurred (including unpaid or unreimbursed servicing and special servicing fees) by Lender in connection with the enforcement and/or collection of the Debt or any part thereof.

“Debt Service” shall mean, with respect to any particular period of time, scheduled principal and/or interest payments under the Loan.

“Debt Yield” shall have the meaning set forth on Exhibit B attached hereto and made a part hereof.  All capitalized terms in such definition are also set forth on Exhibit B.

“Default” shall mean the occurrence of any event hereunder or under the Note or the other Loan Documents which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (i) the Maximum Legal Rate, or (ii) the sum of (a) the Interest Rate and (b) four percent (4%).

“Defeasance” shall have the meaning set forth in Section 2.8 hereof.

“Defeasance Approval Item” shall have the meaning set forth in Section 2.8 hereof.

“Defeasance Collateral” shall mean U.S. Obligations, which provide payments (i) on or prior to, but as close as possible to, the Business Day immediately preceding all Monthly Payment Dates and other scheduled payment dates, if any, under the Note after the Defeasance Date and up to and including the Open Period Start Date, and (ii) in amounts equal to or greater than the Scheduled Defeasance Payments relating to such Monthly Payment Dates and other scheduled payment dates.

“Defeasance Collateral Account” shall have the meaning set forth in Section 2.8 hereof.

“Defeasance Date” shall have the meaning set forth in Section 2.8 hereof.

“Defeasance Event” shall have the meaning set forth in Section 2.8 hereof.

“Defeasance Lockout Release Date” shall mean the earlier to occur of (i) the third anniversary of the first Monthly Payment Date and (ii) the date that is two (2) years from the “startup day” (within the meaning of Section 860G(a)(9) of the IRS Code) of the REMIC Trust established in connection with the last Securitization involving any portion of or interest in the Loan.

“Defeasance Percentage” shall mean the percentage derived by dividing, (i) in the case of an initial Partial Defeasance, the original principal amount of the Defeased Note by the original principal amount of the Note or (ii) in the case of a subsequent Partial Defeasance, the amount of the subsequent Defeased Note by the then principal amount of its corresponding Undefeased Note.

“Defeased Note” shall have the meaning set forth in Section 2.8 hereof.

“Disclosure Document” shall have the meaning set forth in Section 11.2 hereof.

“Dunham Lease” shall mean that certain Net Lease Agreement dated February 8, 1994 by and between Greenwalt Development, Inc. (as predecessor-in-interest to STAG Marion, LLC), as landlord, and Dunham’s Athleisure Corporation (“Dunham Tenant”), as tenant, as amended by that certain First Amendment to Lease dated March 21, 1995 by and between Greenwalt Marion, L.L.C. and Dunham Tenant, as further amended by that certain Second Amendment to Net Lease Agreement dated November 21, 2002 by and between Essential Facilities X, Inc. and Dunham Tenant, as further amended by that certain Third Amendment to Net Lease Agreement dated January 26, 2009 by and between STAG II Marion, LLC and Dunham Tenant, as further amended by that certain Fourth Amendment to Net Lease Agreement dated December 16, 2009 by and between STAG II Marion, LLC and Dunham Tenant, as further amended by that certain Fifth Amendment to Net Lease Agreement dated December 13, 2010 by and between STAG II Marion, LLC and Dunham Tenant, and as assigned pursuant to that certain Assignment and Assumption Agreement dated October 9, 2012 by and between STAG II Marion, LLC, as assignor, and STAG Marion, LLC, as assignee.

“Dunham Purchase Opportunity” shall have the meaning set forth in Section 4.14(h) hereof.

“Dunham Tenant” shall have the meaning set forth in the definition of Dunham Lease.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and state authority.  An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean (a) a depository institution or trust company insured by the Federal Deposit Insurance Corporation, (i) the short term unsecured debt obligations or commercial paper of which are rated at least “A-1+” (or its equivalent) from each of the Rating Agencies in the case of accounts in which funds are held for thirty (30) days or less and (ii) the senior unsecured debt obligations of which are rated at least “A” (or its equivalent) from each of the Rating Agencies in the case of accounts in which funds are held for more than thirty (30) days or (b) such other depository institution otherwise approved by the Rating Agencies from time-to-time.

“Embargoed Person” shall have the meaning set forth in Section 3.28 hereof.

“Environmental Indemnities” shall mean, collectively, those certain Environmental Indemnity Agreements, each dated as of the date hereof, executed by each Borrower and Guarantor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Environmental Laws” shall have the meaning set forth in the Environmental Indemnity.

“Equity Collateral” shall have the meaning set forth in Section 11.6 hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may heretofore have been or may hereafter be amended, restated, replaced or otherwise modified.

“ERISA Affiliate” shall mean all members of a controlled group of corporations and all trades and business (whether or not incorporated) under common control and all other entities which, together with Borrowers, are treated as a single employer under any or all of Sections 414(b), (c), (m) or (o) of the IRS Code.

“Event of Default” shall have the meaning set forth in Section 10.1 hereof.

“Exchange Act” shall have the meaning set forth in Section 11.2 hereof.

“Exchange Act Filing” shall mean any filing under or pursuant to the Exchange Act in connection with or relating to a Securitization.

“Exculpated Parties” shall have the meaning set forth in Section 13.1 hereof.

“Fitch” shall mean Fitch, Inc.

“Flood Insurance Acts” shall have the meaning set forth in Section 7.1 hereof.

“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (foreign, federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Guarantor” shall mean STAG Industrial Operating Partnership, L.P.

“Guaranty” shall mean that certain Guaranty of Recourse Obligations executed by Guarantor and dated as of the date hereof.

“Hazardous Substances” shall have the meaning set forth in the Environmental Indemnity.

“Immediate Repair Funds” shall have the meaning set forth in Section 8.3 hereof.

“Immediate Repairs” shall have the meaning set forth in Section 8.3 hereof.

“Improvements” shall have the meaning set forth in the granting clause of the Security Instruments.

“Indebtedness” shall mean, for any Person, without duplication: (i) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (ii) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests, (iii) all indebtedness guaranteed by such Person, directly or indirectly, (iv) all obligations under leases that constitute capital leases for which such Person is liable, (v) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss, and (vi) any other similar amounts; provided that Indebtedness shall not include any obligations for Taxes or capital expenditure obligations.

“Indemnified Parties” shall mean (a) Lender, (b) any successor owner or holder of the Loan, (c) any Servicer or prior Servicer of the Loan, (d) any trustees, custodians or other fiduciaries who hold or who have held a full or partial interest in the Loan for the benefit of any third party, (f) any receiver or other fiduciary appointed in a foreclosure or other Creditors Rights Laws proceeding, (g) any officers, directors, shareholders, partners, members, employees, agents, servants, representatives, contractors, subcontractors, affiliates or subsidiaries of any and all of the foregoing, and (h) the heirs, legal representatives, successors and assigns of any and all of the foregoing (including, without limitation, any successors by merger, consolidation or acquisition of all or a substantial portion of the Indemnified Parties’ assets and business) in all cases whether during the term of the Loan or as part of or following a foreclosure of the Loan.

“Independent Director” shall have the meaning set forth in Section 5.2 hereof.

“Insurance Premiums” shall have the meaning set forth in Section 7.1 hereof.

“Insurance Reserve Funds” shall have the meaning set forth in Section 8.2 hereof.

“Interest Accrual Period” shall mean the period beginning on the first day of each calendar month during the term of the Loan and ending on (but including) the last day of such calendar month.

“Interest Bearing Reserve Funds” shall mean all Reserve Funds other than the Tax Reserve Funds and the Insurance Reserve Funds.

“Interest Rate” shall mean a rate per annum equal to 4.31%.

“Interest Shortfall” shall have the meaning set forth in Section 2.7 hereof.

“IRS Code” shall mean the Internal Revenue Code of 1986, as amended from time to time or any successor statute.

“Kroll” shall mean Kroll Bond Rating Agency, Inc.

“Land” shall have the meaning set forth in the Security Instruments.

“Lease” shall mean any and all leases, subleases, rental agreements and other agreements whether or not in writing affecting the use, enjoyment or occupancy of the Land and/or the Improvements heretofore or hereafter entered into by Borrowers and all extensions, amendments and modifications thereto, whether before or after the filing by or against Borrower of any petition for relief under Creditors Rights Laws.

“Leasing Reserve Funds” shall have the meaning set forth in Section 8.5 hereof.

“Leasing Reserve Monthly Deposit” shall have the meaning set forth in Section 8.5 hereof.

“Letter of Credit” shall mean an irrevocable, unconditional, transferable, clean sight draft letter of credit acceptable to Lender in its reasonable discretion and, after the occurrence of a Securitization, to the Rating Agencies (either an evergreen letter of credit or one which does not expire until at least thirty (30) Business Days after the Maturity Date) in favor of Lender and entitling Lender to draw thereon in New York, New York, issued by a domestic Eligible Institution or the U.S. agency or branch of a foreign Eligible Institution, to an applicant/obligor that is an Affiliate of Borrower.    If at any time the bank issuing any such Letter of Credit shall cease to be an Eligible Institution, Lender shall have the right immediately to draw down the same in full and hold the proceeds of such draw in accordance with the applicable provisions of this Agreement.

“Lender” shall have the meaning set forth in the introductory paragraph hereof.

“Liabilities” shall have the meaning set forth in Section 11.2 hereof.

“Licenses” shall have the meaning set forth in Section 3.11(a) hereof.

“LLC Agreement” shall have the meaning set forth in Section 5.1(c) hereof.

“Loan” shall mean the loan made by Lender to Borrowers pursuant to this Agreement.

“Loan Bifurcation” shall have the meaning set forth in Section 11.1 hereof.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Security Instruments, the Environmental Indemnities, the Assignments of Management Agreement, the Cash Management Agreement, the Guaranty and all other documents executed and/or delivered in connection with the Loan.

“Losses” shall mean any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, actual damages (but excluding consequential or punitive damages other than those consequential damages that are reasonably foreseeable), actual losses, costs, expenses, fines, penalties, charges, fees, judgments, awards, amounts paid in settlement of whatever kind or nature (including but not limited to legal fees and other costs of defense).

“LTV Percentage” shall mean the ratio calculated by Lender (expressed as a percentage) of (i) the then outstanding principal balance of the Loan (excluding the amount of the Defeased Note) to (ii) the Appraised Value of the Properties remaining subject to the liens of the Security Instruments after giving effect to the release of the Property in question.

“Major Lease” shall mean (i) any Lease which, individually or when aggregated with all other Leases with the same Tenant or its Affiliate located at the applicable Property, either (A) accounts for 7.5% or more of the total rental income for all of the Properties, or (B) demises at least 300,000 rentable square feet of the Improvements at such Property or more, (ii) any Lease which contains any option, offer, right of first refusal or other similar entitlement to acquire (but not to lease) all or any portion of any Property, (iii) any Lease that is entered into with a tenant who is an Affiliate of Borrower, and (iv) any instrument guaranteeing or providing credit support for any Lease meeting the requirements of (i), (ii) and/or (iii) above.

“Management Agreement” shall mean the management agreement entered into by and between a Borrower and the current Manager of a Property owned by such Borrower or any replacement management agreement entered into by and between a Borrower and any Manager in accordance with the terms hereof and of the other Loan Documents, pursuant to which the applicable Manager is to provide management and other services with respect to the Property owned by such Borrower.

“Manager” shall mean, in respect of the applicable Property, the Person listed on Schedule VIII hereto, or such other entity selected as the manager of any Property in accordance with the terms of this Agreement or the other Loan Documents.

“Material Adverse Effect” shall mean a material adverse effect on (i) the Properties taken as a whole, (ii) the business, profits, prospects, management, operations or condition (financial or otherwise) of Borrowers, Guarantor, or the Properties, in each case, taken as a whole, (iii) the enforceability, validity, perfection or priority of the lien of the Security Instrument or the other Loan Documents, (iv) the ability of Borrowers, collectively, to perform their obligations under the Security Instruments or the other Loan Documents or (v) the ability of Guarantor to perform its obligations under the Guaranty.

“Material Agreements” shall mean each contract and agreement relating to the ownership, management, development, use, operation, leasing, maintenance, repair or improvement of any Property, other than the Management Agreement and the Leases, as to which either (i) there is an obligation of a Borrower to pay more than $250,000 per annum; or (ii) the term thereof extends beyond one year (unless cancelable on thirty (30)

days or less notice without requiring the payment of termination fees or payments of any kind).

“Material Alteration” shall mean any alteration affecting a Property (a) the cost of which exceeds the Alteration Threshold or (b) which adversely affects any material structural components of the Improvements or any major building system, including, without limitation, any HVAC system; provided, however, in no event shall (i) any Immediate Repairs, (ii) any tenant improvement work performed pursuant to any Lease approved by Lender, (iii) alterations performed as part of a Restoration in accordance with Section 7.4 hereof, or (iv) any work allowed to be performed by a Tenant under its Lease without Borrowers’ consent, constitute a Material Alteration.

“Maturity Date” shall mean December 1, 2022 or such other date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Maximum Leasing Reserve Disbursement Amount” shall mean (i) with respect to tenant improvements and leasing commissions relating to a new Lease, $2.02 per square foot leased pursuant to such new Lease and (ii) with respect to tenant improvements and leasing commissions relating to the renewal of an existing Lease, $1.01 per square foot leased pursuant to the renewal of such existing Lease; provided that, in each case, if the term of a Lease is less than five (5) years, such amount shall be adjusted on a pro-rata basis in accordance with the actual term of the Lease (it being understood that any Lease that contains a termination right (other than in connection with a casualty or condemnation) shall be deemed to expire on the date that such termination right is exercisable); provided, however, Borrowers may request that Lender increase the aggregate Maximum Leasing Reserve Disbursement Amount for a particular Lease by an amount up to the TI/LC Shortfall Allowance.

“Maximum Legal Rate” shall mean the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Member” is defined in Section 5.1(c) hereof.

“Mezzanine Borrower” shall have the meaning set forth in Section 11.6 hereof.

“Mezzanine Option” shall have the meaning set forth in Section 11.6 hereof.

“Minimum Disbursement Amount” shall mean Twenty-Five Thousand and No/100 Dollars ($25,000).

“Monthly Debt Service Payment Amount” shall mean a constant monthly payment of $375,114.69.

“Monthly Insurance Deposit” shall have the meaning set forth in Section 8.2 hereof.

“Monthly Payment Date” shall mean the first (1st) day of every calendar month occurring during the term of the Loan.

“Monthly Tax Deposit” shall have the meaning set forth in Section 8.1 hereof.

“Moody’s” shall mean Moody’s Investor Service, Inc.

“Morningstar” shall mean Morningstar, Inc.

“Multi-Asset Person” shall have the meaning set forth in Section 6.1 hereof.

“Net Operating Income” shall have the meaning set forth on Exhibit B attached hereto and made a part hereof.  All capitalized terms in such definition are also set forth on Exhibit B.

“Net Proceeds” shall mean: (i) the net amount of all insurance proceeds payable as a result of a Casualty to any Property, after deduction of reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees), if any, in collecting such insurance proceeds, or (ii) the net amount of the Award, after deduction of reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees), if any, in collecting such Award.

“Net Proceeds Deficiency” shall have the meaning set forth in Section 7.4 hereof.

“Net Sales Proceeds” shall mean, with respect to the sale of any Property, the gross proceeds of such sale less all reasonable and customary transaction costs approved by Lender in its reasonable discretion, including, without limitation, applicable transfer taxes, brokerage commissions and reasonable legal fees.

“New Manager” shall have the meaning set forth in Section 4.15 hereof.

“New Non-Consolidation Opinion” shall mean a substantive non-consolidation opinion provided by outside counsel reasonably acceptable to Lender and the Rating Agencies and otherwise in form and substance reasonably acceptable to Lender and the Rating Agencies (Lender agrees that an opinion substantially in the form of that rendered at closing shall be acceptable).

“Non-Conforming Policy” shall have the meaning set forth in Section 7.1 hereof.

“Non-Consolidation Opinion” shall mean that certain substantive non-consolidation opinion delivered to Lender by DLA Piper LLP (US) in connection with the closing of the Loan.

“Note” shall mean that certain Promissory Note of even date herewith in the principal amount of $68,815,340.00, made by Borrowers in favor of Lender, as the same may be amended, restated, replaced, extended, renewed, supplemented, severed, split, or otherwise modified from time to time.

“OFAC” shall have the meaning set forth in Section 3.28 hereof.

“Officer’s Certificate” shall mean a certificate delivered to Lender by a Borrower which is signed by Responsible Officer of Borrowers.

“O’Hara Property” shall mean the Property owned by STAG O’Hara, LLC located at 100 Papercraft Park in O’Hara Township, Pennsylvania

“Open Period Start Date” shall have the meaning set forth in Section 2.7(a) hereof.

“Other Charges” shall mean all maintenance charges, impositions other than Taxes, and any other charges, vault charges and license fees for the use of vaults, chutes and similar areas adjoining any Property, now or hereafter levied or assessed or imposed against any Property or any part thereof.

“Partial Defeasance” shall have the meaning set forth in Section 2.8 hereof.

“Partial Release Yield Maintenance Premium” shall mean an amount equal to (i) the amount, if any, by which the sum of the present values as of the prepayment date of all unpaid principal and interest payments required hereunder, calculated by discounting such payments from the respective dates each such payment was due hereunder (or, with respect to the payment required on the Maturity Date, from the Open Period Start Date) back to the prepayment date at a discount rate equal to the Periodic Treasury Yield (defined below) exceeds the outstanding principal balance of the Loan as of the prepayment date, multiplied by (ii) a fraction whose numerator is the amount prepaid and whose denominator is the outstanding principal balance of the Loan as of the prepayment date.  For purposes of the foregoing, “Periodic Treasury Yield” shall mean (y) the annual yield to maturity of the actively traded non-callable United States Treasury fixed interest rate security (other than any such security which can be surrendered at the option of the holder at face value in payment of federal estate tax or which was issued at a substantial discount) that has a maturity closest to (whether before, on or after) the Open Period Start Date (or if two or more such securities have maturity dates equally close to the Open Period Start Date, the average annual yield to maturity of all such securities), as reported in The Wall Street Journal or other authoritative publication or news retrieval service on the fifth Business Day preceding the prepayment date, divided by (z) 12.  Lender’s calculation of the Partial Release Yield Maintenance Premium, and all component calculations, shall be conclusive and binding on Borrowers absent manifest error.

“Patriot Act” shall have the meaning set forth in Section 3.29 hereof.

“Permitted Encumbrances” shall mean collectively, (a) the liens and security interests created by this Agreement and the other Loan Documents, (b) all liens, encumbrances and other matters disclosed in the Title Insurance Policies, (c) liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent or which are being contested in accordance with Section 4.5(b) hereof, (d) Liens that are being contested in good faith by appropriate proceedings in accordance with Section 4.16 hereof, as applicable, (e) all immaterial easements, rights of way, restrictions and other encumbrances undertaken in the ordinary course of business for traffic circulation, ingress, egress, parking, recess, utilities and other similar purposes which are not monetary encumbrances against the Property and which would not, individually or in the aggregate, be reasonably expected to cause a Material Adverse Effect, and (f) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion.

“Permitted Equipment Leases” shall mean equipment leases or other similar instruments entered into with respect to the Personal Property; provided, that, in each case, such equipment leases or similar instruments (i) are entered into on commercially reasonable terms and conditions in the ordinary course of a Borrower’s business and (ii) relate to Personal Property which is (A) used in connection with the operation and maintenance of the Property owned by such Borrower in the ordinary course of such Borrower’s business and (B) readily replaceable without material interference or interruption to the operation of such Property.

“Permitted Equity Transfer” shall have the meaning set forth in Section 6.3 hereof.

“Permitted Property Transfer” shall have the meaning set forth in Section 6.4 hereof.

“Permitted Transfer” shall mean (i) a Permitted Equity Transfer, (ii) a Permitted Property Transfer, (iii) a Lease entered into in accordance with the terms hereof, (iv) any Permitted Encumbrances, and/or (v) any Permitted Equipment Leases.

“Perrigo Tenant” shall mean Perrigo Holland, Inc. (formerly known as J.B. Laboratories, Inc.), a Michigan corporation.

“Perrigo Holland Lease” shall mean that certain Lease dated September 24, 2001 by and between Grooters Land Development, L.C. (as predecessor-in-interest to STAG Holland 3, LLC), as landlord, and Perrigo Tenant, as tenant, as assigned pursuant to that certain Assignment and Assumption of Lease dated December 12, 2001 by and between Grooters Land Development, L.C., as assignor, and 4757 128th Ave., L.C., as assignee, as amended by that certain First Amendment to Lease dated April 15, 2002 by and between 4757 128th Ave., L.C. and Perrigo Tenant, as further amended by that certain Second Amendment to Lease dated July 1, 2002 by and between 4757 128th Ave., L.C. and Perrigo Tenant, as further amended by that certain Third Amendment to Lease dated December 9, 2002 by and between 4757 128th Ave., L.C. and Perrigo Tenant, as further amended by that certain Fourth Amendment to Lease dated November 22, 2004 by and between 4757 128th Ave., L.C. and Perrigo Tenant, as further amended by that certain Fifth Amendment to Lease dated March 23, 2006 by and between 4757 128th Ave., L.C. and Perrigo Tenant, as further assigned by that certain Assignment and

Assumption Agreement dated November 8, 2006 by and between 4757 128th Ave., L.C., as assignor, and STAG II Holland, as assignee, as further amended by that certain Sixth Amendment to Lease dated June 15, 2010 by and between STAG II Holland, LLC and Perrigo Tenant, as further amended by that Seventh Amendment to Lease dated September 30, 2012 by and between STAG II Holland, LLC and Perrigo Tenant, as further assigned by that certain Assignment and Assumption Agreement dated October 9, 2012 by and between STAG II Holland, LLC, as assignor, and STAG Holland 3, LLC, as assignee.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall have the meaning set forth in the granting clause of the Security Instruments.

“Policies” shall have the meaning specified in Section 7.1 hereof.

“Prohibited Transfer” shall have the meaning set forth in Section 6.2 hereof.

“Properties” shall mean, collectively, the parcels of real property and Improvements thereon owned by Borrowers and more particularly described in the Security Instruments, including any Substitute Property, if Borrowers effect a Substitution in accordance with the provisions of Section 2.10 hereof.  The location of each Property as of the date hereof is identified on Schedule VI.

“Property Condition Report” shall mean the reports listed on Schedule IX in respect of each Property.

“Property Zoning Report” shall mean the reports listed on Schedule X in respect of each Property.

“Provided Information” shall have the meaning set forth in Section 11.2(b) hereof.

“Prudent Lender Standard” shall, with respect to any matter, be deemed to have been met if the matter in question (i) prior to a Securitization, is reasonably acceptable to Lender and (ii) after a Securitization, would be reasonably acceptable to a prudent lender of securitized commercial mortgage loans.

“Qualified Insurer” shall have the meaning set forth in Section 7.1 hereof.

“Qualified Leasing Expenses” shall mean actual, out-of-pocket expenses incurred by a Borrower in leasing space at any Property pursuant to Leases entered into in accordance with the terms hereof, including brokerage commissions, make ready expenses that were incurred in connection with preparing the space that is subject to the Lease (whether incurred prior to or subsequent to execution of the applicable Lease), reasonable legal fees and tenant improvements or allowances, which expenses  (a)  (i) in connection with Leases which require Lender’s approval under the Loan Documents, are specifically set forth in the Lease that Lender has been so approved, (ii) in connection with Leases which do not require Lender’s approval under the Loan Documents, are incurred in the ordinary course of business and are on market terms and conditions, or (iii) are otherwise approved by Lender, which approval shall not be unreasonably withheld or delayed, and (b) are substantiated by executed Lease documents and/or brokerage agreements. With respect to Qualified Leasing Expenses pursuant to clauses (ii) and (iii) above, Lender shall have received and reasonably approved a budget for such tenant improvement costs and a schedule of leasing commissions payments payable in connection with any Qualified Leasing Expenses.

“Qualified Manager” shall have the meaning set forth in the Assignments of Management Agreement.

“Qualified Transferee” shall have the meaning set forth in Section 6.1 hereof.

“Rating Agencies” shall mean each of S&P, Moody’s, Fitch, DBRS, Kroll and Morningstar, or any successor thereto, or any other nationally-recognized statistical rating agency which has been approved by Lender, but only to the extent that such Rating Agency has been designated by Lender, or is anticipated to be designated by Lender, in connection with any Secondary Market Transaction.

“Rating Agency Confirmation” shall mean a written affirmation from each of the Rating Agencies (obtained at Borrowers’ sole cost and expense) that the credit rating of the Securities by such Rating Agency immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Rating Agency’s sole and absolute discretion.  For the purposes of this Agreement and the other Loan Documents, if any Rating Agency shall waive, decline, refuse or fail to respond to a request as more particularly provided for below to review or otherwise engage any request for a Rating Agency Confirmation hereunder or under the other Loan Documents (hereinafter, a “RA Consent”), such RA Consent shall be deemed to eliminate, for such request only, the condition that a Rating Agency Confirmation by such Rating Agency (only) be obtained for purposes of this Agreement or the other Loan Documents, as applicable; provided, however, if Lender does not have a separate and independent approval right with respect to such event set forth herein or in the other Loan Documents, as applicable, then the term “Rating Agency Confirmation” shall be deemed instead to require the approval of Lender based on its good faith determination.  For purposes of clarity, any such waiver, declination, refusal or failure to review or otherwise engage in any request for a Rating Agency Confirmation hereunder or under the other Loan Documents shall not be deemed a waiver, declination, refusal or failure to review or otherwise engage in any subsequent request for a Rating Agency Confirmation hereunder or under the other Loan Documents, and the condition for Rating Agency Confirmation pursuant to this Agreement and the other Loan Documents for any subsequent request shall apply regardless of any previous waiver, declination, refusal or failure to review or otherwise engage in such prior request.  Lender agrees that any pooling and servicing or similar agreement governing any Secondary Market Transaction in connection with this Loan shall provide in substance that if any applicable Rating Agency does not respond to a request for a RA Consent in connection with any Partial Defeasance or Substitution within a period of time not to exceed twenty (20) Business Days, Lender shall not be required to obtain such RA Consent or make any additional determination regarding such RA Consent, but shall permit such Partial Defeasance or Substitution as long as all other conditions contained herein in connection with such Partial Defeasance or Substitution shall have been satisfied.

“REA” shall mean, individually and/or collectively (as the context may require), each reciprocal easement, covenant, condition and restriction agreement or similar agreement affecting any Property as more particularly described on Schedule III hereto and any future reciprocal easement or similar agreement affecting any Property entered into in accordance with the applicable terms and conditions hereof.

“Registrar” shall have the meaning set forth in Section 11.7 hereof.

“Registration Statement” shall have the meaning set forth in Section 11.2 hereof.

“Release Amount” shall mean, with respect to any Property released pursuant to Section 2.9, 120% of the Allocated Loan Amount for such Property.

“Released Property” shall have the meaning set forth in Section 2.10 hereof.

“REMIC Requirements” shall mean shall mean any applicable federal income tax requirements relating to the continued qualification of any REMIC Trust (including, without limitation, the continued treatment of the Loan as a “qualified mortgage” in the hands of the REMIC Trust) as such under the IRS Code, the non-imposition of any tax on such REMIC Trust under the IRS Code (including, without limitation, the taxes on “prohibited transactions” and “contributions”), and any other constraints, rules or other regulations or requirements relating to the servicing, modification or other similar matters with respect to the Loan (or any portion thereof or interest therein) that may exist in, or be promulgated administratively under, the IRS Code.

“REMIC Trust” shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D of the IRS Code that holds any interest in all or any portion of the Loan (including the Note).

“Rent Loss Proceeds” shall have the meaning set forth in Section 7.1 hereof.

“Rent Roll” shall have the meaning set forth in Section 3.17 hereof.

“Rents” shall have the meaning set forth in the Security Instruments.

“Replacement Reserve Funds” shall have the meaning set forth in Section 8.4 hereof.

“Replacement Reserve Monthly Deposit” shall have the meaning set forth in Section 8.4 hereof.

“Replacements” for any period shall mean amounts expended for replacements and/or alterations to a Property and permitted or required to be capitalized according to GAAP and reasonably approved by Lender.

“Required Financial Item” shall have the meaning set forth in Section 4.12 hereof.

“Reserve Funds” shall mean the Tax Reserve Funds, the Insurance Reserve Funds, the Immediate Repair Funds, the Replacement Reserve Funds, the Leasing Reserve Funds, the Perrigo Holland Reserve Funds, and any other escrow funds established by this Agreement or the other Loan Documents.

“Responsible Officer” shall mean with respect to a Person, the chairman of the board, president, chief operating officer, chief financial officer, chief accounting officer, treasurer or vice president of such Person or such other similar officer of such Person reasonably acceptable to Lender and appropriately authorized by the applicable Person in a manner reasonably acceptable to Lender.

“Restoration” shall have the meaning set forth in Section 7.2 hereof.

“Restoration Retainage” shall have the meaning set forth in Section 7.4 hereof.

“Restoration Threshold” shall mean an amount equal to 10% of the Allocated Loan Amount for the applicable Property, but in no event less than $100,000 or more than 5% of the outstanding principal balance of the Loan.

“Restricted Party” shall have the meaning set forth in Section 6.1 hereof.

“Securitization Window” shall have the meaning set forth in Section 6.4 hereof.

“Sale or Pledge” shall have the meaning set forth in Section 6.1 hereof.

“Scheduled Defeasance Payments” shall mean (i) in the case of a Full Defeasance, scheduled payments of interest and principal under the Note (or, to the extent that there has been a previous Partial Defeasance, Undefeased Note, as the case may be) for all Monthly Payment Dates occurring after the Defeasance Date and up to and including the Open Period Start Date (including the outstanding principal balance on the Note (or Undefeased Note, as the case may be) as of the Maturity Date), and all payments required after the Defeasance Date, if any, under the Loan Documents for servicing fees, rating surveillance charges (to the extent applicable) and other similar charges, and (ii) in the case of a Partial Defeasance, the scheduled payments of interest and principal under the Note multiplied by the Defeasance Percentage for all Monthly

Payment Dates occurring after the Defeasance Date and up to and including the Open Period Start Date (including the outstanding principal balance on the Note (or Undefeased Note, as the case may be) as of the Maturity Date), and all payments required after the Defeasance Date, if any, under the Loan Documents for servicing fees, rating surveillance charges (to the extent applicable) and other similar charges multiplied by the Defeasance Percentage.

“Secondary Market Transaction” shall have the meaning set forth in Section 11.1 hereof.

“Securities” shall have the meaning set forth in Section 11.1 hereof.

“Securities Act” shall have the meaning set forth in Section 11.2 hereof.

“Securitization” shall have the meaning set forth in Section 11.1 hereof.

“Security Agreement” shall mean, collectively, security agreements in form and substance that would be satisfactory to a prudent lender pursuant to which each Borrower grants Lender a perfected, first priority security interest in the Defeasance Collateral Account and the Defeasance Collateral.

“Security Instruments” shall mean those certain first priority Mortgages or Deeds of Trust or Deeds to Secure Debt (as the case may be), Assignment of Leases and Rents, Security Agreement and Fixture Filing dated the date hereof, executed and delivered by Borrower as security for the Loan and encumbering each Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Servicer” shall have the meaning set forth in Section 11.4 hereof.

“Severed Loan Documents” shall have the meaning set forth in Article 10.

“Single Purpose Entity” shall mean an entity which satisfies all of the requirements of Section 5.1 hereof and whose structure and organizational and governing documents are otherwise in form and substance reasonably acceptable to Lender and the Rating Agencies.

“SPE Component Entity” shall have the meaning set forth in Section 5.1(b) hereof.

“Special Member” shall have the meaning set forth in Section 5.1(c) hereof.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“STAG” shall have the meaning set forth in Section 6.1 hereof.

“State” shall mean, as to any Property, the state in which such Property or any part thereof is located.

“Substitute Property” shall have the meaning set forth in Section 2.10 hereof.

“Substitution” shall have the meaning set forth in Section 2.10 hereof.

“Substitution Date” shall have the meaning set forth in Section 2.10 hereof.

“Successor Borrower” shall have the meaning set forth in Section 2.8 hereof.

“Tax Reserve Funds” shall have the meaning set forth in Section 8.1 hereof.

“Taxes” shall mean all taxes, assessments, water rates, sewer rents, business improvement district or other similar assessments and other governmental impositions, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Land, now or hereafter levied or assessed or imposed against any Property or any part thereof.

“Tenant” shall mean any Person leasing, subleasing or otherwise occupying any portion of any Property under a Lease or other occupancy agreement with the Borrower who owns such Property.

“Tenant Direction Letter” shall have the meaning set forth in Section 9.2(a) hereof.

“TI/LC Shortfall Allowance” shall mean the aggregate amount of the following calculation, calculated in respect of all applicable Leases from the Closing Date to the date of calculation on a lease by Lease basis, as evidenced by a certificate from a Responsible Officer of Borrowers delivered to Lender at the time of any disbursement request, which amount has not been disbursed pursuant to a prior request from Borrowers: (a) the positive difference between (i) the per square foot amount set forth in clauses (A) or (B) (as applicable) of the definition of Maximum Leasing Reserve Disbursement Amount minus (ii) the actual per square foot amount disbursed from the Leasing Reserve Funds in respect of such Lease, multiplied by (b) the number of rentable square feet for such Lease.

“Title Insurance Policies” shall mean those certain ALTA mortgagee title insurance policies issued with respect to the Properties and insuring the liens of the Security Instruments.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State or State of New York (as applicable).

“Undefeased Note” shall have the meaning set forth in Section 2.8 hereof.

“Underwriter Group” shall have the meaning set forth in Section 11.2 hereof.

“Updated Information” shall have the meaning set forth in Section 11.1 hereof.

“U.S. Obligations” shall mean “government securities” as defined in Section 2(a)(16) of the Investment Company Act of 1940 and within the meaning of Treasury Regulation Section 1.860G-2(a)(8); provided, that, (i) such “government securities” are not subject to prepayment, call or early redemption, (ii) to the extent that any REMIC Requirements require a revised and/or alternate definition of “government securities” in connection with any defeasance hereunder, the foregoing shall be deemed amended in a manner commensurate therewith and (iii) the aforesaid laws and regulations shall be deemed to refer to the same as may be and/or may hereafter be amended, restated, replaced or otherwise modified.

“Wells Fargo” shall mean Wells Fargo Bank, National Association.

“Wells Group” shall have the meaning set forth in Section 11.2 hereof.

“Work Charge” shall have the meaning set forth in Section 4.16(a) hereof.

“Yield Maintenance Premium” shall mean an amount equal to the greater of the following two amounts: (a) an amount equal to 3% of the amount prepaid; or (b) an amount equal to (i) the amount, if any, by which the sum of the present values as of the prepayment date of all unpaid principal and interest payments required hereunder, calculated by discounting such payments from the respective dates each such payment was due hereunder (or, with respect to the payment required on the Maturity Date, from the Open Period Start Date) back to the prepayment date at a discount rate equal to the Periodic Treasury Yield (defined below) exceeds the outstanding principal balance of the Loan as of the prepayment date, multiplied by (ii) a fraction whose numerator is the amount prepaid and whose denominator is the outstanding principal balance of the Loan as of the prepayment date.  For purposes of the foregoing, “Periodic Treasury Yield” shall mean (y) the annual yield to maturity of the actively traded non-callable United States Treasury fixed interest rate security (other than any such security which can be surrendered at the option of the holder at face value in payment of federal estate tax or which was issued at a substantial discount) that has a maturity closest to (whether before, on or after) the Open Period Start Date (or if two or more such securities have maturity dates equally close to the Open Period Start Date, the average annual yield to maturity of all such securities), as reported in The Wall Street Journal or other authoritative publication or news retrieval service on the fifth Business Day preceding the prepayment date, divided by (z) 12.  Lender’s calculation of the Yield Maintenance Premium, and all component calculations, shall be conclusive and binding on Borrowers absent manifest error.

Section 1.2            Principles of Construction.

All references to sections, exhibits and schedules are to sections, exhibits and schedules in or to this Agreement unless otherwise specified.  All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise.  Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All uses of the phrase “not to be unreasonably withheld” and words of similar import shall also be deemed to include “not to be unreasonably delayed or conditioned”.  Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

ARTICLE 2.

GENERAL TERMS

Section 2.1            The Loan.  Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrowers hereby agree to accept the Loan on the Closing Date.

Section 2.2            Disbursement to Borrowers.  Borrowers may request and receive only one borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be re-borrowed.

Section 2.3            The Note and the other Loan Documents.  The Loan shall be evidenced by the Note and this Agreement and secured by this Agreement, the Security Instruments and the other Loan Documents.

Section 2.4            Use of Proceeds.  Borrowers shall use the proceeds of the Loan to (i) pay all past-due Taxes, Insurance Premiums and Other Charges, if any, in respect of any Property, (ii) make initial deposits of the Reserve Funds, (iii) pay costs and expenses incurred in connection with the closing of the Loan, and (iv) to the extent any proceeds remain after satisfying clauses (i) through (iii) above, for such lawful purpose as Borrowers shall designate.

Section 2.5            Interest Rate.

(a)           Generally. Interest on the outstanding principal balance of the Loan shall accrue from the Closing Date up to but excluding the Maturity Date at the Interest Rate.

(b)           Default Rate.  In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal balance of the Loan shall accrue interest at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein.

(c)           Interest Calculation.  Interest on the outstanding principal balance of the Loan shall accrue at the Interest Rate calculated on an Actual/360 Basis.  Borrowers acknowledge that interest calculated on an Actual/360 Basis exceeds interest calculated on a 30/360 Basis and, therefore:  (i) a greater portion of each monthly installment of principal (if applicable) and interest will be applied to interest using the Actual/360 Basis than would be the case if interest accrued on a 30/360 Basis and (ii) the unpaid principal balance of the Loan on the Maturity Date will be greater using the Actual/360 Basis than would be the case if interest accrued on a 30/360 Basis.

(d)           Usury Savings.  This Agreement and the other Loan Documents are subject to the express condition that at no time shall Borrowers be required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate.  If by the terms of this Agreement or the other Loan Documents, Borrowers are at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder.  All sums paid or agreed to be paid to Lender for the use or forbearance of the sums due under the Loan, shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

Section 2.6            Loan Payments.

(a)           Payment Before Maturity.  Borrowers shall make a payment to Lender of interest only on the Closing Date for the period from the Closing Date through the last day of the month in which the Closing Date occurs (unless the Closing Date is the first day of a calendar month, in which case no such separate payment of interest shall be due).  Borrowers shall make a payment to Lender of principal and interest in the amount of the Monthly Debt Service Payment Amount on the Monthly Payment Date occurring in January 1, 2013 and on each Monthly Payment Date thereafter to and including the Maturity Date.  Each payment shall be applied first to accrued and unpaid interest and the balance, if any, to principal.  The Monthly Debt Service Payment Amount required hereunder is based upon a twenty five (25) year amortization schedule.

(b)           Intentionally Omitted.

(c)           Payment on Maturity.  Borrowers shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Security Instruments and the other Loan Documents.

(d)           Late Payment Charge.  If any principal, interest or any other sum due under the Loan Documents, other than the payment of principal due on the Maturity Date, is not paid by Borrowers within ten (10) days when due, Borrowers shall pay to Lender upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the maximum amount permitted by Applicable Law in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment.  Any such amount shall be secured by the Security Instruments and the other Loan Documents.

(e)           Method and Place of Payment.

(i)            Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 10:00 A.M., California time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

(ii)           Whenever any payment to be made hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day, the due date thereof shall be deemed to be the immediately succeeding Business Day.

(iii)          All payments required to be made by Borrowers hereunder or under the Note or the other Loan Documents shall be made irrespective of, and without deduction for, any setoff, claim or counterclaim and shall be made irrespective of any defense thereto.

Section 2.7            Prepayments.

(a)           Except as otherwise provided herein, Borrowers shall not have the right to prepay the Loan in whole or in part.  On and after the Monthly Payment Date occurring three (3) months prior to the Maturity Date (the “Open Period Start Date”), Borrowers may, at their option and upon ten (10) days prior notice to Lender (or such shorter period of time as may be permitted by Lender in its sole discretion), prepay the Debt in whole, or, provided no Event of Default shall be continuing, in part, on any date without payment of the Yield Maintenance Premium.  Any prepayment received by Lender on a date other than a Monthly Payment Date shall include interest which would have accrued thereon to the next Monthly Payment Date (such amounts, the “Interest Shortfall”).

(b)           Mandatory Prepayments.  On each date on which Lender actually receives a distribution of Net Proceeds, and if such Net Proceeds are not made available to Borrowers for Restoration, Borrowers shall prepay the outstanding principal balance of the Note in an amount equal to one hundred percent (100%) of such Net Proceeds together with any applicable Interest Shortfall.  No Yield Maintenance Premium shall be due in connection with any prepayment made pursuant to this Section 2.7(b).

(c)           Prepayments After Default.  If during the continuance of an Event of Default (including an Event of Default that initially occurred prior to the Open Period Start Date and continues after the Open Period Start Date), payment of all or any part of the principal of the Loan is tendered by Borrowers, a purchaser at foreclosure or any other Person, such tender shall be deemed an attempt to circumvent the prohibition against prepayment prior to the Open Period Start Date as set forth herein and Borrowers, such purchaser at foreclosure or other Person shall pay (i) the Yield Maintenance Premium and (ii) Interest Shortfall, in addition to the outstanding principal balance, all accrued and unpaid interest and other amounts payable under the Loan Documents.  Each Borrower acknowledges that (i) a prepayment will cause damage to Lender; (ii) the Yield

Maintenance Premium is intended to compensate Lender for the loss of its investment and the expense incurred and time and effort associated with making the Loan, which will not be fully repaid if the Loan is prepaid; (iii) it will be extremely difficult and impractical to ascertain the extent of Lender’s damages caused by a prepayment after an acceleration or any other prepayment not permitted by the Loan Documents; and (iv) the Yield Maintenance Premium represents Lender’s and Borrowers’ reasonable estimate of Lender’s damages from the prepayment and is not a penalty.

(d)           Release of Lien.  Except as expressly set forth in this Article 2, no repayment, prepayment or defeasance of all or any portion of the Note shall cause, give rise to a right to require, or otherwise result in, the release of the lien of any Security Instrument.

Section 2.8            Defeasance.

(a)           Borrowers shall have the right at any time after the Defeasance Lockout Release Date and prior to the Open Period Start Date to voluntarily defease (i) the entire Loan (a “Total Defeasance”) or (ii) in connection with the release of a Property pursuant to Section 2.9 (and subject to the conditions set forth therein) and provided no Event of Default shall have occurred and remain uncured (other than an Event of Default which would be cured by the release of the Property or Properties sought to be released), a portion of the Loan (a “Partial Defeasance”; any such Total Defeasance or Partial Defeasance, a “Defeasance”) and obtain a release of the lien of the applicable Security Instrument(s) by providing Lender with the Defeasance Collateral (hereinafter, a “Defeasance Event”), subject to the satisfaction of the following conditions precedent:

(i)            Borrowers shall provide Lender not less than thirty (30) days notice (or such shorter period of time if permitted by Lender in its sole discretion) but not more than ninety (90) days notice specifying a date (the “Defeasance Date”) on which the Defeasance Event is to occur;

(ii)           Borrowers shall pay to Lender (A) all payments of principal and interest due and payable on the Loan to and including the Defeasance Date (provided that, if such Defeasance Date is not a Monthly Payment Date, Borrowers shall also pay to Lender all payments of principal and interest due on the Loan to and including the next occurring Monthly Payment Date to the extent not already included in Defeasance Collateral); (B) all other sums, if any, then due and payable under the Note, this Agreement, the Security Instruments and the other Loan Documents through and including the Defeasance Date (or, if the Defeasance Date is not a Monthly Payment Date, the next occurring Monthly Payment Date to the extent not already included in Defeasance Collateral); (C) all escrow, closing, recording, legal, appraisal, Rating Agency and other actual reasonable, out-of-pocket fees, costs and expenses paid or incurred by Lender or its agents in connection with the Defeasance Event, the release of the lien of Security Instruments on the Properties, the review of the proposed Defeasance Collateral and the preparation of the Security Agreements and related documentation; and (D) any revenue, documentary stamp, intangible or other taxes, charges or fees due in connection with the transfer or assumption of the Note and/or the Defeasance Event.

(iii)          Borrower shall deposit the Defeasance Collateral into the Defeasance Collateral Account and otherwise comply with the provisions of Section 2.8(d) hereof;

(iv)          Borrowers shall execute and deliver to Lender Security Agreements in respect of the Defeasance Collateral Account and the Defeasance Collateral;

(v)           Borrowers shall deliver to Lender an opinion of counsel for Borrowers that is standard in commercial lending transactions and subject only to customary qualifications, assumptions and exceptions opining, among other things, that (A) Lender has a legal and valid perfected first priority security interest in the Defeasance Collateral Account and the Defeasance Collateral; (B) if a Securitization has occurred (1) the REMIC Trust formed pursuant to such Securitization and/or any subsequent or prior Securitization of the Loan or any portion thereof or interest therein will each not fail to maintain their respective status as a “real estate mortgage investment conduit” within the meaning of Section 860D of the IRS Code as a result of a Defeasance Event pursuant to this Section 2.8 and (2) the Defeasance Event would not (I) constitute a “significant modification” of the Loan within the meaning of Treasury Regulation Section 1.1001-3 or (II) cause the Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the IRS Code; (C) the Defeasance Event will not result in a deemed exchange for purposes of the IRS Code and will not adversely affect the status of the Note as indebtedness for federal income tax purposes; and (D) a New Non-Consolidation Opinion with respect to the Successor Borrower;

(vi)          In the case of a Partial Defeasance, the execution and delivery by Borrowers of all necessary documents to amend and restate the Note and issue two (2) substitute notes:  one having a principal balance equal to the defeased portion of the original Note (the “Defeased Note”) and the other having a principal balance equal to the undefeased portion of the original Note (the “Undefeased Note”).  The Defeased Note and Undefeased Note shall have terms identical to the terms of the Note, except for the principal balance and a pro rata allocation of the Monthly Debt Service Payment Amount.  (After a Partial Defeasance, all references hereunder and in the other Loan Documents to “Note” shall be deemed to mean the Undefeased Note, unless expressly provided to the contrary.)  A Defeased Note cannot be the subject of any further Defeasance;

(vii)         Borrowers shall deliver to Lender a Rating Agency Confirmation as to the Defeasance Event (if required pursuant to a pooling and servicing agreement from and after the occurrence of a Securitization);

(viii)        Borrowers shall deliver an Officer’s Certificate certifying that the requirements set forth in this Section 2.8 have been satisfied;

(ix)          Borrowers shall deliver a certificate of a “big four” or other nationally recognized public accounting firm reasonably acceptable to Lender certifying that the Defeasance Collateral will generate monthly amounts equal to or greater than the Scheduled Defeasance Payments;

(x)           Borrowers shall deliver such other certificates, opinions, documents and instruments as Lender may reasonably request; and

(xi)          Borrowers shall pay all reasonable, actual out-of-pocket costs and expenses of Lender incurred in connection with the Total Defeasance Event, including, without limitation, Lender’s reasonable attorneys’ fees and expenses and Rating Agency fees and expenses.

(b)           If Borrowers have elected to defease the entire Note and the requirements of this Section 2.8 have been satisfied, the Properties shall be released from the lien of the Security Instruments and the other Loan Documents and the Defeasance Collateral pledged pursuant to the Security Agreements shall be the sole source of collateral securing the Note.  In connection with the release of the lien, Borrowers shall submit to Lender, not less than fifteen (15) days prior to the Defeasance Date (or such shorter time as is acceptable to Lender in its sole discretion), releases of lien (and related Loan Documents) for execution by Lender.  Such releases shall be in a form appropriate in the jurisdictions in which the Properties are located and shall contain standard provisions protecting the rights of the releasing lender.  In addition, Borrowers shall provide all other documentation Lender reasonably requires to be delivered by Borrowers in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance in all material respects with all Applicable Law, and (ii) will affect such release in accordance with the terms of this Agreement.  Borrowers shall pay all reasonable, actual out-of-pocket costs, taxes and expenses associated with the release of the liens of the Security Instruments, including Lender’s reasonable attorneys’ fees.

(c)           Intentionally Omitted.

(d)           On or before the date on which Borrowers deliver the Defeasance Collateral, Borrowers or Successor Borrower (as applicable) shall open at any Eligible Institution an Eligible Account (the “Defeasance Collateral Account”).  The Defeasance Collateral Account shall contain only (i) Defeasance Collateral, and (ii) cash from interest and principal paid on the Defeasance Collateral.  All cash from interest and principal payments paid on the Defeasance Collateral shall be paid over to Lender on each Monthly Payment Date and applied first to accrued and unpaid interest and then to principal.  Any cash from interest and principal paid on the Defeasance Collateral not needed to pay the Scheduled Defeasance Payments shall be paid to Borrowers or Successor Borrower (as applicable).  Borrowers or Successor Borrower (as applicable) shall cause the Eligible Institution at which the Defeasance Collateral is deposited to enter into an agreement with Borrowers or Successor Borrower (as applicable) and Lender, satisfactory to Lender in its reasonable discretion, pursuant to which such Eligible Institution shall agree to hold and distribute the Defeasance Collateral in accordance with this Agreement.  Borrowers or Successor Borrower (as applicable) shall be the owner of the Defeasance Collateral Account and shall report all income accrued on Defeasance Collateral for federal, state and local income tax purposes in its income tax return.  Borrowers shall prepay all reasonable cost and expenses associated with opening and maintaining the Defeasance Collateral Account.  Lender shall not in any way be liable by reason of any insufficiency in the Defeasance Collateral Account.

(e)           In connection with a Defeasance Event under this Section 2.8, Borrowers shall transfer and assign all obligations, rights and duties under and to the Note and the Security Agreements, together with the Defeasance Collateral to a newly-created successor entity, which entity shall be a Single Purpose Entity and which entity shall be designated or established by Borrower (the “Successor Borrower”), and which Successor Borrower may, at Borrowers’ option, be an Affiliate of Borrowers unless the Rating Agencies shall require otherwise.  Such Successor Borrower shall assume the obligations under the Note and the Security Agreements and Borrowers shall be relieved of their obligations under the Loan Documents (other than those obligations which by their terms survive a repayment, defeasance or other satisfaction of the Loan and/or a transfer of a Property in connection with Lender’s exercise of its remedies under the Loan Documents).  Borrowers shall pay $1,000 to any such Successor Borrower as consideration for assuming the obligations under the Note and the Security Agreements.  Borrowers shall pay all reasonable, actual out-of-pocket costs and expenses incurred by Lender, including the cost of establishing the Successor Borrower and Lender’s reasonable attorney’s fees and expenses, incurred in connection therewith.

(f)            Notwithstanding anything to the contrary contained in this Section 2.8, the parties hereto hereby acknowledge and agree that after the Securitization of the Loan (or any portion thereof or interest therein), with respect to any Lender approval or similar discretionary rights over any matters contained in this Section (any such matter, a “Defeasance Approval Item”), such rights shall be construed such that Lender shall only be permitted to withhold its consent or approval with respect to any Defeasance Approval Item if the same fails to meet the Prudent Lender Standard.

Section 2.9            Release of Properties.  On any Business Day after the Defeasance Lockout Release Date (except with respect to a release in connection with the Dunham Purchase Opportunity which may also occur prior to the Defeasance Lockout Release Date), any Borrower may obtain the release of any Property owned by it from the lien of the Security Instrument encumbering such Property (and related Loan Documents) thereon, provided each of the following conditions are satisfied:

(a)           If the subject release is a release of the Dunham Property in connection with the Dunham Tenant’s exercise of the Dunham Purchase Opportunity that shall occur prior to the Defeasance Lockout Release Date, Borrowers shall repay an amount of principal equal to (A) the Release Amount for the Property in question and (B) in the event that, after taking into account the prepayment of principal pursuant to clause (A)

above, the loan-to-value ratio (such value shall be based on Properties that then remain subject to the lien of the mortgages and shall be determined, in Lender’s sole discretion, by any commercially reasonable method permitted to a REMIC Trust; and which shall exclude the value of personal property or going concern value, if any) is greater than 125%, Borrowers shall also make payment of principal in an amount such that the loan-to-value ratio (such value to be determined, in Lender’s sole discretion, by any commercially reasonable method permitted to a REMIC Trust, and which shall exclude the value of personal property or going concern value, if any) is no more than one hundred and twenty five percent (125%) plus the Partial Release Yield Maintenance Premium applicable to the prepayment(s) made pursuant to clause (A) above and, if applicable clause (B), above.  Additionally,  if such prepayment is being made on a date other than a Payment Date, interest on such additional Principal being prepaid pursuant to this clause (a) to an including the next occurring Monthly Payment Date;

(b)           If the subject release shall occur prior to the Open Period Start Date (including a release of the Dunham Property in connection with the Dunham Purchase Opportunity that occurs after the Defeasance Lockout Release Date), Borrowers shall either:

(i) defease an amount of principal equal to the Release Amount for the Property in question and Borrowers shall satisfy all of the requirements of Section 2.8 with respect to such Defeasance or

(ii) repay an amount of principal equal to (A) the Release Amount for the Property in question and (B) in the event that, after taking into account the prepayment of principal pursuant to clause (A) above, the loan-to-value ratio (such value shall be based on Properties that then remain subject to the lien of the mortgages and shall be determined, in Lender’s sole discretion, by any commercially reasonable method permitted to a REMIC Trust; and which shall exclude the value of personal property or going concern value, if any) is greater than 125%, Borrowers shall also make payment of principal in an amount such that the loan-to-value ratio (such value to be determined, in Lender’s sole discretion, by any commercially reasonable method permitted to a REMIC Trust, and which shall exclude the value of personal property or going concern value, if any) is no more than one hundred and twenty five percent (125%) plus the Partial Release Yield Maintenance Premium applicable to the prepayment(s) made pursuant to clause (A) above and, if applicable clause (B), above.  Additionally,  if such prepayment is being made on a date other than a Payment Date, interest on such additional Principal being prepaid pursuant to this clause (ii) to an including the next occurring Monthly Payment Date, or

(c)           If the subject release shall occur after the Open Period Start Date, Borrowers shall prepay, without payment of any Maintenance Premium, an amount of principal equal to the Release Amount for the Property in question;

(d)           Both immediately before such sale and immediately thereafter, no Event of Default shall be continuing, other than an Event of Default which would be cured by the release of the Property Properties sought to be released;

(e)           After giving effect to such release, each Borrower shall remain a Single Purpose Entity;

(f)            Borrowers shall have given Lender at least 20 days’ prior written notice of such release, accompanied by a copy of any applicable release documents (which shall be subject to Lender’s reasonable approval);

(g)           Borrowers shall have paid to Lender all reasonable, actual out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by Lender in connection with such release of such Property from the lien of the Loan Documents;

(h)           Borrowers and Guarantor shall execute and deliver such documents as Lender may reasonably request to confirm the continued validity of the Loan Documents and the liens thereof;

(i)            after giving effect to such release and Defeasance or prepayment, the Actual Debt Service Coverage Ratio for all of the Properties then remaining subject to the liens of the Security Instruments shall be no less than the greater of (i) the Actual Debt Service Coverage Ratio immediately preceding such release (inclusive of the Property that is the subject of the release) (the “Release Date DSCR”) and (ii) 1.41:1.00; provided however, if the Release Date DSCR is greater than 1.69:1.0, the condition in this clause (j) shall be deemed satisfied (even if the Actual Debt Service Coverage Ratio for all Properties then remaining subject to the liens of the Security Instruments, immediately after the release, is lower than the Release Date DSCR) so long as the Actual Debt Service Coverage Ratio for all of the Properties then remaining subject to the liens of the Security Instruments, after giving effect to the release, is no less than 1.69:1.0;

(j)            after giving effect to such release and Defeasance or prepayment, the Debt Yield for all of the Properties then remaining subject to the liens of the Security Instruments shall be no less than the greater of (i) the Debt Yield immediately preceding such release (inclusive of the Property that is the subject of the release) (the “Release Date Debt Yield”) and (ii) 12.3%; provided however, if the Release Date Debt Yield is greater than 14.1%, the condition in this clause (h) shall be deemed satisfied (even if the Debt Yield for all Properties then remaining subject to the liens of the Security Instruments, immediately after the release, is lower than the Release Date Debt Yield) so long as the Debt Yield for all of the Properties then remaining subject to the liens of the Security Instruments, after giving effect to the release, is no less than 14.1%; and

(k)           after giving effect to such release and Defeasance or prepayment, the LTV Percentage for all of the Properties then remaining subject to the liens of the Security Instruments shall be no more than 65% (based on the Appraised Values of such Properties.

Supplementing clauses (i), (j) and (k) above, if Borrowers are unable to satisfy the requirements of such clauses in connection with a release of the Dunham Property being made on account of the Dunham Tenant’s exercise of the Dunham Purchase Opportunity, Borrowers shall make an additional repayment of principal in an amount sufficient to satisfy the requirements of clauses (i), (j) and (k) (as applicable) together with the applicable Partial Release Yield Maintenance Premium allocable to such repayment.  Further, if Borrowers are required to make the foregoing additional repayments, Borrowers shall not be permitted to elect to partially defease the applicable Release Amount as set forth in clause (b)(i) hereof.

Section 2.10         Substitution of Properties.

(a)           Subject to the terms and conditions set forth in this Section 2.10, Borrowers may obtain, on any Business Day, (i) the release of a Property (the “Released Property”) from the Lien of the Security Instrument thereon (and related Loan Documents) and (ii) the release of Borrowers’ obligations under the Loan Documents with respect to such Released Property (other than those obligations expressly stated to survive), by simultaneously substituting another property (a “Substitute Property”) for the Released Property.  Any such substitution (a “Substitution”) shall be subject, in each case, to the satisfaction of the following conditions precedent:

(b)           Borrowers shall request such Substitution by written notice to Lender given at least 30 days (or 45 days if more than three Properties are sought to be released prior to the date on which the Substitution is to occur (the “Substitution Date”);

(c)           Borrowers shall have provided to Lender all industry standard property due diligence material similar to the due diligence material provided to Lender in connection with the origination of the Loan (e.g., title, survey, leases, engineering report, environmental report) with respect to each Substitute Property at least 20 days (or 30 days if more than three Properties are sought to be released) before the Substitution Date, which due diligence materials would be reasonably satisfactory to a prudent lender for loans with similar financing arrangements as contained herein;

(d)           if the Loan has been the subject of a Securitization, Borrower shall deliver to Lender a Rating Agency Confirmation as to the Substitution if required pursuant to any pooling and servicing agreement entered into in connection with such Securitization;

(e)           Borrowers shall have delivered to Lender an Acceptable Appraisal of each proposed Substitute Property indicating an Appraised Value of the Substitute Property (as reflected in such Acceptable Appraisal) that is equal to or greater than the greater of the Appraised Value of the Released Property;

(f)            after giving effect to the Substitution, the Actual Debt Service Coverage Ratio for all of the Properties (including the Substitute Properties, but excluding the Released Properties) shall be no less than the greater of (A) the Actual Debt Service Coverage Ratio for all of the Properties (including the Released Properties, but excluding the Substitute Properties ) immediately preceding such Substitution and (B) 2.00:1;

(g)           Intentionally Omitted;

(h)           no Substitution shall occur during the twelve (12) month period preceding the Maturity Date;

(i)            Lender shall have received (x) tenant estoppel letters in substantially the same form as those delivered from existing tenants in connection with the closing of the Loan, and showing no landlord or tenant defaults, for leases comprising not less than 85% of the gross rentable area of each Substitute Property, and (y), if requested by Lender, subordination, non-disturbance and attornment agreements, substantially in Lender’s standard form (or such other form required by any applicable lease provided the same would be satisfactory to a prudent lender for loans with similar financing arrangements as those contained herein);

(j)            Lender shall have received an opinion of counsel for Borrower stating that any securitization vehicle formed in connection with a securitization which includes the Loan which has elected to be treated as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Internal Revenue Code, as amended, will not fail to maintain such status as a result of such Substitution and that the Substitution does not constitute a “significant modification” of the Loan under Section 1001 of the Internal Revenue Code, as amended, or otherwise cause a tax to be imposed on a “prohibited transaction” by any securitization vehicle electing to be treated as a REMIC Trust;

(k)           no Event of Default shall have occurred and be continuing at the time that the Substitution request is made or on the Substitution Date, other than an Event of Default which would be cured by the release of the Property or Properties sought to be released;

(l)            Borrowers and Guarantor shall execute and deliver such other consents, certificates, documents, agreements or instruments as Lender may reasonably request (including, without limitation, a mortgage, deed of trust or deed to secure debt granted by Borrower to Lender with respect to the Substitute Property and any modifications to this Agreement or the other Loan Documents necessitated by the substitution), and Borrower shall deliver opinions of counsel relating to such documents, which be substantially similar to the opinions of counsel delivered on the Closing Date;

(m)          Borrower shall deliver an Officer’s Certificate (i) certifying that all information delivered to Lender by or on behalf of Borrower in connection with the Substitution is true, accurate and complete in all material respects and (ii) making all the representations and warranties set forth herein with respect to the Properties as to the Substitute Property as of the Substitution Date; and

(n)           Borrowers shall have paid all reasonable, actual out-of-pocket fees charged by the Servicer, a reasonable processing fee charged by Servicer and all reasonable costs and expenses incurred by Lender in connection with such Substitution, including reasonable attorneys’ fees and expenses.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants as of the Closing Date that:

Section 3.1                                   Legal Status and Authority.  Each Borrower (a) is duly organized, validly existing and in good standing under the laws of its state of formation; (b) is duly qualified to transact business and is in good standing in the State where it owns Property; and (c) has all necessary approvals, governmental and otherwise, and full power and authority to own, operate and lease its Property.  Each Borrower has full power, authority and legal right to mortgage, grant, bargain, sell, pledge, assign, warrant, transfer and convey the Property owned by such Borrower pursuant to the terms hereof and to keep and observe all of the terms of this Agreement, the Note, the Security Instruments and the other Loan Documents on such Borrowers’ part to be performed.

Section 3.2                                   Validity of Documents.  (a) The execution, delivery and performance of this Agreement, the Note, the Security Instruments and the other Loan Documents by Borrowers and their applicable Affiliates and the borrowing evidenced by the Note and this Agreement (i) are within the power and authority of such parties; (ii) have been authorized by all requisite organizational action of such parties; (iii) have received all necessary approvals and consents, corporate, governmental or otherwise; (iv) will not violate, conflict with, result in a breach of or constitute (with notice or lapse of time, or both) a material default under any provision of law, any order or judgment of any court or Governmental Authority, any license, certificate or other approval required to operate the Properties, any Borrower’s organizational documents, or any indenture, agreement or other instrument to which any Borrower is a party or by which any Borrower or any of their assets or the Properties are or may be bound or affected, including, without limitation, the Management Agreement; (v) will not result in the creation or imposition of any lien, charge or encumbrance whatsoever upon any of any Borrower’s assets, except the lien and security interest created hereby and by the other Loan Documents; and (vi) will not require any authorization or license from, or any filing with, any Governmental Authority (except for the recordation of the Security Instruments in appropriate land records in the State and except for Uniform Commercial Code filings relating to the security interest created hereby), (b) this Agreement, the Note, the Security Instruments and the other Loan Documents have been duly executed and delivered by Borrowers through the undersigned authorized representatives of Borrowers and (c) this Agreement, the Note, the Security Instruments and the other Loan Documents constitute the legal, valid and binding obligations of each Borrower and are enforceable against Borrowers in accordance with their respective terms.  The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by any Borrower, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Creditors Rights Laws, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)), and no Borrower has asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

Section 3.3                                   Litigation.  There is no action, suit, investigation, arbitration or proceeding, judicial, administrative or otherwise (including any condemnation or similar proceeding), pending or, to the best of Borrowers’ knowledge, threatened or contemplated against or affecting any Borrower or Guarantor or against or affecting any Property that has not been disclosed to Lender by Borrowers in writing in connection with the closing of the Loan, is not fully covered by insurance or, if determined adversely to any Borrower, would have a Material Adverse Effect.

Section 3.4                                   Agreements.  No Borrower is a party to any agreement or instrument or subject to any restriction which would have a Material Adverse Effect.  No Borrower is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which any Borrower or any Property is bound which would have a Material Adverse Effect.  No Borrower has any material financial obligation under any agreement or instrument to which any Borrower is a party or by which any Borrower or any Property is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Properties and (b) obligations under this Agreement, the Security Instruments, the Note and the other Loan Documents.  There is no agreement or instrument to which any Borrower is a party or by which any Borrower is bound that would require the subordination in right of payment of any obligations of any Borrower hereunder or under the Note to an obligation owed to another party.

Section 3.5                                   Financial Condition.

(a)                                 Each Borrower is solvent, and no proceeding under Creditors Rights Laws with respect to any Borrower has been initiated and each Borrower has received reasonably equivalent value for the granting of its Security Instrument(s).

(b)                                 No petition in bankruptcy has been filed by or against any Borrower, Guarantor or any related entity, or any principal, general partner or member thereof, in the last ten (10) years, and neither any Borrower, Guarantor nor any related entity, or any principal, general partner or member thereof, in the last ten (10) years has ever made any assignment for the benefit of creditors or taken advantage of any Creditors Rights Laws.

(c)                                  No Borrower is contemplating either the filing of a petition by it under any Creditors Rights Laws or the liquidation of its assets or property, and no Borrower has any knowledge of any Person contemplating the filing of any such petition against it.

Section 3.6                                   Disclosure.  Borrowers have disclosed to Lender all material facts and have not failed to disclose any material fact that could cause any representation or warranty made herein to be materially misleading.

Section 3.7                                   No Plan Assets.  (a)  As of the date hereof and throughout the term of the Loan (a) no Borrower is or will be an “employee benefit plan,” as defined in

Section 3(3) of ERISA, subject to Title I of ERISA, (b) no Borrower is or will be a “governmental plan” within the meaning of Section 3(32) of ERISA, (c) transactions by or with Borrowers are not and will not be subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans; and (d) none of the assets of any Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101.  As of the date hereof, no Borrower, nor any member of a “controlled group of corporations” (within the meaning of Section 414 of the IRS Code) maintains, sponsors or contributes to a “defined benefit plan” (within the meaning of Section 3(35) of ERISA) or a “multiemployer pension plan” (within the meaning of Section 3(37)(A) of ERISA).

(b)                                 Each Borrower’s representations in clause (a) above are based on the assumption (the “ERISA Assumption”)  that no portion of the assets used by Lender in connection with the transactions contemplated under this Agreement and the other Loan Documents constitutes assets of a (i) “benefit plan investor” within the meaning of 29 C.F.R Section 2510-3.101, as amended from time to time, unless the Lender relied on an available prohibited transaction exemption, all of the conditions of which are satisfied or (ii) governmental plan which is subject to any provision which is similar to the prohibited transaction provisions of Title I of ERISA or Section 4975 of the IRS Code (“Applicable Similar Law”), unless the acquisition and holding of the Loan or any interest therein does not give rise to a violation of any such Applicable Similar Law.

Section 3.8                                   Not a Foreign Person.  No Borrower is a “foreign person” within the meaning of § 1445(f)(3) of the IRS Code.

Section 3.9                                   Business Purposes.  The Loan is solely for the business purpose of Borrowers, and is not for personal, family, household, or agricultural purposes.

Section 3.10                            Borrowers’ Information.  Borrowers’ principal place of business and their chief executive office as of the date hereof is 99 High Street, 28th Floor, Boston, Massachusetts 02110.  Borrowers’ mailing address, as set forth in the opening paragraph hereof or as changed in accordance with the provisions hereof, is true and correct.  No Borrower is subject to back-up withholding taxes.

Section 3.11                            Status of Properties.

(a)                                 To Borrowers’ knowledge, Borrowers or their predecessors in interest or the applicable Tenants have obtained all material certificates, licenses, permits and other approvals, governmental and otherwise, reasonably necessary for the ownership and operation of each Property and the conduct of their business (collectively, “Licenses”) and all required zoning, building code, land use, environmental and other similar permits or approvals the failure of which to obtain would be reasonably likely to result in a Material Adverse Effect, all of which are in full force and effect as of the date hereof and not subject to revocation, suspension, forfeiture or modification.

(b)                                 Except as set forth in the Property Zoning Reports delivered to Lender, to Borrowers’ knowledge each Property and the present use and occupancy thereof are in full compliance in all material respects with all applicable zoning ordinances, building codes, land use laws, Environmental Laws and other similar Applicable Law.

(c)                                  To Borrowers’ knowledge, each Property is served by all utilities required for the current use thereof.  To Borrowers’ knowledge, all utility service is provided by public utilities and each Property has accepted or is equipped to accept such utility service. To Borrowers’ knowledge, each Property is served by public water and sewer systems.

(d)                                 To Borrowers’ knowledge, all public roads and streets necessary for service of and access to each Property for the current use thereof are physically and legally open for use by the public.  To Borrowers’ knowledge, each Property has either direct access to such public roads or streets or access to such public roads or streets by virtue of a perpetual easement or similar agreement inuring in favor of the Borrower who owns such Property and any subsequent owners of such Property.

(e)                                  To Borrower’s knowledge, Property is free from damage caused by fire or other casualty.  Except as set forth in the Property Condition Reports, to Borrowers’ knowledge, each Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are, in working condition, order and repair in all material respects; to Borrowers’ knowledge, there exists no structural or other material defects or damages in such Property, whether latent or otherwise, and the Borrower who owns such Property has not received notice from any insurance company or bonding company of any defects or inadequacies in such Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

(f)                                   To Borrowers’ knowledge, all costs and expenses of any and all labor, materials, supplies and equipment used in the construction of the Improvements have been paid in full.  Except as set forth in the Title Insurance Policies, there are no mechanics’ or similar liens or claims which have been filed for work, labor or material (and to Borrowers’ knowledge no rights are outstanding that under Applicable Law could give rise to any such liens) affecting any Property which are or may be prior to or equal to the lien of any Security Instrument.

(g)                                  Each Borrower has paid in full for, and is the owner of, all furnishings, fixtures and equipment (other than Tenants’ property) used in connection with the operation of the Property it owns, free and clear of any and all security interests, liens or encumbrances, except the lien and security interest created by this Agreement, the Note, the Security Instruments and the other Loan Documents.

(h)                                 To Borrowers’ knowledge, all liquid and solid waste disposal, septic and sewer systems located on each Property are in a good and safe condition and repair and in compliance with all Applicable Law.

(i)                                     Except as set forth on the surveys delivered to Lender, portion of the Improvements is located in an area identified by the Federal Emergency Management Agency or any successor thereto as an area having special flood hazards pursuant to the Flood Insurance Acts or, if any portion of the Improvements is located within such area, the Borrower who owns such Property has obtained and will maintain the insurance prescribed in Section 7.1(a) hereof.  Except as set forth on the surveys delivered to Lender, no part of any Property consists of or is classified as wetlands, tidelands or swamp and overflow lands.

(j)                                    Except for encroachments that are insured against pursuant to the Title Insurance Policy or otherwise do not cause a Material Adverse Effect, all the Improvements lie within the boundaries of the Land and any building restriction lines applicable to the Land and no improvements on adjoining properties encroach onto any Property.

(k)                                 To Borrowers’ knowledge, there are no pending or proposed special or other assessments for public improvements or otherwise affecting any Property, nor are there any contemplated improvements to any Property that may result in such special or other assessments.

Section 3.12                            Financial Information.  All financial data, including, without limitation, the balance sheets, statements of cash flow, statements of income and operating expense and rent rolls, that have been delivered to Lender in respect of any Borrower, Guarantor and/or any Property (a) are true, complete and correct in all material respects, (b) accurately represent the financial condition of Borrowers, Guarantor or the Properties, as applicable, as of the date of such reports, and (c) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein.  No Borrower has any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to such Borrower and reasonably likely to have a Material Adverse Effect, except as referred to or reflected in said financial statements.  Since the date of such financial statements, there has been no materially adverse change in the financial condition, operations or business of any Borrower, or Guarantor from that set forth in said financial statements which would result in a Material Adverse Effect.

Section 3.13                            Condemnation.  No Condemnation or other proceeding has been commenced or, to Borrowers’ knowledge, is threatened or contemplated with respect to all or any portion of any Property or for the relocation of the access to any Property.

Section 3.14                            Separate Lots.  Each Property is assessed for real estate tax purposes as one or more wholly independent tax lot or lots, separate from any adjoining land or improvements not constituting a part of such lot or lots, and no other land or improvements is assessed and taxed together with any Property or any portion thereof.

Section 3.15                            Insurance.  Each Borrower has obtained and has delivered to Lender certificates of all Policies reflecting the insurance coverages, amounts and other requirements set forth in this Agreement.  There are no present claims of any material nature under any of the Policies, and to Borrowers’ knowledge, no Person, including Borrowers, has done, by act or omission, anything which would impair the coverage of any of the Policies.

Section 3.16                            Use of Properties.  Each Property is used exclusively as warehousing, distribution, office or manufacturing facilities and other appurtenant and related uses.

Section 3.17                            Leases and Rent Roll.  Except as disclosed in the rent roll for each Property delivered to and approved by Lender (the “Rent Roll”) and the aging report and Tenant estoppels delivered to and approved by Lender, (a) to each applicable Borrower are the sole owner of the entire lessor’s interest in the Leases at the Property owned by it; (b) the Leases are valid and enforceable against the applicable Borrower and the Tenants set forth therein and are in full force and effect; (c) all of the Leases are arms-length agreements with bona fide, independent third parties; (d) to Borrowers’ knowledge no party under any Lease is in default; (e) all Rents due have been paid in full and no Tenant is in arrears in its payment of Rent for a period of more than sixty (60 days); (f) none of the Rents reserved in the Leases have been assigned or otherwise pledged or hypothecated; (g) none of the Rents have been collected for more than one (1) month in advance (except a security deposit shall not be deemed rent collected in advance); (h) the premises demised under the Leases have been completed and the Tenants under the Leases have accepted the same and have taken possession of the same on a rent-paying basis with no rent concessions to any Tenants; (i) there exist no offsets or defenses to the payment of any portion of the Rents and no Borrower has any monetary obligation to any Tenant under any Lease; (j) no Borrower has received any written notice from any Tenant challenging the validity or enforceability of any Lease; (k) there are no agreements with the Tenants under the Leases other than expressly set forth in each Lease; (l) no Lease contains an option to purchase, right of first refusal to purchase, right of first refusal to lease additional space at any Property, or any other similar provision; (m) no person or entity has any possessory interest in, or right to occupy, any Property except under and pursuant to a Lease; (n) no Tenants have exercised any right to “go dark” that they may have under their Leases and to Borrowers’ knowledge, no event has occurred that, but for the giving of notice and/or passage of time, would give any Tenant any right to abate rent, “go dark” or terminate any Lease; (o) all security deposits relating to the Leases reflected on the Rent Roll have been collected by Borrower; (p) no brokerage commissions or finders fees are due and payable regarding any Lease; (q) each Tenant is in actual, occupancy of the premises demised under its Lease and is paying full rent under its Lease; and (r) no Tenant occupying 20% or more (by square feet) of the net rentable area of any Property is, to Borrowers’ knowledge, a debtor in any state or federal bankruptcy or insolvency proceeding.

Section 3.18                            Filing and Recording Taxes.  All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under Applicable Law currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of this Agreement, the Security Instruments, the Note and the other Loan Documents, including, without limitation, the

Security Instruments, have been paid or will be paid, and, under current Applicable Law, the Security Instruments are enforceable in accordance with their terms by Lender (or any subsequent holder thereof), except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Creditors Rights Laws, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 3.19                            Management Agreement.  The Management Agreements are in full force and effect and there is no default thereunder by any party thereto and, to Borrowers’ knowledge, no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder.  As of the date hereof, no management fees under any Management Agreement are delinquent.

Section 3.20                            Illegal Activity/Forfeiture .

(a)                                 No portion of any Property has been or will be purchased, improved, equipped or furnished with proceeds of any illegal activity and to Borrowers’ knowledge, there are no illegal activities or activities relating to controlled substances at any Property.

(b)                                 There has not been committed by any Borrower, or, to Borrower’s knowledge,  any other person in occupancy of or involved with the operation or use of any Property any act or omission affording the federal government or any state or local government the right of forfeiture as against such Property or any part thereof or any monies paid in performance of Borrowers’ obligations under this Agreement, the Note, the Security Instruments or the other Loan Documents.

Section 3.21                            Taxes.  Each Borrower has filed (or has properly exercised extensions for filing of) all federal, state, county, municipal, and city income, personal property and other tax returns required to have been filed by it and has paid all taxes and related liabilities which have become due pursuant to such returns or pursuant to any assessments received by it.  No Borrower knows of any basis for any additional assessment in respect of any such taxes and related liabilities for prior years.

Section 3.22                            Permitted Encumbrances.  None of the Permitted Encumbrances, individually or in the aggregate, materially interferes with the benefits of the security intended to be provided by this Agreement, the Security Instruments, the Note and the other Loan Documents, materially and adversely affects the value or marketability of any Property, impairs the use or the operation of any Property or impairs any Borrower’s ability to pay its obligations in a timely manner.

Section 3.23                            Material Agreements.  With respect to each Material Agreement, to Borrowers’ knowledge (a) each Material Agreement is in full force and effect and has not been amended, restated, replaced or otherwise modified (except, in each case, as expressly set forth herein), (b) there are no defaults under any Material Agreement by any party thereto and, to each Borrower’s knowledge, no event has occurred which, but for the passage of time, the giving of notice, or both, would constitute a default under any

Material Agreement, (c) all payments and other sums due and payable under the Material Agreements have been paid in full, (d) no party to any Material Agreement has commenced any action or given or received any notice for the purpose of terminating any Material Agreement, and (e) the representations made in any estoppel or similar document delivered with respect to any Material Agreement in connection with the Loan are true, complete and correct and are hereby incorporated by reference as if fully set forth herein.

Section 3.24                            Non-Consolidation Opinion Assumptions.  All of the assumptions made in the Non-Consolidation Opinion, including, but not limited to, any exhibits attached thereto, are true, complete and correct in all material respects.

Section 3.25                            Federal Reserve Regulations.  No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Applicable Law or by the terms and conditions of this Agreement, the Security Instruments, the Note or the other Loan Documents.

Section 3.26                            Investment Company Act.  No Borrower is (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; or (b) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

Section 3.27                            Fraudulent Conveyance.  Each Borrower (a) has not entered into the Loan or any Loan Document with the actual intent to hinder, delay, or defraud any creditor and (b) taking into account the contribution obligations of the other Borrowers, has received reasonably equivalent value in exchange for its obligations under the Loan Documents.  Giving effect to the Loan, the fair saleable value of each Borrower’s assets (including such Borrower’s right to contribution from the other Borrowers) exceeds and will, immediately following the execution and delivery of the Loan Documents, exceed such Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed or contingent liabilities.  The fair saleable value of each Borrower’s assets (including such Borrower’s right to contribution from the other Borrowers) is and will, immediately following the execution and delivery of the Loan Documents, be greater than such Borrower’s probable liabilities, including the maximum amount of its contingent liabilities or its debts as such debts become absolute and matured.  Each Borrower’s assets do not and, immediately following the execution and delivery of the Loan Documents will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted.  Each Borrower does not intend to, and does not believe that it will, incur debts and liabilities (including, without limitation, contingent liabilities and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts to be payable on or in respect of obligations of such Borrower).

Section 3.28                            Embargoed Person.  As of the date hereof and at all times throughout the term of the Loan, including after giving effect to any transfers of interests permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower, or Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any person, entity or country which is a sanctioned person, entity or country under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder (including regulations administered by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury and the Specially Designated Nationals List maintained by OFAC) with the result that the investment in Borrower, and/or Guarantor, as applicable (whether directly or indirectly), is prohibited by Applicable Law or the Loan made by Lender is in violation of Applicable Law (“Embargoed Person”); (b) unless expressly waived in writing by Lender, no Embargoed Person has any interest of any nature whatsoever in Borrower, or Guarantor, as applicable, with the result that the investment in Borrower, and/or Guarantor, as applicable (whether directly or indirectly), is prohibited by Applicable Law or the Loan is in violation of Applicable Law; and (c) to the knowledge of each Borrower, none of the funds of any Borrower, or Guarantor, as applicable, have been derived from any unlawful activity with the result that the investment in Borrower, and/or Guarantor, as applicable (whether directly or indirectly), is prohibited by Applicable Law or the Loan is in violation of Applicable Law.  Borrowers covenant and agree that in the event any Borrower receives any notice that any Borrower, or Guarantor (or any of their respective beneficial owners, Affiliates or participants) or any Person that has an interest in any Property is designated as an Embargoed Person, Borrowers shall immediately notify Lender in writing.  At Lender’s option, it shall be an Event of Default hereunder if any Borrower, Guarantor, or any other party to the Loan is designated as an Embargoed Person.  Notwithstanding the foregoing, the foregoing representations shall not be deemed to be made with respect to any public shareholder of any entity.

Section 3.29                            Patriot Act.  All capitalized words and phrases and all defined terms used in the USA Patriot Act of 2001, 107 Public Law 56 (October 26, 2001) and in other statutes and all orders, rules and regulations of the United States government and its various executive departments, agencies and offices related to the subject matter of the Patriot Act (collectively referred to in this Section only as the “Patriot Act”) are incorporated into this Section.  Each Borrower hereby represents and warrants that such Borrower, and Guarantor and each and every Person Affiliated with such Borrower, and/or Guarantor or that to such Borrower’s knowledge has an economic interest in such Borrower, or, to such Borrower’s knowledge, that has or will have an interest in the transaction contemplated by this Agreement or in such Borrower’s Property or will participate, in any manner whatsoever, in the Loan, is:  (i) in full compliance with all applicable requirements of the Patriot Act and any regulations issued thereunder; (ii) operated under policies, procedures and practices, if applicable, that are in compliance with the Patriot Act and available to Lender for Lender’s review and inspection during normal business hours and upon reasonable prior notice; (iii) not in receipt of any notice from the Secretary of State or the Attorney General of the United States or any other department, agency or office of the United States claiming a violation or possible violation of the Patriot Act; (iv) not a person who has been determined by competent authority to be subject to any of the prohibitions contained in the Patriot Act; and (v) not owned or controlled by or now acting and or will in the future act for or on behalf of any person who has been determined to be subject to the prohibitions contained in the Patriot Act.  Each Borrower covenants and agrees that in the event such Borrower receives any notice that any Borrower, or Guarantor (or any of their respective beneficial owners, Affiliates or participants) or any Person that has an interest in any Property is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, such Borrower shall immediately notify Lender.  At Lender’s option, it shall be an Event of Default hereunder if any Borrower, Guarantor, or any other party to the Loan is indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering.

Section 3.30                            Organizational Chart.  The organizational chart attached as Schedule II hereto, relating to Borrowers and certain Affiliates and other parties, is true, complete and correct on and as of the date hereof.

Section 3.31                            Bank Holding Company.  Each Borrower is not a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.

Section 3.32                            Intentionally Omitted.

Section 3.33                            REA Representations.  With respect to each REA, to Borrowers’ knowledge (a) each REA is in full force and effect and has not been amended, restated, replaced or otherwise modified (except, in each case, as expressly set forth herein), (b) there are no defaults under any REA by any party thereto and no event has occurred which, but for the passage of time, the giving of notice, or both, would constitute a default under any REA, (c) all sums due and payable under each REA have been paid in full, (d) no party to any REA has commenced any action or given or received any written notice for the purpose of terminating any REA, and (e) the representations made in any estoppel or similar document delivered with respect to any REA in connection with the Loan, if any, are true, complete and correct in all material respects and are hereby incorporated by reference as if fully set forth herein.

Section 3.34                            No Change in Facts or Circumstances.

All information submitted by each Borrower, Guarantor to Lender and in all financial statements, rent rolls, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by each Borrower, and/or Guarantor in this Agreement or in the other Loan Documents, are accurate, complete and correct in all material respects.  There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that would otherwise have a Material Adverse Effect.

Section 3.35                            Perfection of Accounts.  Each Borrower hereby represents and warrants to Lender that:

(a)                                 This Agreement, together with the other Loan Documents, creates a valid and continuing security interest (as defined in the Uniform Commercial Code) in the Accounts in favor of Lender, which security interest is prior to all other Liens, other than Permitted Encumbrances, and is enforceable as such against creditors of and purchasers from Borrower.  Other than in connection with the Loan Documents and except for Permitted Encumbrances, Borrowers have not sold or otherwise conveyed the Accounts; and

(b)                                 The Accounts constitute “deposit accounts” or “securities accounts” within the meaning of the Uniform Commercial Code, as set forth in the Cash Management Agreement.

Section 3.36                            Guarantor Representations.

Each Borrower hereby represents and warrants that, as of the date hereof, the representations and warranties set forth in Sections 3.1 through 3.8 (other than 3.4), 3.12, 3.21, 3.27, 3.28, 3.29, 3.32, and 3.34 above are true and correct with respect to Guarantor, as the same are applicable to Guarantor.  Wherever the term “Borrowers” is used in each of the foregoing Sections it shall be deemed to be “Guarantors” with respect to each Guarantor.

Each Borrower agrees that, unless expressly provided otherwise, all of the representations and warranties of Borrowers set forth in this Article 3 and elsewhere in this Agreement and the other Loan Documents as to liability for the truth and accuracy at the time and date made shall survive for so long as any portion of the Debt remains owing to Lender.  All representations, warranties, covenants and agreements made in this Agreement and in the other Loan Documents shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

ARTICLE 4.

BORROWERS’ COVENANTS

From the date hereof and until payment and performance in full of all obligations of Borrowers under this Agreement, the Security Instruments, the Note and the other Loan Documents or the earlier release of the lien of the Security Instruments (and all related obligations) in accordance with the terms of this Agreement, the Security Instruments, the Note and the other Loan Documents, each Borrower hereby covenants and agrees with Lender that:

Section 4.1                                   Existence.  Each Borrower will continuously maintain (a) its existence and shall not dissolve or permit its dissolution, (b) its rights to do business in the applicable State and (c) its franchises and trade names, if any.

Section 4.2                                   Applicable Law.

(a)                                 Borrowers shall promptly comply and shall cause the Properties to comply in all material respects with all Applicable Law affecting the Borrowers and any Property, or the use thereof, including, without limitation, all Environmental Laws and Applicable Law relating to OFAC, Embargoed Persons and the Patriot Act. Each Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, Licenses, permits, trade names, and franchises.  Borrowers shall give prompt notice to Lender of the receipt by any Borrower of any written notice related to a violation of any Applicable Law and of the commencement of any proceedings or investigations which relate to compliance with Applicable Law.

(b)                                 After prior written notice to Lender, any Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the validity of any Applicable Law, the applicability of any Applicable Law to such Borrower or its Property or any alleged violation of any Applicable Law, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which such Borrower is subject and shall not constitute a default thereunder and such proceeding shall be permitted by and conducted in accordance with all Applicable Law; (iii) neither any Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (iv) such Borrower shall promptly upon final determination thereof comply with any such Applicable Law determined to be valid or applicable or cure any violation of any Applicable Law; (v) such proceeding shall suspend the enforcement of the contested Applicable Law against such Borrower or such Property; and (vi) such Borrower shall furnish such security as may be required in the proceeding, or as may be requested by Lender, to insure compliance with such Applicable Law, together with all interest and penalties payable in connection therewith.  Lender may apply any such security or part thereof, as necessary to cause compliance with such Applicable Law at any time when, in the judgment of Lender, the validity, applicability or violation of such Applicable Law is finally established or such Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost.

Section 4.3                                   Maintenance and Use of Properties.

(a)                                 Subject to the rights of Tenants, Borrowers shall use commercially reasonable efforts to cause the Properties to be maintained in a good and safe condition and repair in all material respects.  The Improvements and the Personal Property shall not be removed, demolished or materially altered (except for normal replacement of the Personal Property) without the consent of Lender or as otherwise permitted pursuant to Section 4.21 hereof.  Borrowers shall promptly repair, replace or rebuild any part of the Properties which may be destroyed by any casualty, or become damaged, worn or dilapidated or which may be affected by any proceeding of the character referred to in Section 3.13 hereof and shall complete and pay for any structure at any time in the process of construction or repair on the Land.  No Borrower shall initiate, join in, acquiesce in, or consent to any change in any private restrictive covenant, zoning law or other public or private restriction, limiting or defining the uses which may be made of any Property or any part thereof without Lender’s prior consent, not to be unreasonably withheld.  If under applicable zoning provisions the use of all or any portion of any Property is or shall become a nonconforming use, Borrowers will not cause or permit the nonconforming use to be discontinued or the nonconforming Improvement to be abandoned without the express written consent of Lender.

(b)                                 Notwithstanding anything to the contrary contained herein, provided that no Event of Default is then continuing, to the extent Lender’s prior approval is required pursuant to Section 4.3(a), Lender shall have ten (10) Business Days from receipt of written request and all required information and documentation relating thereto in which to approve or disapprove such matter, provided that such request to Lender is marked in bold lettering with the following language: “LENDER’S RESPONSE IS REQUIRED WITHIN TEN (10) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND LENDER” and the envelope containing the request must be marked “PRIORITY”.  In the event that Lender fails to respond to the matter in question within such time, Lender’s approval shall be deemed given for all purposes.  Borrowers shall provide Lender with such information and documentation as may be reasonably required by Lender.

Section 4.4                                   Waste.  Borrowers shall not commit or suffer any waste of any Property or make any change in the use of such Property which will in any way materially increase the risk of fire or other hazard arising out of the operation of such Property, or take any action that might invalidate or give cause for cancellation of any Policy or, subject to the rights of Tenants, do or permit to be done thereon anything that may in any way impair the value of any Property or the security for the Loan.  Borrowers will not, without the prior written consent of Lender, permit any drilling or exploration for or extraction, removal, or production of any minerals from the surface or the subsurface of any Property, regardless of the depth thereof or the method of mining or extraction thereof.

Section 4.5                                   Taxes and Other Charges.

(a)                                 Borrowers shall pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against any Property or any part thereof before the same become delinquent; provided, however, Borrowers’ obligation to directly pay Taxes and Other Charges shall be suspended for so long as Borrowers comply with the terms and provisions of Section 8.1 hereof.  Borrowers shall furnish to Lender reasonable proof of the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent (provided, however, that such Borrower is not required to furnish such receipts for payment of Taxes and Other Charges in the event that such Taxes and Other Charges have been paid by Lender pursuant to Section 8.1 hereof).  Borrowers shall not suffer and shall promptly cause to be paid and discharged any lien or charge whatsoever which may be or become a lien or charge against any Property, and shall promptly pay for all utility services provided to any Property.

(b)                                 After prior written notice to Lender, any Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which such Borrower is subject and shall not constitute a default thereunder and such proceeding shall be permitted by and conducted in accordance with all Applicable Law; (iii) neither its Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (iv) such Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of such contested Taxes or Other Charges from such Property; (vi) such Borrower shall, from and after the date that such Taxes or Other Charges would start accruing interest and/or penalties for failing to pay such Taxes and/or Other Charges, furnish such security as may be required in the proceeding, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon and (vii) such Borrower shall, from and after the date that such Taxes or Other Charges would start accruing interest and/or penalties for failing to pay such Taxes and/or Other Charges, either (x) furnish such security or deliver to Lender such reserve deposits as may be requested by Lender to insure the payments of any such Taxes or Other Charges together with all interest and penalties thereon or (y) provide Lender with evidence satisfactory to Lender that such Taxes and Other Charges have been bonded over in a manner satisfactory to Lender.  Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established or such Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, canceled or lost or there shall be any danger of the lien of any Security Instrument being primed by any related lien.

Section 4.6                                   Litigation.  Borrowers shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened in writing against any Borrower which might reasonably be expected to have a Material Adverse Effect.

Section 4.7                                   Access to Properties.  Subject to the rights of Tenants, Borrowers shall permit agents, representatives and employees of Lender to inspect the Properties or any part thereof (at Lender’s sole cost and expense) at reasonable hours upon reasonable advance notice.

Section 4.8                                   Notice of Default.  Borrowers shall promptly advise Lender of any material adverse change in any Borrower’s and/or Guarantor’s condition (financial or otherwise) to the extent the result of which could reasonably be expected to constitute a Material Adverse Effect, or of the occurrence of any Default or Event of Default of which any Borrower has knowledge.

Section 4.9                                   Cooperate in Legal Proceedings.  Borrowers shall cooperate fully with Lender with respect to any proceedings before any court, board or other

Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the Note, the Security Instruments or the other Loan Documents and, in connection therewith, permit Lender, at Lender’s election and at no cost to Borrowers, to participate in any such proceedings.

Section 4.10                            Performance by Borrowers.  Borrowers shall in a timely manner observe, perform and fulfill each and every covenant, term and provision to be observed and performed by Borrowers under this Agreement, the Security Instruments, the Note and the other Loan Documents and any other agreement or instrument affecting or pertaining to any Property and any amendments, modifications or changes thereto.

Section 4.11                            Awards.  Borrowers shall cooperate with Lender in obtaining for Lender to the extent required hereunder the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with any Property, and Lender shall be reimbursed for any reasonable, actual out-of-pocket expenses incurred in connection therewith (including reasonable, actual attorneys’ fees and disbursements, and the payment by Lender of the expense of an appraisal on behalf of any Borrower in case of a Casualty or Condemnation affecting such Property or any part thereto) out of such Awards or Insurance Proceeds.

Section 4.12                            Books and Records.

(a)                                 Borrowers shall keep adequate books and records of account in accordance with GAAP, or in accordance with other methods acceptable to Lender in its reasonable discretion (consistently applied), and furnish to Lender:

(i)                                     quarterly (and prior to a Securitization, monthly, but not for longer than a one year period beyond the Closing Date unless otherwise requested by Lender) certified rent rolls (in the form approved by Lender in connection with the closing of the Loan) and tenant sales reports (if applicable), each signed and dated by a Responsible Officer of Borrowers, within fifteen (15) days after the end of each calendar month or forty five (45) days after the end of each calendar quarter, as applicable;

(ii)                                  quarterly (and prior to a Securitization, monthly, but not for longer than a one year period beyond the Closing Date unless otherwise requested by Lender) operating statements of each Property, prepared and certified by a Responsible Officer of Borrowers in the form required by Lender, detailing the revenues received, the expenses incurred and major capital improvements for the period of calculation and containing appropriate year-to-date information, within fifteen (15) days after the end of each calendar month or forty five (45) days after the end of each calendar quarter, as applicable;

(iii)                               an annual balance sheet, profit and loss statement, statement of cash flow, and statement of change in financial position of Guarantor audited by a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to Lender, within ninety (90) days after the close of each fiscal year of Borrowers;

(iv)                              an annual operating statement of each Property detailing the revenues received, the expenses incurred and major capital improvements for the period of calculation and containing appropriate year-to-date information, within ninety (90) days after the close of each fiscal year of Borrowers;

(v)                                 by no later than December 15 of each calendar year, an annual operating budget for the next succeeding calendar year presented on a monthly basis consistent with the annual operating statement described above for each Property, including cash flow projections for the upcoming year and all proposed capital replacements and improvements, which such budget shall not take effect until approved by Lender (the “Annual Budget”).  Lender shall have the right to approve each Annual Budget, which approval shall not be unreasonably withheld or delayed.  Notwithstanding anything to the contrary contained herein, provided that no Event of Default is then continuing and no Cash Trap Event Period shall then be continuing, to the extent Lender’s prior approval is required pursuant to Section 4.12(a)(v), Lender shall have ten (10) Business Days from receipt of written request and all required information and documentation relating thereto in which to approve or disapprove such matter, provided that such request to Lender is marked in bold lettering with the following language: “LENDER’S RESPONSE IS REQUIRED WITHIN TEN (10) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND LENDER” and the envelope containing the request must be marked “PRIORITY”.  In the event that Lender fails to respond to the matter in question within such time, Lender’s approval shall be deemed given for all purposes.  Borrowers shall provide Lender with such information and documentation as may be reasonably required by Lender.

(vi)                              the Officer’s Certificate required pursuant to Section 5.3 hereof.

(b)                                 Notwithstanding the foregoing, in lieu of delivering the individual Property and Borrower information and statements described in clauses (ii), (iii) and (iv) of subsection (a) above, Borrowers may furnish to Lender, within the time periods specified in such clause above, a complete copy of Guarantor’s corresponding statements in accordance with GAAP (or in accordance with other methods acceptable to Lender in its reasonable discretion (consistently applied)), and containing balance sheets and statements of profit and loss for Guarantor in form and substance similar to those statements provided to Lender prior to the Closing Date; provided, however, to the extent that the financial results of Guarantor are included in the financial statements of STAG Industrial, Inc., the financial statements of STAG Industrial, Inc. shall be satisfactory hereunder.  Each such statement shall be accompanied by a certificate from a Responsible Officer of Guarantor certifying that such statement is true, correct, complete and accurate and presents fairly the financial condition of Guarantor and has been prepared in accordance with GAAP.  To the extent any such statement required under this Section

4.12 is publicly available, from the Securities and Exchange Commission or otherwise, Borrower shall not be required to furnish such statement to Lender.

(c)                                  Intentionally Omitted

(d)                                 Within ten (10) Business Days of Lender’s request, Borrowers shall furnish Lender (and shall cause Guarantor to furnish to Lender) with such other additional financial or management information (excluding State and Federal tax returns) as may, from time to time, be reasonably required by Lender in form and substance reasonably satisfactory to Lender.  Borrowers shall furnish to Lender and its agents convenient facilities for the examination and audit (at Lender’s sole cost and expense) of any such books and records at any reasonable time from time to time during business hours upon reasonable advance notice.

(e)                                  Borrowers agree that all financial statements and other items required to be delivered to Lender pursuant to this Section 4.12 (each a “Required Financial Item” and, collectively, the “Required Financial Items”) shall: (i) be complete and correct in all material respects; (ii) present fairly the financial condition of the party; (iii) disclose all liabilities that are required to be reflected or reserved against; and (iv) be prepared (A) in hardcopy and electronic formats and (B) in accordance with GAAP or in accordance with other methods acceptable to Lender in its sole discretion (consistently applied).  Borrowers shall be deemed to warrant and represent that, as of the date of delivery of any such financial statement, there has been no material adverse change in financial condition since the date of such financial statement except as disclosed by Borrowers in a writing delivered to Lender.  Borrowers agree that all Required Financial Items shall not contain any misrepresentation or omission of a material fact.

Section 4.13                            Estoppel Certificates.

(a)                                 After request by Lender (which shall not be made more than twice during any 12-month period), Borrowers, within twenty (20) Business Days of such request, shall furnish Lender or any proposed assignee with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Note, (ii) the unpaid principal amount of the Note, (iii) the rate of interest of the Note, (iv) the terms of payment and maturity date of the Note, (v) the date installments of interest and/or principal were last paid, (vi) that, except as provided in such statement, no Event of Default exists, (vii) that this Agreement, the Note, the Security Instruments and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification, (viii) whether any offsets or defenses exist against the obligations secured hereby and, if any are alleged to exist, a detailed description thereof, (ix) that all Leases are in full force and effect and have not been modified (or if modified, setting forth all modifications), (x) the date to which the Rents thereunder have been paid pursuant to the Leases, (xi) whether or not, to the knowledge of Borrowers, any of the lessees under the Leases are in default under the Leases, and, if any of the lessees are in default, setting forth the specific nature of all such defaults, (xii) the amount of security deposits held by any Borrower under each Lease and that such amounts are consistent with the amounts required under each Lease, and (xiii) as to any other matters reasonably requested by Lender and reasonably related to the Leases, the obligations created and evidenced hereby and by the Security Instruments or the Properties.

(b)                                 Borrowers shall use commercially reasonable efforts to deliver to Lender, promptly upon written request, but no more frequently than once in any calendar year, duly executed estoppel certificates from any one or more Tenants as required by Lender attesting to such facts regarding the Lease as Lender may require, including, but not limited to, attestations that each Lease covered thereby is in full force and effect with no defaults thereunder on the part of any party, that none of the Rents have been paid more than one month in advance, except as security, and that the lessee claims no defense or offset against the full and timely performance of its obligations under the Lease.

(c)                                  Borrowers shall use commercially reasonable efforts to deliver to Lender, but no more frequently than once in any calendar year, upon written request, estoppel certificates from each party under each material REA and each Material Agreement in form and substance reasonably acceptable to Lender.

Section 4.14                            Leases and Rents.

(a)                                 Upon request, Borrowers shall furnish Lender with executed copies of all Leases then in effect.  Lender acknowledges and agrees that it has received and approved all Leases in effect as of the Closing Date.  All renewals of Leases and all proposed leases shall provide for rental rates and terms comparable to existing local market rates and shall be arm’s length transactions with bona fide, independent third-party Tenants.  Within ten (10) days after the execution of a Lease or any renewals, amendments or modification of a Lease, Borrowers shall deliver to Lender a copy thereof, together with such Borrowers’ certification that such Lease (or such renewal, amendment or modification) was entered into in accordance with the terms of this Agreement.

(b)                                 Any Lease and any renewals, amendments or modification of a Lease (provided such Lease or Lease renewal, amendment or modification is not a Major Lease (or a renewal, amendment or modification to a Major Lease)) that meets the following requirements may be entered into by Borrowers without Lender’s prior consent: such Lease (i) provides for rental rates comparable to existing local market rates for similar properties and is otherwise on commercially reasonable terms, (ii) unless a subordination, non-disturbance and attornment agreement is delivered pursuant to this Section 4.14, provides that such Lease is subordinate to the Security Instrument and that the lessee will attorn to Lender and any purchaser at a foreclosure sale, (iii) is not with an Affiliate of any Borrower or any Guarantor, and (iv) does not contain any option to purchase, any right of first refusal to purchase, any right to terminate (except in the event of the destruction or condemnation of substantially all of such Property) or any other terms which would cause a Material Adverse Effect.  All other Leases (including Major Leases) and all renewals, amendments and modifications thereof (including, without limitation, any subletting or assignment thereunder not contemplated by the express terms of such Lease) executed after the date hereof shall be subject to Lender’s prior approval, which approval shall not be unreasonably withheld or delayed.

(c)                                  Lender shall execute and deliver a Subordination, Non-Disturbance and Attornment Agreement on Lender’s then current standard form to Tenants under future Major Leases approved by Lender promptly upon request with such commercially reasonable changes as may be requested by Tenants, from time to time, as are reasonably acceptable to Lender.

(d)                                 Borrowers (i) shall observe and perform the obligations imposed upon the lessor under the Leases in all material respects in a commercially reasonable manner; (ii) shall enforce the terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed in a commercially reasonable manner, provided, however, Borrowers shall not terminate or accept a surrender of a Major Lease without Lender’s prior approval; (iii) shall not collect any of the Rents more than one (1) month in advance (other than security deposits); (iv) shall not execute any assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); (v) shall not, without Lender’s consent (which, in the case of any Lease which is not a Major Lease, shall not be unreasonably withheld), alter, modify or change any Lease so as to lower the amount of rent or change the payment date for rent, shorten the expiration date, grant any option for additional space or term, materially reduce the obligations of the lessee or increase the obligations of lessor; and (vi) shall hold all security deposits under all Leases in accordance with Applicable Law.

(e)                                  Notwithstanding anything contained herein to the contrary, Borrowers shall not willfully withhold from Lender any information regarding renewal, extension, amendment, modification, waiver of provisions of, termination, rental reduction of, surrender of space of, or shortening of the term of, any Lease during the term of the Loan.

(f)                                   Borrowers shall notify Lender in writing, within five (5) Business Days following receipt thereof, of any Borrower’s receipt of any termination fee or payment (“Lease Event Payment”) paid by any Tenant under any Lease in consideration of any termination, modification or amendment or settlement of any Lease or any release or discharge of any Tenant under any Lease from any obligation thereunder (a “Lease Event”).  Borrowers further covenant and agree that (i) Borrowers shall hold any such Lease Event Payment in trust for the benefit of Lender and (ii) (A) in the event such Lease Event Payment is less than $100,000 and such Lease Event does not have a Material Adverse Effect, such Lease Event Payment shall be payable to such Borrower or (B) in the event such Lease Event Payment equals or exceeds $100,000 or such Lease Event has a Material Adverse Effect, such Lease Event Payment shall be placed by such Borrower in reserve with Lender, to be disbursed by Lender for tenant improvement and leasing commission costs with respect to such Property, to be disbursed in the same manner as Leasing Reserve Funds hereunder.  Provided no Default or Event of Default has occurred and is continuing, Lender shall promptly return to Borrowers the remainder of any Lease Event Payment at such time that Borrower delivers to Lender evidence reasonably acceptable to Lender that all Qualified Leasing Expenses relating to the space demised under Lease that gave rise to the subject Lease Event Payment have been paid in full (which evidence may include (i) a letter, certification or paid receipt from the applicable broker, if any, that all brokerage commissions payable in connection therewith have been paid and (ii) an estoppel certificate executed by the applicable replacement tenant(s) which certifies that all contingencies under the new Lease to the payment of full rent (including Borrowers’ contribution to the cost of any tenant improvement work, if any) have been satisfied).

(g)                                  Notwithstanding anything to the contrary contained herein, to the extent Lender’s prior approval is required for any leasing matters set forth in this Section 4.14, Lender shall have ten (10) Business Days from receipt of written request and all required information and documentation relating thereto in which to approve or disapprove such matter, provided that such request to Lender is marked in bold lettering with the following language: “LENDER’S RESPONSE IS REQUIRED WITHIN TEN (10) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND LENDER” and the envelope containing the request must be marked “PRIORITY”.  In the event that Lender fails to respond to the leasing matter in question within such time, Lender’s approval shall be deemed given for all purposes.  Borrowers shall provide Lender with the information and documentation listed on Schedule XIII.

(h)                                 If the Dunham Tenant exercises its option to purchase the Dunham Property pursuant to Section 8 of the 2nd Amendment to the Dunham Lease and referred to therein as the “Purchase Opportunity” (the “Dunham Purchase Opportunity”), Borrowers hereby covenant and agree that they shall elect to release the Dunham Property in accordance with Section 2.9 hereof, which release must be completed prior to any transfer of the Dunham Property to the Dunham Tenant.  The release of the Dunham Property in connection with the Dunham Tenant’s exercise of the Dunham Purchase Opportunity is subject to all the terms and conditions of Section 2.9 hereof.

Section 4.15                            Management Agreement.

(a)                                 Borrowers shall (i) diligently perform, observe and enforce all of the terms, covenants and conditions of the Management Agreements on the part of any Borrower to be performed, observed and enforced to the end that all things shall be done which are reasonably necessary to keep unimpaired the rights of Borrowers under the Management Agreements and (ii) promptly notify Lender of the giving of any notice to any Borrower of any default by any Borrower in the performance or observance of any of the terms, covenants or conditions of the Management Agreement on the part of any Borrower to be performed and observed and deliver to Lender a true copy of each such notice.  Without Lender’s prior written consent, which shall not be unreasonably withheld, Borrowers shall not surrender the Management Agreement, consent to the assignment by Manager of its interest under the Management Agreement, or terminate or cancel the Management Agreement or modify, change, supplement, alter or amend the Management Agreement, in any material respect, either orally or in writing; provided, however, that upon not less than five (5) Business Days prior written notice, Borrower may terminate any Manager provided such Manager is replaced with a New Manager in accordance with subsection (d) below.  Borrowers hereby assign to Lender as further security for the payment of the Debt and for the performance and observance of the terms, covenants and conditions of this Agreement, all the rights, privileges and prerogatives of any Borrower to surrender the Management Agreements or to terminate, cancel, modify, change, supplement, alter or amend the Management Agreement in any material respect, and any such surrender of the Management Agreements or termination, cancellation, modification, change, supplement, alteration or amendment of the Management Agreement without the prior consent of Lender shall be void and of no force and effect.

(b)                                 If any Borrower shall default beyond any applicable notice or cure period in the performance or observance of any material term, covenant or condition of the Management Agreement on the part of any Borrower to be performed or observed, then, without limiting the generality of the other provisions of this Agreement, and without waiving or releasing Borrowers from any of their obligations hereunder, Lender shall have the right, but shall be under no obligation, upon written notice to Borrowers to pay any sums and to perform any act or take any action as may be appropriate to cause all the terms, covenants and conditions of the Management Agreement on the part of such Borrower to be performed or observed to be promptly performed or observed on behalf of such Borrower, to the end that the rights of Borrowers in, to and under the Management Agreement shall be kept unimpaired and free from default.  If Manager shall deliver to Lender a copy of any notice sent to any Borrower of default under the Management Agreement, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender in good faith, in reliance thereon.

(c)                                  Borrowers shall notify Lender if Borrower becomes aware that any Manager sub-contracts to a third party or an Affiliate any or all of its management responsibilities under the applicable Management Agreement.  Borrowers shall, from time to time, commercially reasonable best efforts to obtain from Manager under the Management Agreement such certificates of estoppel with respect to compliance by Borrowers with the terms of the Management Agreement as may be requested by Lender.

(d)                                 Without limitation of the foregoing, if any Management Agreement is terminated pursuant to the Assignment of Management Agreement or for any other reason, then Lender, at its option, may require Borrowers to engage, in accordance with the terms and conditions set forth in the Assignment of Management Agreement, a new manager (the “New Manager”) to manage the applicable Property, which such New Manager shall be a Qualified Manager.  New Manager shall be engaged by Borrowers pursuant to a written management agreement that complies with the terms hereof and of the Assignment of Management Agreement and is otherwise reasonably satisfactory to Lender in all respects.  New Manager and Borrowers shall execute an Assignment of Management Agreement in substantially the form of that delivered at closing.  To the extent that such New Manager is an Affiliated Manager, Borrowers’ engagement of such New Manager shall be subject to Borrowers’ delivery to Lender of a New Non-Consolidation Opinion with respect to such New Manager and new management agreement.

Section 4.16                            Payment for Labor and Materials.

(a)                                 Subject to Section 4.16(b), Borrowers will (i) promptly pay when due all bills and costs for labor, materials, and specifically fabricated materials incurred by or payable by Borrowers in connection with any Property and (ii) use commercially reasonable efforts to cause the tenants under Leases to promptly pay when due all bills and costs for labor, materials, and specifically fabricated materials incurred by or payable by such Tenants in connection with a Property (collectively, any such bills and costs, a “Work Charge”) and never permit to exist in respect of any Property or any part thereof any lien or security interest, even though inferior to the liens and the security interests hereof, and in any event never permit to be created or exist in respect of any Property or any part thereof any other or additional lien or security interest other than the liens or security interests created hereby and by the Security Instruments, except for the Permitted Encumbrances.

(b)                                 After prior written notice to Lender, Borrowers, at their own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the validity of any Work Charge, the applicability of any Work Charge to any Borrower or to any Property or any alleged non-payment of any Work Charge and defer paying the same, provided that (i) no Event of Default has occurred and is continuing; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrowers are subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all Applicable Law; (iii) neither the Properties nor any part thereof or interest therein will be in imminent danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrowers shall promptly upon final determination thereof pay (or cause to be paid) any such contested Work Charge determined to be valid, applicable or unpaid; (v) such proceeding shall suspend the collection of such contested Work Charge from the applicable Property or Borrowers shall have paid the same (or shall have caused the same to be paid) under protest; (vi) Borrowers shall furnish (or cause to be furnished) such security as may be required in the proceeding together with all interest and penalties thereon, and (vii) Borrowers shall furnish (or cause to be furnished either (x) such security or as may be reasonably requested by Lender, to insure payment of such Work Charge, together with all interest and penalties payable in connection therewith or (y) evidence satisfactory to Lender that such lien has been bonded over in a manner satisfactory to Lender.  Lender may apply any such security or part thereof, as necessary to pay for such Work Charge at any time when, in the judgment of Lender, the validity, applicability or non-payment of such Work Charge is finally established or any Property (or any part thereof or interest therein) shall be in present danger of being sold, forfeited, terminated, cancelled or lost.

Section 4.17                            Performance of Other Agreements.  Borrowers shall observe and perform each and every material term to be observed or performed by Borrowers pursuant to the terms of any agreement or recorded instrument affecting or pertaining to any Property, or given by any Borrower to Lender for the purpose of further securing the Debt and any amendments, modifications or changes thereto.

Section 4.18                            Debt Cancellation.  Borrowers shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to any Borrower by any Person, except for adequate consideration and in the ordinary course of such Borrower’s business.

Section 4.19                            ERISA

(a)                                 Borrowers shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights hereunder or under the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.

(b)                                 Borrowers shall not maintain, sponsor, contribute to or become obligated to contribute to, or suffer or permit any ERISA Affiliate of any Borrower to, maintain, sponsor, contribute to or become obligated to contribute to, any Plan or any Welfare Plan or permit the assets of any Borrower to become “plan assets,” whether by operation of law or under regulations promulgated under ERISA.

(c)                                  Borrowers shall deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan as requested by Lender in its reasonable discretion, that (i) no Borrower is an employee or maintains an “employee benefit plan” as defined in Section 3(3) of ERISA, or other retirement arrangement, which is subject to Title I of ERISA or Section 4975 of the IRS Code, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (ii) no Borrower is subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (iii) the assets of Borrowers do not constitute “plan assets” within the meaning of 29 C.F.R §2510.3-101.

Section 4.20                            No Joint Assessment.  Borrowers shall not suffer, permit or initiate the joint assessment of any Property with (a) any other real property constituting a tax lot separate from such Property, or (b) any portion of such Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such Property.

Section 4.21                            Alterations.  Borrowers may, without Lender’s consent, perform alterations to any Improvements which (i) do not constitute a Material Alteration, (ii) do not adversely affect any Borrower’s financial condition or the value or net operating income of any Property, and (iii) are performed in the ordinary course of any Borrower’s business. Borrowers shall not perform any Material Alteration without Lender’s prior written consent.  If the total unpaid amounts incurred and to be incurred with respect to any alterations to the Improvements shall at any time exceed the Alteration Threshold, Borrowers shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrowers’ obligations under the Loan Documents any of the following: (i) cash, (ii) U.S. Obligations, (iii) other securities acceptable to Lender (provided that Lender shall have received a Rating Agency Confirmation as to the form and issuer of same), (iv) a Letter of Credit, or (v) a completion bond (provided that Lender shall have received a Rating Agency Confirmation as to the form and issuer of same).  Such security shall be in an amount equal to the excess of the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements over the Alteration Threshold, but taking into account any Reserve Funds then held by

Lender which may be drawn upon by Borrower in connection with any such alteration.  All alterations to any Improvements shall be made lien-free and in a good and workmanlike manner in accordance with all Applicable Laws.

Section 4.22                            REA Covenants.

(a)                                 Each Borrower shall (a) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under any material REA and do all things reasonably necessary to preserve and to keep unimpaired its material rights thereunder; (b) promptly notify Lender of any material default under any material REA of which it is aware; (c) at Lender’s written request promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate received by it under any REA; (d) enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed under any REA in a commercially reasonable manner; (e) cause the Properties to be operated, in all material respects, in accordance with any REA; and (f) not, without the prior written consent of Lender, not to be unreasonably withheld (i) enter into any new REA or execute modifications to any existing REA, (ii) surrender, terminate or cancel any REA, (iii) reduce or consent to the reduction of the term of any REA, (iv) increase or consent to the increase of the amount of any charges under any REA, (v) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, any REA in any materially adverse respect, or (vi) following the occurrence and during the continuance of an Event of Default, exercise any rights, make any decisions, grant any approvals or otherwise take any action under any REA.

(b)                                 Notwithstanding anything to the contrary contained herein, provided that no Event of Default is then continuing, to the extent Lender’s prior approval is required pursuant to Section 4.22(a) and the matter for which Borrower is seeking approval is not reasonably likely to result in a Material Adverse Effect if approved, Lender shall have ten (10) Business Days from receipt of written request and all required information and documentation relating thereto in which to approve or disapprove such matter, provided that such request to Lender is marked in bold lettering with the following language: “LENDER’S RESPONSE IS REQUIRED WITHIN TEN (10) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND LENDER” and the envelope containing the request must be marked “PRIORITY”.  In the event that Lender fails to respond to the matter in question within such time, Lender’s approval shall be deemed given for all purposes.  Borrowers shall provide Lender with such information and documentation as may be reasonably required by Lender.

Section 4.23                            Material Agreements.

(a)                                 Each Borrower shall (a) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the Material Agreements and do all things reasonably necessary to preserve and to keep unimpaired its material rights thereunder; (b) promptly notify Lender of any material default under the Material Agreements of which it is aware; (c) Upon Lender’s written request, promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate received by it under the Material Agreements; (d) enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed under the Material Agreements in a commercially reasonable manner; (e) cause the Properties to be operated, in all material respects, in accordance with the Material Agreements; and (f) not, without the prior written consent of Lender, not to be unreasonably withheld, (i) enter into any new Material Agreement or execute modifications to any existing Material Agreements, (ii) surrender, terminate or cancel the Material Agreements, (iii) reduce or consent to the reduction of the term of the Material Agreements, (iv) increase or consent to the increase of the amount of any charges under the Material Agreements, (v) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Material Agreements in any material respect, or (vi) following the occurrence and during the continuance of an Event of Default, exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Material Agreements.  Notwithstanding anything to the contrary contained herein, provided that no Event of Default is then continuing, to the extent Lender’s prior approval is required pursuant to this Section 4.23 and the matter for which Borrower is seeking approval is not reasonably likely to result in a Material Adverse Effect if approved, Lender shall have ten (10) Business Days from receipt of written request and all required information and documentation relating thereto in which to approve or disapprove such matter, provided that such request to Lender is marked in bold lettering with the following language: “LENDER’S RESPONSE IS REQUIRED WITHIN TEN (10) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND LENDER” and the envelope containing the request must be marked “PRIORITY”.  In the event that Lender fails to respond to the matter in question within such time, Lender’s approval shall be deemed given for all purposes.  Borrowers shall provide Lender with such information and documentation as may be reasonably required by Lender.

Section 4.24                            Illegal Acts/Forfeiture.  Each Borrower hereby covenants and agrees not to commit, (and shall use commercially reasonable efforts not to permit or suffer to exist by any third party) any act or omission affording any right of forfeiture as described in Section 3.20 hereof.

ARTICLE 5.

ENTITY COVENANTS

Section 5.1                                   Single Purpose Entity/Separateness.

(a)                                 Each Borrower has not and will not:

(i)                                     engage in any business or activity other than the ownership, operation, leasing, maintenance, management, financing, disposing of and otherwise dealing with the Property owned by such Borrower, and activities incidental thereto;

(ii)                                  acquire or own any assets other than (A) the Property owned by such Borrower, and (B) such incidental Personal Property as may be necessary for the ownership, leasing, maintenance and operation of such Property;

(iii)                               merge into or consolidate with any Person, or dissolve, terminate, liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure;

(iv)                              fail to observe all organizational formalities, or fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the Applicable Law of the jurisdiction of its organization or formation, or amend, modify, terminate or fail to comply with the provisions of its organizational documents;

(v)                                 own any subsidiary, or make any investment in, any Person;

(vi)                              commingle its assets with the assets of any other Person other than the other Borrowers; provided, that all amounts paid to Borrowers (including, without limitation, all rents and other revenues arising out of the Borrowers’ ownership and operation of the Properties) may be (A) deposited into a centralized cash management account (the “Central Account”) controlled by Guarantor (or an Affiliate of such entity) on behalf of Borrowers, as and when received, and (B) disbursed out of such Central Account in payment of amounts payable by Borrowers, as and when due, so long as all amounts deposited into such Centralized Account for the benefit of Borrowers and all amounts disbursed out of such Centralized Account for the benefit of the Borrowers are clearly segregated, for accounting purposes, from the revenues and expenses of all other Persons;

(vii)                           incur any Indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (A) the Debt, (B) trade and operational indebtedness incurred in the ordinary course of business with trade creditors, provided such indebtedness is (1) unsecured, (2) not evidenced by a note, (3) on commercially reasonable terms and conditions, and (4) due not more than sixty (60) days past the date incurred and paid (unless being contested in accordance with Section 4.16(b) hereof) on or prior to such date, and/or (C) Permitted Equipment Leases; provided however, the aggregate amount of the indebtedness described in (B) and (C) shall not exceed at any time six percent (6%) of the Allocated Loan Amount of the Property owned by such Borrower, but in no event less than $100,000 (or, when taken together with the unsecured trade payables of all Borrowers, three percent (3%) of the original amount of the Debt.  No Indebtedness other than the Debt may be secured (subordinate or pari passu) by any Property;

(viii)                        fail to maintain all of its books, records, financial statements and bank accounts (other than the Central Account) separate from those of its Affiliates and any constituent party.  No Borrower’s assets have or will not be listed as assets on the financial statement of any other Person; provided, however, that any Borrower’s assets may be included in a consolidated financial statement of its Affiliates provided that such assets shall be listed on each Borrower’s own separate balance sheet.  Each Borrower has maintained and will maintain its books, records, resolutions and agreements as official records;

(ix)                              enter into any contract or agreement with any general partner, member, shareholder, principal or Affiliate, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arm’s-length basis with unaffiliated third parties;

(x)                                 maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person (provided that Lender acknowledges the existence of the Central Account and agrees that the existence of such account does not violate this clause (x));

(xi)                              other than in connection with the Loan, assume or guaranty the debts of any other Person, hold itself out to be responsible for the debts of any other Person, or otherwise pledge its assets for the benefit of any other Person or hold out its credit as being available to satisfy the obligations of any other Person;

(xii)                           make any loans or advances to any Person;

(xiii)                        fail to file its own tax returns (unless prohibited by Applicable Law from doing so);

(xiv)                       fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name or fail to correct any known misunderstanding regarding its separate identity;

(xv)                          fail to intend to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations (to the extent there exists sufficient cash flow from any Property owned by such Borrower to do so after the payment of all operating expenses and Debt Service and shall not require any equity owner to make additional capital contributions to such Borrower);

(xvi)                       without the unanimous written consent of all of its partners or members, as applicable, and the consent of each Independent Director (regardless of whether such Independent Director is engaged at such Borrower or SPE Component Entity level), (a) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any Creditors Rights Laws, (b) seek or consent to the appointment of a receiver, liquidator or any similar official

(other than one sought by Lender), (c) take any action that might reasonably be expected to cause such entity to become insolvent, or (d) make an assignment for the benefit of creditors;

(xvii)                    to the extent that Borrowers share overhead expenses, fail to allocate fairly, appropriately and nonarbitrarily any such costs and expenses between or among Borrowers, or fail to use separate stationery, invoices and checks (other than checks written from the Central Account);

(xviii)                 fail to intend to remain solvent, to pay its own liabilities (including, without limitation, salaries of its own employees) from its own funds or fail to maintain a sufficient number of employees in light of its contemplated business operations (in each case to the extent there exists sufficient cash flow from any Property owned by such Borrower to do so) and shall not require any equity owner to make additional capital contributions to such Borrower);

(xix)                       acquire obligations or securities of its partners, members, shareholders or other Affiliates, as applicable; or

(xx)                          violate or cause to be violated the assumptions made with respect to Borrower and its principals in the Non-Consolidation Opinion or in any New Non-Consolidation Opinion.

(b)                                 If any Borrower is a limited partnership or a limited liability company (other than an Acceptable LLC), each general partner or managing member (each, an “SPE Component Entity”) shall be a corporation or an Acceptable LLC (I) whose sole asset is its interest in such Borrower, (II) which has not been and shall not be permitted to engage in any business or activity other than owning an interest in such Borrower; (III) which has not been and shall not be permitted to incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation); and (IV) which has and will at all times own at least a 0.5% direct equity ownership interest in such Borrower.  Each such SPE Component Entity will at all times comply, and will cause such Borrower to comply, with each of the representations, warranties, and covenants contained in this Article 5 (to the extent applicable) as if such representation, warranty or covenant was made directly by such SPE Component Entity.  Upon the withdrawal or the disassociation of an SPE Component Entity from such Borrower, such Borrower shall immediately appoint a new SPE Component Entity whose articles of incorporation or organization are substantially similar to those of such SPE Component Entity and deliver a New Non-Consolidation Opinion to Lender with respect to the new SPE Component Entity and its equity owners.

(c)                                  In the event any Borrower or the SPE Component Entity is an Acceptable LLC, the limited liability company agreement of such Borrower or the SPE Component Entity (as applicable) (the “LLC Agreement”) shall provide that (i)  upon the occurrence of any event that causes the last remaining member of such Borrower or the SPE Component Entity (as applicable) (“Member”) to cease to be the member of such Borrower or the SPE Component Entity (as applicable) (other than (A) upon an assignment by Member of all of its limited liability company interest in such Borrower or the SPE Component Entity (as applicable) and the admission of the transferee in accordance with the Loan Documents and the LLC Agreement, or (B) the resignation of Member and the admission of an additional member of such Borrower or the SPE Component Entity (as applicable) in accordance with the terms of the Loan Documents and the LLC Agreement), any person acting as Independent Director of such Borrower or the SPE Component Entity (as applicable) shall, without any action of any other Person and simultaneously with the Member ceasing to be the member of such Borrower or the SPE Component Entity (as applicable) automatically be admitted to such Borrower or the SPE Component Entity (as applicable) as a member with a 0% economic interest (“Special Member”) and shall continue such Borrower or the SPE Component Entity (as applicable) without dissolution and (ii) Special Member may not resign from such Borrower or the SPE Component Entity (as applicable) or transfer its rights as Special Member unless (A) a successor Special Member has been admitted to such Borrower or the SPE Component Entity (as applicable) as a Special Member in accordance with requirements of Delaware or Maryland law (as applicable) and (B) after giving effect to such resignation or transfer, there remains at least two (2) Independent Directors of the SPE Component Entity or such Borrower (as applicable) in accordance with Section 5.2 below.  The LLC Agreement shall further provide that (i) Special Member shall automatically cease to be a member of such Borrower or the SPE Component Entity (as applicable) upon the admission to such Borrower or the SPE Component Entity (as applicable) of the first substitute member, (ii) Special Member shall be a member of such Borrower or the SPE Component Entity (as applicable) that has no interest in the profits, losses and capital of such Borrower or the SPE Component Entity (as applicable) and has no right to receive any distributions of the assets of such Borrower or the SPE Component Entity (as applicable), (iii) pursuant to the applicable provisions of the limited liability company act of the State of Delaware or Maryland (as applicable, the “Act”), Special Member shall not be required to make any capital contributions to such Borrower or the SPE Component Entity (as applicable) and shall not receive a limited liability company interest in such Borrower or the SPE Component Entity (as applicable), (iv) Special Member, in its capacity as Special Member, may not bind such Borrower or the SPE Component Entity (as applicable) and (v) except as required by any mandatory provision of the Act, Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, such Borrower or the SPE Component Entity (as applicable) including, without limitation, the merger, consolidation or conversion of such Borrower or the SPE Component Entity (as applicable); provided, however, such prohibition shall not limit the obligations of Special Member, in its capacity as Independent Director, to vote on such matters required by the Loan Documents or the LLC Agreement.  In order to implement the admission to such Borrower or the SPE Component Entity (as applicable) of Special Member, Special Member shall execute a counterpart to the LLC Agreement.  Prior to its admission to such Borrower or the SPE Component Entity (as applicable) as Special Member, Special Member shall not be a member of such Borrower or the SPE Component Entity (as applicable), but Special Member may serve as an Independent Director of such Borrower or the SPE Component Entity (as applicable).

(d)                                 The LLC Agreement shall further provide that, (i) upon the occurrence of any event that causes the Member to cease to be a member of any Borrower or the SPE Component Entity (as applicable) to the fullest extent permitted by law, the personal representative of Member shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of Member in such Borrower or the SPE Component Entity (as applicable) agree in writing (A) to continue Borrower or the SPE Component Entity (as applicable) and (B) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of such Borrower or the SPE Component Entity (as applicable) effective as of the occurrence of the event that terminated the continued membership of Member in such Borrower or the SPE Component Entity (as applicable), (ii) any action initiated by or brought against Member or Special Member under any Creditors Rights Laws shall not cause Member or Special Member to cease to be a member of such Borrower or the SPE Component Entity (as applicable) and upon the occurrence of such an event, the business of such Borrower or the SPE Component Entity (as applicable) shall continue without dissolution, and (iii) each of Member and Special Member waives any right it might have to agree in writing to dissolve such Borrower or the SPE Component Entity (as applicable) upon the occurrence of any action initiated by or brought against Member or Special Member under any Creditors Rights Laws, or the occurrence of an event that causes Member or Special Member to cease to be a member of such Borrower or the SPE Component Entity (as applicable).

Section 5.2                                   Independent Director.

(a)                                 The organizational documents of each Borrower (to the extent such Borrower is a corporation or an Acceptable LLC) or the SPE Component Entity, as applicable, shall provide that at all times there shall be at least two duly appointed members of its board of directors or managers, as applicable (each, an “Independent Director”) reasonably satisfactory to Lender who each shall not have been at the time of each such individual’s initial appointment, and (I) shall not have been at any time during the preceding five years, and shall not be at any time while serving as Independent Director, either (i) a shareholder (or other equity owner) of, or an officer, director (other than in its capacity as Independent Director), partner, member or employee of, any Borrower or any of its respective shareholders, partners, members, subsidiaries or Affiliates, (ii) a customer of, or supplier to, or other Person who derives any of its purchases or revenues from its activities with, any Borrower or any of their respective shareholders, partners, members, subsidiaries or Affiliates, (iii) a Person who Controls or is under common Control with any such shareholder, officer, director, partner, member, employee supplier, customer or other Person, or (iv) a member of the immediate family of any such shareholder, officer, director, partner, member, employee, supplier, customer or other Person, and (II) shall be employed by, in good standing with and engaged by such Borrower in connection with, in each case, an Approved ID Provider.  Each Independent Director at the time of their initial engagement shall have had at least three (3) years prior experience as an independent director to a company or a corporation in the business of owning and operating commercial properties similar in type and quality to the Property owned by such Borrower.

(b)                                 The organizational documents of each Borrower and SPE Component Entity (as applicable) shall further provide that (I) the board of directors or managers of Borrower or the SPE Component Entity as applicable, and the constituent members of such entities (the “Constituent Members”) shall not take any action which, under the terms of any organizational documents of such Borrower or the SPE Component Entity as applicable requires the unanimous vote of (1) the board of directors or managers of such Borrower or the SPE Component Entity as applicable, or (2) the Constituent Members, unless at the time of such action there shall be at least two Independent Directors engaged as provided by the terms hereof; (II) any resignation, removal or replacement of any Independent Director shall not be effective without two (2) Business Days prior written notice to Lender accompanied by evidence that the replacement Independent Director satisfies the applicable terms and conditions hereof and of the applicable organizational documents; (III) to the fullest extent permitted by applicable law, including Section 18-1101(c) of the Act and notwithstanding any duty otherwise existing at law or in equity, the Independent Directors shall consider only the interests of the Constituent Members and such Borrower and any SPE Component Entity (including, without limitation, such Borrower’s and any SPE Component Entity’s respective creditors) in acting or otherwise voting on the matters provided for herein and in such Borrower’s and SPE Component Entity’s organizational documents (which such fiduciary duties to the Constituent Members and such Borrower and any SPE Component Entity (including such Borrower’s and any SPE Component Entity’s respective creditors), in each case, shall be deemed to apply solely to the extent of their respective economic interests in such Borrower or SPE Component Entity (as applicable) exclusive of (x) all other interests (including all other interests of the Constituent Members), (y) the interests of other Affiliates of the Constituent Members, such Borrower and SPE Component Entity and (z) the interests of any group of Affiliates of which the Constituent Members, such Borrower or SPE Component Entity is a part)); (IV) other than as provided in subsection (III) above, the Independent Directors shall not have any fiduciary duties to any Constituent Members, any directors of such Borrower or SPE Component Entity or any other Person; (V) the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing under applicable law; and (VI) to the fullest extent permitted by applicable law, including Section 18-1101(e) of the Act, an Independent Director shall not be liable to such Borrower, SPE Component Entity, any Constituent Member or any other Person for breach of contract or breach of duties (including fiduciary duties), unless the Independent Director acted in bad faith or engaged in willful misconduct.

Section 5.3                                   Compliance Certificate.  Not later than ninety (90) days after and as of the end of each fiscal year and at any other time upon request from Lender, Borrowers shall provide an Officer’s Certificate certifying as to Borrowers’ continued compliance with the terms of this Article 5.  Additionally, Borrowers shall provide Lender with such other evidence of Borrowers’ compliance with this Article 5, as Lender may reasonably request from time to time.

Section 5.4                                   Change of Name, Identity or Structure.  Borrowers shall not change (or permit to be changed) any Borrower’s or the SPE Component Entity’s (a) name, (b) identity (including its trade name or names), (c) principal place of business set forth on the first page of this Agreement or, (d) if not an individual, such Borrower’s or the SPE Component Entity’s corporate, partnership or other structure, without notifying Lender of such change in writing at least thirty (30) days prior to the effective date of such change and, in the case of a change in any Borrower’s or the SPE Component Entity’s structure, without first obtaining the prior written consent of Lender.  Borrowers shall execute and deliver to Lender, prior to or contemporaneously with the effective date of any such change, any financing statement or financing statement change required by Lender to establish or maintain the validity, perfection and priority of the security interest granted herein.  At the request of Lender, Borrowers shall execute a certificate in form satisfactory to Lender listing the trade names under which Borrowers or any SPE Component Entity intends to operate the Properties, and representing and warranting that Borrowers or the SPE Component Entity does business under no other trade name with respect to the Properties.

Section 5.5                                   Business and Operations.  Borrowers will continue to engage in the businesses now conducted by them as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Properties.  Borrowers will qualify to do business and will remain in good standing under the laws of the State where the Property owned by it is located as and to the extent the same is required for the ownership, maintenance, management and operation of the Properties.

ARTICLE 6.

NO SALE OR ENCUMBRANCE

Section 6.1                                   Transfer Definitions.  For purposes of this Article 6, (i) “Restricted Party” shall mean any Borrower, Guarantor, any SPE Component Entity, any Affiliated Manager, or any shareholder, partner, member or non-member manager, or any direct or indirect legal or beneficial owner of such Borrower, Guarantor, any SPE Component Entity, any Affiliated Manager or any non-member manager; (ii) a “Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, mortgage, grant, bargain, encumbrance, pledge, assignment, grant of any options with respect to, or any other transfer or disposition of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) a legal or beneficial interest; (iii) a “Multi-Asset Person” shall mean a Person in respect of which the Net Operating Income from the Properties (or such portion thereof allocable to such Person) represents less than 50% of such Person’s aggregate gross income; (iv) “STAG” shall mean collectively, as applicable, Guarantor and/or STAG Industrial, Inc.; (v) “Bankruptcy Action” shall mean with respect to any Person (a) such Person filing a voluntary bankruptcy petition under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law; (b) the filing of an involuntary petition against such Person by anyone other than Lender under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition against such Person; (c) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person other than Lender under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition from any Person; (d) such Person consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, liquidator, or examiner for such Person or any portion of the Property by anyone other than Lender; (e) the filing of a petition against a Person seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Bankruptcy Code or any other applicable law by anyone other than Lender; or (f) such Person making an assignment for the benefit of creditors; (vi) a “Qualified Transferee” shall mean an investment bank, insurance company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government plan, real estate company, investment fund, real estate investment trust, or an institution substantially similar to any of the foregoing, provided that that such Person (1) has total assets (in name or under management) in excess of Six Hundred Million Dollars ($600,000,000) and capital/statutory surplus or shareholder equity in excess of Two Hundred Fifty Million Dollars ($250,000,000) (in both cases, exclusive of the Properties), (2) has Liquidity (as defined in the Guaranty) having a market value of at least Twenty-Five Million Dollars ($25,000,000), (3) is regularly engaged in the business of owning interests (either directly or through funds under management) in commercial properties (exclusive of the Properties) totaling at least 5,000,000 square feet, and has substantially the same level of experience and expertise as STAG prior to the subject Transfer in conducting business of the nature currently conducted by STAG in respect of the Properties, and (4) has not been the subject of a Bankruptcy Action, material governmental or regulatory investigation which resulted in a conviction for criminal activity involving moral turpitude, and no court shall have determined that such Person defrauded its creditors, in each case in the past seven (7) years; provided further that, the Property shall be managed at all times by a Qualified Manager and such Qualified Transferee shall not cause a breach of the representations and warranties contained in Section 4.19 hereof.

Section 6.2                                   No Sale/Encumbrance.

(a)                                 Subject to Sections 6.3 and 6.4 hereof, without the prior written consent of Lender, Borrowers shall not cause or permit (i) a Sale or Pledge of any Property or any part thereof or any legal or beneficial interest therein, other than in accordance with Sections 2.8, 2.9 or 2.10 hereof (ii) a Sale or Pledge of an interest in any Restricted Party or (iii) any change in Control of any Borrower, Guarantor, any Affiliated Manager, or any change in control of the day-to-day operations of any Property (collectively, a “Prohibited Transfer”), other than pursuant to (w) Leases of space in the Improvements to Tenants in accordance with the provisions of Section 4.14, (x) any Permitted Encumbrances, (y) any Permitted Equity Transfer or other Permitted Transfer; and (z) any Permitted Equipment Leases.

(b)                                 A Prohibited Transfer shall include, but not be limited to, (i) an installment sales agreement wherein any Borrower agrees to sell any Property or any part thereof for a price to be paid in installments; (ii) an agreement by any Borrower leasing all or a substantial part of any Property for other than actual occupancy by a Tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, such Borrower’s right, title and interest in and to (A) any Leases or any Rents or (B) any

REA or any Material Agreements; (iii) any action for partition of any Property (or any portion thereof or interest therein) or any similar action instituted or prosecuted by any Borrower or by any other person or entity, pursuant to any contractual agreement or other instrument or under Applicable Law (including, without limitation, common law); (iv) any other action instituted by (or at the behest of) such Borrower or its Affiliates or consented to or acquiesced in by such Borrower or its Affiliates which results in a termination of an REA or any Material Agreements; (v) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock in one or a series of transactions; (vi) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general or limited partner or any profits or proceeds relating to such partnership interests or the creation or issuance of new limited partnership interests; (vii) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of any member or any profits or proceeds relating to such membership interest; (viii) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; or (ix) the removal or the resignation of Manager (including, without limitation, an Affiliated Manager) other than in accordance with Section 4.15.

Section 6.3                                   Permitted Equity Transfers.

(a)                                 Notwithstanding the restrictions contained in this Article 6, the following equity transfers shall be permitted without Lender’s consent (each, a “Permitted Equity Transfer”):

(i)                                     a transfer (but not a pledge) by devise or descent or by operation of law upon the death of a Restricted Party or any member, partner or shareholder of a Restricted Party;

(ii)                                  the transfer in one or a series of transactions, of the stock, partnership interests or membership interests (as the case may be) in a Restricted Party (including, without limitation, transfers for estate planning purposes);

(iii)                               the sale, transfer or issuance of shares of securities, preferred or common stock in any Restricted Party, including STAG or any other Person who directly or indirectly holds such securities or interests or who is a Multi-Asset Person that is a publicly traded entity, provided in each such case, such shares of common stock are listed on the New York Stock Exchange or another nationally recognized stock exchange (regardless whether such transfer or issuance is of publicly traded securities or interests); provided that, after such transfer, STAG shall continue to Control Borrower;

(iv)                              the sale, transfer or issuance of stock in a Restricted Party to third party investors through licensed U.S. broker-dealers in accordance with Applicable Law (provided, that, the foregoing provisions of clauses (iii) and (iv) shall not be deemed to waive, qualify or otherwise limit Borrowers’ obligation to comply (or to cause the compliance with) the other covenants set forth herein and in the other Loan Documents (including, without limitation, the covenants contained herein relating to ERISA matters));

(v)                                 in connection with a credit-line financing, any pledge (but not the foreclosure of such pledge by the lender thereunder without the Lender’s consent thereto) of direct or indirect equity interests in, and/or right to distributions from, Guarantor or any Multi-Asset Person or any of their Affiliates (other than Borrowers) to secure a loan to any such Persons; provided that (A) such credit line financing benefits all or substantially all of the portfolio of such Multi-Asset Person, and (B) the value of the equity in the Properties which is indirectly pledged as collateral under such credit line of financing constitutes no more than twenty five percent (25%) of the total value of all assets directly or indirectly securing such credit line of financing at the time of such pledge;

(vi)                              the merger or consolidation of STAG with or into any other Person or sale of all or substantially all of the assets of STAG (each, a “STAG Transfer” and, collectively, “STAG Transfers”); provided, however, that, in connection with any such STAG Transfer or series of STAG Transfers (other than pursuant to clause (iii) above), Lender’s prior written consent (not to be unreasonably withheld, conditioned or delayed) shall be required unless after giving effect to such STAG Transfer, STAG (or the successor entity thereto) shall be a Qualified Transferee.

(b)                                 Each of the Permitted Equity Transfers described in subsection (a) above (other than in clauses (ii) (solely in respect of limited partners in Guarantor), (iii) and (iv)), shall be subject to the following additional conditions:

(i)                                     Lender shall receive not less than thirty (30) days prior written notice of any Permitted Equity Transfer other than a Permitted Equity Transfer pursuant to clause (a)(i), for which no notice is required unless such Transfer shall result in either (x) a change of Control of the subject Borrower or Borrowers or (y) the transferee owning at least 25% direct or indirect equity ownership interest in any Borrower;

(ii)                                  other than as expressly provided in clause (a)(vi) in connection with a STAG Transfer, no such Transfers shall result in a change in Control of Guarantor or Affiliated Manager;

(iii)                               other than as expressly provided in clause (a)(vi) in connection with a STAG Transfer, after giving effect to such Transfers, Guarantor shall (I) own at least a 51% direct or indirect equity ownership interest in each Borrower and any SPE Component Entity; (II) Control each Borrower and any SPE Component Entity; and (III) control the day-to-day operation of any Property;

(iv)                              after giving effect to such Transfers, the Properties shall continue to be managed by a Qualified Manager, if applicable;

(v)                                 in the case of the transfer of any direct equity ownership interests in any Borrower or in any SPE Component Entity, such transfers shall be conditioned upon continued compliance with the relevant provisions of Article 5 hereof;

(vi)                              in the case of (1) the transfer of the management of any Property to a new Affiliated Manager in accordance with the applicable terms and conditions hereof, or (2) the transfer of any direct or indirect equity ownership interests in any Restricted Party that results in any Person and its Affiliates owning in excess of forty-nine percent (49%) of the direct or indirect equity ownership interests in any Borrower or in any SPE Component Entity that did not own the same on the date hereof or at the time of the delivery of any New Non-Consolidation Opinion prior to such transfer, such transfers shall be conditioned upon delivery to Lender of a New Non-Consolidation Opinion addressing such transfer; and

(vii)                           such transfers shall be conditioned upon Borrowers’ ability to, after giving effect to the equity transfer in question, (I) remake the representations contained herein relating to ERISA, OFAC and Patriot Act matters (and, upon Lender’s request, each Borrower shall deliver to Lender (x) an Officer’s Certificate containing such updated representations effective as of the date of the consummation of the applicable equity transfer and (y) searches, acceptable to Lender, for any Person owning, directly or indirectly, 20% or more of the interests in each Borrower as a result of such transfer that did not own the same on the date hereof) and (II) continue to comply with the covenants contained herein relating to ERISA OFAC and Patriot Act matters.

(viii)                        If, as a result of a Permitted Equity Transfer, Guarantor no longer either Controls or owns any direct or indirect interest in Borrowers, it shall also be a condition hereunder that one or more Affiliates of the transferee of such interest that is reasonably acceptable to Lender in all respects and either Controls Borrowers or owns a direct or indirect interest in Borrowers (an “Acceptable Replacement Guarantor”), shall execute and deliver a replacement guaranty of recourse obligations and environmental indemnity agreement (in the same form as the Guaranty and Environmental Indemnity delivered to Lender by Guarantor on the date hereof), pursuant to which, in each case, such Acceptable Replacement Guarantor agrees to be liable under such guaranty of recourse obligations and environmental indemnity agreement, in each case, from and after the date of such Permitted Equity Transfer and whereupon the Guarantor shall be released from any further liability under the Guaranty and Environmental Indemnity to which it is a party from and after the date of such Permitted Equity Transfer and such

Acceptable Replacement Guarantor shall thereafter be the “Guarantor” for all purposes set forth in this Agreement and the other Loan Documents.

(c)                                  Upon request from Lender, Borrowers shall promptly provide Lender a revised version of the organizational chart delivered to Lender in connection with the Loan reflecting any equity transfer consummated in accordance with this Section 6.3.

Section 6.4                                   Permitted Property Transfers (Assumptions).  Notwithstanding the foregoing provisions of this Article 6, following the date which is twelve (12) months from the Closing Date, Lender shall not unreasonably withhold consent to the two (2) time transfer of the Properties in their entirety to, and the related assumptions of the Loan by, any Person (a “Transferee”) provided that, with respect to each such transfer, each of the following terms and conditions are satisfied (each, a “Permitted Property Transfer”):

(a)                                 no Default or Event of Default has occurred other than one which would be cured by the proposed assumption;

(b)                                 Borrowers shall have (i) delivered written notice to Lender of the terms of such prospective transfer not less than sixty (60) days before the date on which such transfer is scheduled to close and, concurrently therewith, all such information concerning the proposed Transferee as Lender shall reasonably require and (ii) paid to Lender a non-refundable processing fee in the amount of $15,000.  Lender shall have the right to approve or disapprove the proposed transfer based on its then current underwriting and credit requirements for similar loans secured by similar properties which loans are sold in the secondary market, such approval not to be unreasonably withheld.  In determining whether to give or withhold its approval of the proposed transfer, Lender shall consider the experience and track record of Transferee and its principals in owning and operating facilities similar to the Properties, the financial strength of Transferee and its principals, the general business standing of Transferee and its principals and Transferee’s and its principals’ relationships and experience with contractors, vendors, tenants, lenders and other business entities; provided, however, that, notwithstanding Lender’s agreement to consider the foregoing factors in determining whether to give or withhold such approval, such approval shall be given or withheld based on what Lender determines to be commercially reasonable and, if given, may be given subject to such conditions as Lender may deem reasonably appropriate;

(c)                                  Borrowers shall have paid to Lender, concurrently with the closing of such prospective transfer, (i) a non-refundable assumption fee in an amount equal to the greater of (y) 0.25% of the then outstanding principal balance of the Loan, (ii) all reasonable, actual out-of-pocket costs and expenses, including reasonable attorneys’ fees, incurred by Lender in connection therewith and (iii) all reasonable, actual out-of-pocket fees, costs and expenses of all third parties and the Rating Agencies incurred in connection therewith;

(d)                                 Transferee assumes and agrees to pay the Debt as and when due subject to the provisions of Article 13 hereof and, prior to or concurrently with the closing of such transfer, Transferee and its constituent partners, members, shareholders, affiliates or sponsors as Lender may reasonably require, shall execute, without any cost or expense to Lender, such documents and agreements as Lender shall reasonably require to evidence and effectuate said assumption and an Affiliate of Transferee reasonably acceptable to Lender shall execute a recourse guaranty and an environmental indemnity in form and substance identical to the Guaranty and Environmental Indemnity, respectively, with such changes to each of the foregoing as may be reasonably required by Lender;

(e)                                  Borrowers and Transferee, without any cost to Lender, shall furnish any information reasonably requested by Lender for the preparation of, and shall authorize Lender to file, new financing statements and financing statement amendments and other documents to the fullest extent permitted by Applicable Law, and shall execute any additional documents reasonably requested by Lender;

(f)                                   Borrowers shall have delivered to Lender, without any cost or expense to Lender, such endorsements to Lender’s Title Insurance Policy insuring that fee simple or leasehold title to the Properties, as applicable, is vested in Transferee (subject to Permitted Encumbrances), hazard insurance endorsements or certificates and other similar materials as Lender may deem reasonably necessary at the time of the transfer, all in form and substance reasonably satisfactory to Lender;

(g)                                  Transferee shall have furnished to Lender all appropriate papers evidencing Transferee’s organization and good standing, and the qualification of the signers to execute the assumption of the Debt, which papers shall include certified copies of all documents relating to the organization and formation of Transferee and of the entities, if any, which are partners or members of Transferee.  Transferee and such constituent partners, members or shareholders of Transferee (as the case may be), as Lender shall require, shall comply with the covenants set forth in Article 5 hereof;

(h)                                 Transferee shall assume the obligations of Borrowers under any Management Agreement or provide a new management agreement with a new manager which meets with the requirements of the Assignment of Management Agreement and Section 4.15 hereof and assign to Lender as additional security such new management agreement;

(i)                                     Transferee shall furnish to Lender a New Non-Consolidation Opinion and an opinion of counsel satisfactory to Lender and its counsel (A) that Transferee’s formation documents provide for the matters described in subparagraph (g) above, (B) that the assumption of the Debt has been duly authorized, executed and delivered, and that the assumption agreement and the other Loan Documents are valid, binding and enforceable against Transferee in accordance with their terms, (C) that Transferee and any entity which is a controlling stockholder, member or general partner of Transferee, have been duly organized, and are in existence and good standing, (D) that the transfer will not constitute a “significant modification” of the Loan under Section 1001 of the IRS Code or otherwise cause a tax to be imposed on a “prohibited transaction” by any REMIC Trust and (E) with respect to such other matters as Lender may reasonably request;

(j)                                    if required by Lender, Lender shall have received a Rating Agency Confirmation with respect to such transfer;

(k)                                 Intentionally Omitted

(l)                                     Borrowers’ obligations under the contract of sale pursuant to which the transfer is proposed to occur shall expressly be subject to the satisfaction of the applicable terms and conditions of this Section 6.4.

Notwithstanding the foregoing or anything herein to the contrary, no Borrower may exercise its rights pursuant to this Section 6.4 during the period that commences on the date that is sixty (60) days prior to the date of any intended Securitization of the Loan and ending on the date that is sixty (60) days after the date of such Securitization of the Loan (the “Securitization Window”).  Upon written request from Borrowers, Lender shall notify Borrower of any intended Securitization of the Loan (provided that at the time of such request, the date of such intended Securitization is known to Lender).  For the avoidance of doubt, it is understood and agreed that if Borrower, in connection with exercising its rights under this Section 6.4, requests information as to the commencement of the Securitization Window and Lender advises Borrower that either such Securitization Window has not commenced or that it does not have any knowledge of when such Securitization Window shall commence, then Borrower may proceed with the completion of the exercise of its rights under Section 6.4 without regard to whether the completion shall occur during the Securitization Window.

Section 6.5                                   Lender’s Rights.  Lender reserves the right to condition the consent to a Prohibited Transfer requested hereunder upon (a) a modification of the terms hereof and on assumption of this Agreement and the other Loan Documents as so modified by the proposed Prohibited Transfer, (b) payment of a transfer fee of 1% of outstanding principal balance of the Loan and all of Lender’s expenses incurred in connection with such Prohibited Transfer, (c) to the extent required by Lender, receipt of a Rating Agency Confirmation with respect to the Prohibited Transfer, (d) the proposed transferee’s continued compliance with the covenants set forth in this Agreement, including, without limitation, the covenants in Article 5, (e) receipt of a New Non-Consolidation Opinion with respect to the Prohibited Transfer, and/or (f) such other conditions and/or legal opinions as Lender shall determine in its sole discretion to be in the interest of Lender.  All expenses incurred by Lender shall be payable by Borrowers whether or not Lender consents to the Prohibited Transfer.  Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon a Prohibited Transfer without Lender’s consent.  This provision shall apply to every Prohibited Transfer, whether or not Lender has consented to any previous Prohibited Transfer.

ARTICLE 7.

INSURANCE; CASUALTY; CONDEMNATION; RESTORATION

Section 7.1                                   Insurance.

(a)                                 Borrowers shall obtain and maintain, or cause to be obtained and maintained, insurance for Borrowers and the Properties providing at least the following coverages:

(i)                                     insurance with respect to the Improvements and, if applicable, the Personal Property insuring against any peril now or hereafter included within the “Special” or “All Risks” Causes of Loss form (which shall not exclude fire, lightning, windstorm (including named storms), hail, explosion, riot, civil commotion, aircraft, vehicles and smoke), in each case (A) in an amount equal to 100% of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value exclusive of costs of excavations, foundations, underground utilities and footings waiving of depreciation; (B) to be written on a no coinsurance form or containing an agreed amount endorsement with respect to the Improvements and, if applicable, Personal Property waiving all co-insurance provisions; (C) providing for no deductible in excess of $50,000, excluding windstorm and earthquake insurance which may have a deductible of 5% of the total insurable value and excluding flood insurance which, if required, shall provide for no deductible in excess of an amount equal to the maximum available through the National Flood Insurance Program; (D) at all times insuring against at least those hazards that are commonly insured against under a “Special” or “All Risks” Causes of Loss form of policy, as the same shall exist on the date hereof, and together with any increase in the scope of coverage provided under such form after the date hereof; and (E) providing Law & Ordinance coverage, including Coverage for Loss to the Undamaged Portion of the Building, Demolition Costs and Increased Cost of Construction in amounts acceptable to Lender.  The Full Replacement Cost shall be re-determined from time to time (but not more frequently than once in any twelve (12) calendar months) at the request of Lender by an appraiser or contractor designated and paid by Borrowers and approved by Lender, or by an engineer or appraiser in the regular employ of the insurer.  After the first appraisal, additional appraisals may be based on construction cost indices customarily employed in the trade.  No omission on the part of Lender to request any such ascertainment shall relieve Borrowers of any of their obligations under this Subsection;

(ii)                                  commercial general liability insurance against all claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Properties, including “Dram Shop” or other liquor liability coverage if the Borrowers sell or distribute alcoholic beverages from any Property, such insurance (A) to be on the so-called “occurrence” form with a general aggregate limit of not less than $2,000,000 and a per occurrence limit of not less than $1,000,000; (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) contractual liability for all insured contracts; and (5) contractual liability covering the indemnities contained in Articles 12 and 13 hereof to the extent the same is available;

(iii)                               loss of rents and/or business interruption insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in Subsections 7.1(a)(i), (iv) and (vi) through (viii); (C) in an amount equal to 100% of the projected gross income from the Properties on an actual loss sustained basis for a period beginning on the date of Casualty and continuing until the Restoration of the Properties is completed, or the expiration of eighteen (18) months, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; the amount of such business interruption/loss of rents insurance shall be determined prior to the Closing Date and at least once each year thereafter based on the greatest of: (x) Borrowers’ reasonable estimate of the gross income from the Properties and (y) the highest gross income received during the term of the Loan for any full calendar year prior to the date the amount of such insurance is being determined, in each case for the succeeding eighteen (18) month period and (D) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of six (6) months from the date that any Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period.  All Net Proceeds payable to Lender pursuant to this Subsection (the “Rent Loss Proceeds”) shall be held by Lender in accordance with the terms of the Cash Management Agreement/in an Eligible Account (which shall deemed to be included within the definition of the “Accounts” hereunder) and shall be applied to the obligations secured hereunder from time to time due and payable hereunder and under the Note; provided, however, that (I) nothing herein contained shall be deemed to relieve Borrowers of their obligations to pay the obligations secured hereunder on the respective dates of payment provided for in the Note except to the extent such amounts are actually paid out of the Rent Loss Proceeds and (II) in the event the Rent Loss Proceeds are paid in a lump sum in advance and Borrowers are entitled to disbursement of such Rent Loss Proceeds in accordance with the terms hereof, Lender or Servicer shall hold such Rent Loss Proceeds in a segregated interest-bearing Eligible Account and Lender or Servicer shall estimate the number of months required for Borrowers to restore the damage caused by the applicable Casualty, shall divide the applicable aggregate Rent Loss Proceeds by such number of months and shall disburse such monthly installment of Rent Loss Proceeds from such Eligible Account into the Cash Management Account each month during the performance of such Restoration/to Borrowers after Lender’s deduction therefrom of the amount of Debt Service and deposits into the Reserve Funds then due and payable hereunder;

(iv)                              at all times during which structural construction, repairs or alterations are being made with respect to the Improvements and only if the current property and liability coverage forms do not otherwise apply (A) commercial general liability and umbrella liability insurance covering claims related to the construction, repairs or alterations being made at the Properties which are not covered by or under the terms or provisions of the commercial general liability and umbrella liability insurance policies required herein; and (B) the insurance provided for in Subsection 7.1(a)(i) written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to Subsections 7.1(a)(i), (iv) and (vi) through (viii), as applicable (3) including permission to occupy the Properties, and (4) written on a no coinsurance form or containing an agreed amount endorsement waiving co-insurance provisions;

(v)                                 workers’ compensation, subject to the statutory limits of the state in which any Property is located, and employer’s liability insurance with a limit of at least $1,000,000 per accident and per disease per employee, and $1,000,000 for disease aggregate in respect of any work or operations on or about any Property, or in connection with any Property or its operation (if applicable);

(vi)                              equipment breakdown/boiler and machinery insurance covering all mechanical and electrical equipment in such amounts as shall be reasonably be required by Lender, on terms and in amounts consistent with the commercial property insurance policy required under Subsection 7.1(a)(i) above or in such other amount as shall be reasonably required by Lender (if applicable to the Properties);

(vii)                           if any portion of the Improvements is at any time located in an area identified by the Secretary of Housing and Urban Development or any successor thereto as an area having special flood hazards pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, or any successor law (the “Flood Insurance Acts”), flood hazard insurance in an amount equal to the “Full Replacement Cost” of the Building located in the area having special flood hazards (except, with respect to the O’Hara Property, such coverage shall be in an amount not less than the Allocated Loan Amount for the Property) which shall include, without limitation, the maximum limit of coverage available for such Property through the National Flood Insurance Program; provided, that, the insurance provided pursuant to this clause (vii) shall be on terms consistent with the “All Risk” insurance policy required in Section 7.1(a)(i) above;

(viii)                        earthquake insurance, if required, in amounts equal to one and one-half times (1.5x) the probable maximum loss or scenario expected loss of such Property plus loss of rents and/or business interruption as determined by Lender in its sole discretion and in form and substance satisfactory to Lender, provided that the insurance pursuant to this Subsection (viii) shall be on terms consistent with the all risk insurance policy required under Section 7.1(a)(i);

(ix)                              umbrella liability insurance in an amount not less than $25,000,000 per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (ii) above;

(x)                                 auto liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence of One Million and No/100 Dollars ($1,000,000) (if applicable); and

(xi)                              such other insurance and in such amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to any Property located in or around the region in which such Property is located.

(b)                                 All insurance provided for in Subsection 7.1(a) hereof shall be obtained under valid and enforceable policies (the “Policies” or in the singular, the “Policy”), in such forms and, from time to time after the date hereof, in such amounts as may be satisfactory to Lender, issued by financially sound and responsible insurance companies authorized to do business in the state in which the Property is located and approved by Lender.  The insurance companies must have a financial strength rating of “A” or better and a financial size category of “VIII” or better by A.M. Best Company, Inc., and a rating of (i) “A-” or better by S&P, and (ii) if Moody’s rates the insurance company and is designated by Lender in connection with the Securitization, “A3” or better by Moody’s (each such insurer shall be referred to below as a “Qualified Insurer”) (provided, however for multi-layered policies, (A) if four (4) or less insurance companies issue the Policies, then at least 75% of the insurance coverage represented by the Policies must be provided by insurance companies with a claims paying ability rating of “A-” or better by S&P (and the equivalent by any other Rating Agency), with no carrier below “BBB” (and the equivalent by any other Rating Agency) or (B) if five (5) or more insurance companies issue the Policies, then at least sixty percent (60%) of the insurance coverage represented by the Policies must be provided by insurance companies with a claims paying ability rating of “A-” or better by S&P (and the equivalent by any other Rating Agency), with no carrier below “BBB” (and the equivalent by any other Rating Agency).  Not less than fifteen (15) days prior to the expiration dates of the Policies theretofore furnished to Lender pursuant to Subsection 7.1(a), Borrower shall deliver carrier-issued binders and certificates of the renewal Policies, and thereafter, complete copies of the Policies when issued.  Upon renewal of the Policies, Borrowers shall deliver evidence satisfactory to Lender of payment of the premiums due thereunder (the “Insurance Premiums”).

(c)                                  Except to the extent required pursuant to Section 7.1(a) hereof, Borrowers shall not obtain (or permit to be obtained) (i) any umbrella or blanket liability or casualty Policy unless, in each case, such Policy is approved in advance in writing by Lender and Lender’s interest is included therein as provided in this Agreement and such Policy is issued by a Qualified Insurer, or (ii) separate insurance concurrent in form or contributing in the event of loss with that required in Subsection 7.1(a) to be furnished by, or which may be reasonably required to be furnished by, Borrowers.  In the event Borrowers obtain (or causes to be obtained) separate insurance or an umbrella or a blanket Policy,

Borrowers shall notify Lender of the same and shall cause complete copies of each Policy to be delivered as required in Subsection 7.1(a).  Any umbrella or blanket Policy remains subject to review and approval by Lender based on the schedule of locations and values (any such approved blanket policy, an “Acceptable Blanket Policy”).  Notwithstanding Lender’s approval of any umbrella or blanket liability or casualty Policy hereunder, Lender reserves the right, in its sole discretion, to require Borrowers to obtain a separate Policy in compliance with this Section 7.1.

(d)                                 All Policies of insurance provided for or contemplated by Subsection 7.1(a) shall name Borrowers as the named insured and, in the case of liability policies, except for the Policies referenced in Subsection 7.1(a)(v) and (xi), shall name Lender as additional insured, as their respective interests may appear, and in the case of property coverages, including but not limited to the all-risk/special form coverage, rent loss, business interruption, terrorism, boiler and machinery, earthquake and flood insurance, shall name Lender as mortgagee/lender’s loss payable by a standard noncontributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender.

(e)                                  All property Policies of insurance provided for in Subsection 7.1(a) shall provide that:

(i)                                     no (A) act, failure to act, violation of warranties, declarations or conditions, or negligence by any Borrower, or anyone acting for such Borrower, or by any Tenant under any Lease or other occupant, (B) occupancy or use of such Property for purposes more hazardous than those permitted, (C) foreclosure or similar action by Lender, or (D) failure to comply with the provisions of any Policy which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;

(ii)                                  the Policy shall not be cancelled without at least 30 days’ written notice to Lender;

(iii)                               each Policy shall provide that (A) the issuers thereof shall give written notice to Lender if the Policy has not been renewed ten (10) days prior to its expiration and (B) Lender is permitted to make payments to effect the continuation of such Policy upon notice of cancellation due to non-payment of Insurance Premiums; and

(iv)                              Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

Additionally, Borrowers further covenant and agree to promptly send to Lender any notices of non-renewal or cancellation they receive from the insurer with respect to the Policies required pursuant to this Section 7.1.

(f)                                   Upon written request of Lender, Borrowers shall furnish to Lender, on or before thirty (30) days after the close of each of Borrowers’ fiscal years, a statement certified by Borrowers or a Responsible Officer of Borrowers of the amounts of insurance maintained in compliance herewith, of the risks covered by such insurance and of the insurance company or companies which carry such insurance and, if requested by Lender, verification of the adequacy of such insurance by an independent insurance broker or appraiser reasonably acceptable to Lender.

(g)                                  If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, without notice to Borrowers (although Lender shall endeavor to give prior notice to Borrowers) to take such action as Lender deems necessary to protect its interest in the Properties, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate, and all expenses incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrowers to Lender upon demand and until paid shall be secured by the Security Instruments and shall bear interest at the Default Rate.

(h)                                 In the event of a foreclosure of the Security Instruments or other transfer of title to any Property in extinguishment in whole or in part of the Debt, all right, title and interest of any Borrower in and to the Policies then in force concerning such Property and all proceeds payable thereunder shall thereupon vest exclusively in Lender or the purchaser at such foreclosure or other transferee in the event of such other transfer of title.

(i)                                     As an alternative to the Policies required to be maintained pursuant to the preceding provisions of this Section 7.1, Borrowers will not be in default under this Section 7.1 if Borrowers maintain (or causes to be maintained) Policies which (i) have coverages, deductibles and/or other related provisions other than those specified above and/or (ii) are provided by insurance companies not meeting the credit ratings requirements set forth above (any such Policy, a “Non-Conforming Policy”), provided, that, prior to obtaining such Non-Conforming Policies (or permitting such Non-Conforming Policies to be obtained), Borrowers shall have (1) received Lender’s prior written consent thereto and (2) if required by Lender, confirmed that Lender has received a Rating Agency confirmation with respect to any such Non-Conforming Policy.

(j)                                    The property, loss of rents/business interruption, general liability and umbrella liability insurance policies required in this Section 7.1 shall not exclude Terrorism Coverage (defined below) (such insurance policies, the “Applicable Policies”).  Such Terrorism Coverage shall comply with each of the applicable requirements for Policies set forth above (including, without limitation, those relating to deductibles); provided, that, Lender, at Lender’s option, may reasonably require Borrower to obtain or cause to be obtained the Terrorism Coverage with higher deductibles than set forth above.  As used above, “Terrorism Coverage” shall mean insurance for acts of terror or similar acts of sabotage; provided, that, for so long as the Terrorism Risk Insurance Act of 2002, as extended and modified by the Terrorism Risk Insurance Program Authorization Act of 2007 (as the same may be further modified, amended, or extended, “TRIPRA”) (i) remains in full force and effect and (ii) continues to cover both foreign and domestic acts of terror, the provisions of TRIPRA shall determine what is deemed to be included within this definition of “Terrorism Coverage.”  Notwithstanding the foregoing, whether or not TRIPRA or subsequent statute, extension, or reauthorization is in effect, Borrowers shall be required to carry terrorism insurance throughout the term of the Loan as required by the preceding sentence; provided, however, Borrowers shall not be required to pay annual premiums in excess of the TC Cap (defined below) in order to obtain the Terrorism Coverage (but Borrower shall be obligated to purchase the maximum amount of Terrorism Coverage available with funds equal to the TC Cap).  As used above, “TC Cap” shall mean an amount equal to two (2) times the premium for a separate “Special Form” or “All Risks” policy or equivalent policy insuring only the Properties on a stand-alone basis (including, without limitation, the insurance required pursuant to Sections 7.1(a)(i) and (iii) hereof) at the time that any Terrorism Coverage is excluded from any Applicable Policy.

Section 7.2                                   Casualty.  If any Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrowers shall give prompt notice of such damage to Lender and shall promptly commence and diligently prosecute the completion of the repair and restoration of such Property as nearly as possible to the condition such Property was in immediately prior to such Casualty, with such alterations as may be reasonably approved by Lender (a “Restoration”) and otherwise in accordance with Section 7.4.  Borrowers shall pay all costs of such Restoration whether or not such costs are covered by insurance.  Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrowers.  Notwithstanding the foregoing, if as a result of a Casualty the tenant occupying the affected Property terminates its Lease with respect to the affected Property, Borrower shall not be obligated to restore and rebuild any portion of such Property following such Casualty, provided Borrower demolishes and razes the affected portion of the Property, removes any debris and rubbish, and restores the same to a safe condition and in accordance with and pursuant to all Applicable Laws (and in a manner that minimizes interference with the operation of the remaining portion of the Property) and in such event the Net Proceeds shall be retained by Lender toward the payment of the Debt in accordance with Section 2.7(b).

Section 7.3                                   Condemnation.  Borrowers shall promptly give Lender notice of the actual or threatened in writing commencement of any proceeding for the Condemnation of any Property of which Borrower has knowledge and shall deliver to Lender copies of any and all papers served in connection with such proceedings.  Lender may participate in any such proceedings at its sole cost and expense, and Borrowers shall from time to time deliver to Lender all instruments reasonably requested by it to permit such participation.  Borrowers shall, at their expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and reasonably cooperate with them in the carrying on or defense of any such proceedings.  Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including but not limited to any transfer made in lieu of or in anticipation of the exercise of such taking), Borrowers shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt.  Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note.  If any Property or any portion thereof is taken by a condemning authority, Borrowers shall promptly commence and diligently prosecute the Restoration of such Property and otherwise comply with the provisions of Section 7.4.  Notwithstanding the foregoing, if as a result of a Condemnation,  the tenant occupying the affected Property terminates its Lease with respect to the affected Property, Borrower shall not be obligated to restore and rebuild any portion of such Property following such Condemnation, provided Borrower demolishes and razes the affected portion of the Property, removes any debris and rubbish, and restores the same to a safe condition and in accordance with and pursuant to all Applicable Laws (and in a manner that minimizes interference with the operation of the remaining portion of the Property) and in such event the Award shall be retained by Lender toward the payment of the Debt in accordance with Section 2.7(b).  If such Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

Section 7.4                                   Restoration.  The following provisions shall apply in connection with the Restoration of a Property:

(a)                                 If the Net Proceeds shall be less than the Restoration Threshold and the costs of completing the Restoration shall be less than the Restoration Threshold, the Net Proceeds will be disbursed by Lender to Borrowers upon receipt, provided that all of the conditions set forth in Section 7.4(b)(i) are met and Borrowers deliver to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.

(b)                                 If the Net Proceeds are equal to or greater than the Restoration Threshold or the costs of completing the Restoration are equal to or greater than the Restoration Threshold, Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 7.4.

(i)                                               The Net Proceeds shall be made available for Restoration provided that each of the following conditions are met:

(A)                               no Event of Default shall have occurred and be continuing;

(B)                               (1) in the event the Net Proceeds are insurance proceeds, less than thirty percent (30%) of each of (i) the fair market value of such Property as reasonably determined by Lender, and (ii) the rentable area of such Property has been damaged, destroyed or rendered unusable as a result of a Casualty or (2) in the event the Net Proceeds are condemnation proceeds, less than ten percent (10%) of each of (i) the fair market value of such Property as reasonably determined by Lender and (ii) the rentable area of such Property is taken, such land is located along the perimeter or periphery of the Property, no portion of the Improvements is located on such land and such taking does not materially impair the existing access to the Property;

(C)                               Leases demising in the aggregate a percentage amount equal to or greater than 75% of the total rentable space of the Properties are in effect as of the date of the occurrence of such fire or other casualty or taking, whichever the case may be, shall remain in full force and effect during and after the completion of the Restoration, notwithstanding the occurrence of any such Casualty or Condemnation, whichever the case may be, and Borrower furnishes to Lender evidence satisfactory to Lender that all Tenants under Major Leases shall continue to operate their respective space at the Property after the completion of the Restoration;

(D)                               Borrowers shall commence the Restoration as soon as reasonably practicable (but in no event later than thirty (30) days after the issuance of a building permit with respect thereto) and shall diligently pursue the same to satisfactory completion in compliance with all Applicable Laws, in all material respects, including, without limitation, all applicable Environmental Laws;

(E)                                Lender shall be reasonably satisfied that any operating deficits which will be incurred with respect to such Property as a result of the occurrence of any such fire or other casualty or taking will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 7.1(a)(iii) above, or (3) by other funds of Borrowers;

(F)                                 Lender shall be satisfied that, upon the completion of the Restoration and re-leasing of the Property, the fair market value and cash flow of such Property will not be less than the fair market value and cash flow of the Property as the same existed on the Closing Date;

(G)                               Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (1) three (3) months prior to the Maturity Date, (2) the expiration of the insurance coverage referred to in Section 7.1(a)(iii) above, (3) such time as may be required under applicable zoning law, ordinance, rule or regulation in order to repair and restore such Property to the condition it was in immediately prior to such fire or other casualty or taking, or (4) the earliest date required for such completion under the terms of any Material Agreements, or REA;

(H)                              such Property and the use thereof after the Restoration will be in material compliance with and permitted under any REA, any Material Agreements and all Applicable Law; and

(I)                                   the Restoration shall be done and completed in an expeditious and diligent fashion and in material compliance with any REA, any Material Agreements and all Applicable Law.

(ii)                                                The Net Proceeds shall be held by Lender and, until disbursed in accordance with the provisions of this Section 7.4(b), shall constitute additional security for the Debt and other obligations under this Agreement, the Security Instruments, the Note and the other Loan Documents.  The Net Proceeds (other than the Rent Loss Proceeds) shall be disbursed by Lender to, or as directed by, Borrowers from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the related Restoration item have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on such Property which have not either been fully bonded to the reasonable satisfaction of Lender and discharged of record or in the alternative fully insured to the reasonable satisfaction of Lender by the title company issuing the Title Insurance Policy.

(iii)                                             All plans and specifications required in connection with the Restoration shall be subject to prior review and reasonable acceptance in all respects by Lender and by an independent consulting engineer selected by Lender (the “Casualty Consultant”).  All such plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration shall be assigned to Lender as additional collateral for the Loan and Lender shall have the use of the same.  The identity of the contractors, material subcontractors and materialmen engaged in the Restoration shall be subject to prior review and reasonable acceptance by Lender and the Casualty Consultant.  All reasonable actual out-of-pocket costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration including, without limitation, reasonable counsel fees and disbursements and the Casualty Consultant’s fees, shall be paid by Borrowers.  Borrowers shall have the right to settle all claims under the Policies jointly with Lender, provided that (a) no Event of Default exists, (b) Borrowers promptly and with commercially reasonable diligence negotiate a settlement of any such claims and (c) the insurer with respect to the Policy under which such claim is brought has not raised any act of the insured as a defense to the payment of such claim.  If an Event of Default exists, Lender shall, at its election, have the exclusive right to settle or adjust any claims made under the Policies in the event of a Casualty.

(iv)                                            In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Restoration Retainage.  The term “Restoration Retainage” as used in this Section 7.4(b) shall mean an amount equal to 10% of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until such time as the Casualty Consultant certifies to Lender that Net Proceeds representing 50% of the required Restoration have been disbursed.  There shall be no Restoration Retainage with respect to costs actually incurred by Borrowers for work in place in completing the last 50% of the required Restoration.  The Restoration Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 7.4(b), be less than the amount actually held back by Borrowers from contractors, subcontractors and materialmen engaged in the Restoration.  The Restoration Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 7.4(b) and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate governmental and quasi-governmental authorities, and Lender receives evidence reasonably satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Restoration Retainage, provided, however, that Lender will release the portion of the Restoration Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that such contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of such contractor’s, subcontractor’s or materialman’s contract, and the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company insuring the lien of the Security Instrument.  If required by Lender, the release of any such portion of the Restoration Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(v)                                 Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(vi)                              If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are reasonably estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrowers shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made.  The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 7.4(b) shall constitute additional security for the Debt and other obligations under this Agreement, the Security Instruments, the Note and the other Loan Documents.

(vii)                           The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 7.4(b), and the receipt by Lender of evidence satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Lender to Borrowers, provided no Event of Default shall have occurred and shall be continuing under this Agreement, the Security Instruments, the Note or any of the other Loan Documents.

(c)                                  All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrowers as excess Net Proceeds pursuant to Section 7.4(b)(vii) shall be retained and applied by Lender toward the payment of the Debt whether or not then due and payable in such order, priority and proportions as Lender in its discretion shall deem proper, but no Yield Maintenance Premium shall be due in connection therewith.  If Lender shall receive and retain Net Proceeds, the lien of the Security Instruments shall be reduced only by the amount thereof received and retained by Lender and actually applied by Lender in reduction of the Debt.  If Lender elects pursuant to this Section 7.4(c)  to apply any Net Proceeds to prepay the Loan, and provided no Event of Default is continuing, Borrowers shall have the right to obtain the release of the affected Property from the Lien of the Mortgage encumbering such Property by paying to Lender the Release Amount (inclusive of any Net Proceeds that are applied to the Loan) for such Property and such prepayment of the Loan (including any amount of the Net Proceeds that are in excess of the Release Amount) shall be without any Yield Maintenance Premium (or Partial Release Yield Maintenance Premium, as applicable).

(d)                                 Notwithstanding the foregoing provisions of this Section 7.4, if the Loan is included in a REMIC Trust and, immediately following a release of any portion of the real property relating to any Property following a Casualty or Condemnation, the ratio of the unpaid principal balance of the Loan to the value of the remaining Properties is greater than 125% (such value to be determined, in Lender’s sole discretion, by any commercially reasonable method permitted to a REMIC Trust), the principal balance of the Loan must be paid down by Borrowers by the greater of (A) the Release Amount or (B) an amount sufficient to satisfy REMIC Requirements, unless the Lender receives an opinion of counsel that the Securitization will not fail to maintain its status as a REMIC Trust as a result of the related release of lien.

ARTICLE 8.

RESERVE FUNDS

Section 8.1                                   Tax Reserve Funds.

(a)                                 Subject to the provisions in subsection (c) below, Borrowers shall deposit on each Monthly Payment Date an amount equal to one-twelfth (1/12th) of the Taxes that Lender estimates will be payable during the next ensuing twelve (12) months in order to accumulate sufficient funds to pay all such Taxes at least ten (10) days prior to their respective due dates (the “Monthly Tax Deposit”).  Amounts deposited pursuant to this Section 8.1 are referred to herein as the (“Tax Reserve Funds”).  If at any time Lender reasonably determines that the Tax Reserve Funds will not be sufficient to pay the Taxes, Lender shall notify Borrowers of such determination and the monthly deposits for Taxes shall be increased by the amount that Lender estimates is sufficient to make up the deficiency at least ten (10) days prior to the respective due dates for the Taxes; provided that if Borrowers receive notice of any deficiency after the date that is ten (10) days prior to the date that Taxes are due, Borrowers will deposit such amount within two (2) Business Days after its receipt of such notice.

(b)                                 Regardless of whether a Default or Event of Default has occurred and is continuing, Lender shall apply the Tax Reserve Funds to payments of Taxes.  In making any payment relating to Taxes, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof.  If the amount of the Tax Reserve Funds shall exceed the amounts due for Taxes, Lender shall, in its sole discretion, return any excess to Borrowers or credit such excess against future payments to be made to the Tax Reserve Funds.  Any Tax Reserve Funds remaining after the Debt has been paid in full shall be promptly returned to Borrowers.

(c)                                  Notwithstanding anything to the contrary contained in clause (a) above, with respect to any particular Property or Properties, Borrowers shall not be required to make the monthly payments required under clause (a) above, if (i) the Tenant occupying all of such Property is obligated under its Lease to pay all Taxes (ii) such Tenant shall pay all Taxes as the same become due and payable and before delinquency, (iii) Borrowers shall, upon request, furnish (or shall cause such Tenant to furnish) to Lender reasonable proof of the payment of all such amounts, and (iv) such Lease remains in full force and effect.  Additionally, provided that (i) no Cash Trap Event Period has occurred and is continuing and (ii) Borrowers provide evidence reasonably satisfactory to Lender that Taxes continue to be timely paid, the Monthly Tax Deposit shall not be required.  Upon the termination of any Cash Trap Event Period (as set forth in the Cash Management Agreement), all Tax Reserve Funds shall be promptly disbursed to Borrower.

Section 8.2                                   Insurance Reserve Funds.

(a)                                 Subject to the provisions in subsection (c) below, Borrowers shall deposit on each Monthly Payment Date an amount equal to one-twelfth (1/12th)of the Insurance Premiums that Lender reasonably estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies (the “Monthly Insurance Deposit”).  If at any time Lender reasonably determines that the Insurance Reserve Funds will not be sufficient to pay the Insurance Premiums, Lender shall notify Borrowers of such determination and the monthly deposits for Insurance Premiums shall be increased by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to expiration of the Policies.

(b)                                 Regardless of whether a Default or Event Default has occurred and is continuing Lender shall apply the Insurance Reserve Funds to payment of Insurance Premiums.  In making any payment relating to Insurance Premiums, Lender may do so according to any bill, statement or estimate procured from the insurer or its agent, without inquiry into the accuracy of such bill, statement or estimate.  If the amount of the Insurance Reserve Funds shall exceed the amounts due for Insurance Premiums, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Insurance Reserve Funds.  Any Insurance Reserve Funds remaining after the Debt has been paid in full shall be promptly returned to Borrower.

(c)                                  Notwithstanding anything to the contrary contained in clause (a) above, provided that (i) no Cash Trap Event Period has occurred and is continuing and (ii) Borrowers provide evidence reasonably satisfactory to Lender that Insurance Premiums continue to be timely paid, the Monthly Insurance Deposit shall not be required.  Upon the termination of any Cash Trap Event Period (as set forth in the Cash Management Agreement), all Insurance Reserve Funds shall be promptly disbursed to Borrower.  Additionally, whether or not a Cash Trap Period has occurred and is continuing, provided that (x) an Acceptable Blanket Policy is in effect with respect to the Policies required pursuant to Section 7.1, (y) no Event of Default is continuing and (z) Borrower provides ongoing evidence of acceptable renewals and payment of the premiums therefor, the Monthly Insurance Deposits required for Insurance Premiums shall be suspended to the extent that Insurance Premiums relate to such Acceptable Blanket Policy.

Section 8.3                                   Immediate Repair Funds.

(a)                                 Borrowers shall perform the repairs at the Properties as set forth on Schedules I-A through I-C hereto (such repairs hereinafter referred to as “Immediate Repairs”) and shall complete each of the Immediate Repairs on or before the following respective deadlines, in each instance, subject to force majeure: (i) the items set forth on Schedule I-A shall be completed within a reasonable period of time following the Closing Date, (ii) the items on Schedule I-B shall be completed within 30 days of the Closing Date (unless such time period has otherwise been extended by Lender) and (iii) the items on Schedule I-C shall be completed within 6 months of the Closing Date (unless such time period has otherwise been extended by Lender).  On the Closing Date, Borrowers shall deposit with Lender the amounts set forth on Schedules I-B and I-C hereto to perform the Immediate Repairs shown on such Schedules I-B and I-C.  Amounts deposited pursuant to this Section 8.3 are referred to herein as the “Immediate Repair Funds”.  Notwithstanding the foregoing, with respect to the roof replacement shown on

Schedule I-C for the Property located at 42600 Merrill Street in Sterling Heights, Michigan, Borrowers shall not be required to perform such roof replacement if, within 45 days of the Closing Date, Borrowers provide Lender with (i) a letter from a licensed roofing consultant, in form reasonably satisfactory to Lender, indicating that the useful life of the existing roof is at least 3 years and (ii) evidence satisfactory to Lender that the active roof leaks have been repaired (collectively, the “Michigan Roof Conditions”).  Upon satisfaction of the Michigan Roof Conditions, Lender shall disburse to Borrowers any remaining Immediate Repair Funds on deposit that are allocable to the subject roof replacement.

(b)                                 Provided no Event of Default has occurred and is continuing, Lender shall disburse Immediate Repairs Funds to Borrowers within ten (10) days to after the delivery by Borrowers to Lender of a request therefor (but not more often than once per month), in increments of at least the Minimum Disbursement Amount (or a lesser amount if the total amount of Immediate Repair Funds is less than the Minimum Disbursement Amount, in which case only one disbursement of the amount remaining shall be made), accompanied by the following items (which items shall be in form and substance satisfactory to Lender): (i) an Officer’s Certificate (A) stating that the Immediate Repairs (or relevant portion thereof) to be funded by the requested disbursement have been completed in a good and workmanlike manner and in accordance with all Applicable Law, (B) identifying each Person that supplied materials or labor in connection with the Immediate Repairs to be funded by the requested disbursement, (C) stating that each such Person has been paid in full or will be paid in full upon such disbursement, or if such payment is a progress payment, that such payment represents full payment to such Person, less any applicable retention amount, for work completed through the date of the relevant invoice from such Person, (D) stating that the Immediate Repairs (or relevant portion thereof) to be funded have not been the subject of a previous disbursement, and (E) stating that all previous disbursements of for Immediate Repairs have been used to pay the previously identified Immediate Repairs, (ii) as to any completed Immediate Repair, a copy of any license, permit or other approval by any Governmental Authority required, if any, in connection with the Immediate Repairs and not previously delivered to Lender, (iii) copies of appropriate lien waivers (or conditional lien waivers) or other evidence of payment satisfactory to Lender, or other evidence of payment satisfactory to Lender, (iv) at Lender’s option, a title search for such Property indicating that such Property is free from all Liens, claims and other encumbrances other than Permitted Encumbrances, (v) at Lender’s option, if the cost of the Immediate Repairs exceeds $250,000, Lender shall have received a report satisfactory to Lender in its reasonable discretion from an architect or engineer approved by Lender in respect of such architect or engineer’s inspection of such Immediate Repairs, and (vi) such other evidence as Lender shall reasonably request to demonstrate that the Immediate Repairs to be funded by the requested disbursement have been completed (or completed to the extent of the requested payment) and are paid for or will be paid upon such disbursement to Borrowers.  Upon Borrowers’ completion of all Immediate Repairs in accordance with this Section 8.3 and provided no Event of Default has occurred and continuing, Lender shall promptly release any remaining Immediate Repair Funds, if any, to Borrowers.

Section 8.4                                   Replacement Reserve Funds.

(a)                                 Subject to the provisions in subsection (f) below, Borrowers shall deposit with Lender on each Monthly Payment Date an amount equal to $45,375 (the “Replacement Reserve Monthly Deposit”) for the Replacements.  Amounts deposited pursuant to this Section 8.4 are referred to herein as the “Replacement Reserve Funds”; provided, however, Borrower’s obligation to pay the Replacement Reserve Monthly Deposit shall be suspended as to any Monthly Payment Date on which the current amount of Replacement Reserve Funds is $544,503 or more.  Lender may reassess its estimate of the amount necessary for Replacements from time to time (but not more than once per year) and, and may require Borrowers to increase the monthly deposits required pursuant to this Section 8.4 (but in no event more than 110% of amounts for the prior year) upon thirty (30) days notice to Borrowers if Lender determines in its reasonable discretion that an increase is necessary to maintain proper operation of the Properties.

(b)                                 Lender shall disburse Replacement Reserve Funds only for Replacements.  Provided no Event of Default has occurred and is continuing, Lender shall disburse the Replacement Reserve Funds to Borrowers within ten (10) days after the delivery by Borrowers to Lender of a request therefor (but not more often than once per month), in increments of at least the Minimum Disbursement Amount (or a lesser amount if the total amount of the Replacement Reserve Funds is less than the Minimum Disbursement Amount, in which case only one disbursement of the amount remaining shall be made), accompanied by the following items (which items shall be in form and substance reasonably satisfactory to Lender):  (i) an Officer’s Certificate (A) stating that the items to be funded by the requested disbursement are Replacements, (B) stating that all Replacements at the Property to be funded by the requested disbursement have been completed in a good and workmanlike manner and in accordance with all Applicable Law, (C) identifying each Person that supplied materials or labor in connection with the Replacements to be funded by the requested disbursement, (D) stating that each such Person has been paid in full or will be paid in full upon such disbursement or, if such payment is a progress payment, that such payment represents full payment to such Person, less any applicable retention amount, for work completed through the date of the relevant invoice from such Person, (E) stating that the Replacements (or relevant portion thereof) to be funded have not been the subject of a previous disbursement, and (F) stating that all previous disbursements of for Replacements have been used to pay the previously identified Replacements, (ii) as to any completed Replacement, a copy of any license, permit or other approval by any Governmental Authority required, if any, in connection with the Replacement and not previously delivered to Lender, (iii) copies of appropriate lien waivers (or conditional lien waivers) or other evidence of payment satisfactory to Lender, or other evidence of payment satisfactory to Lender, (iv) at Lender’s option, if the cost of any individual Replacement exceeds $250,000, a title search for the Property indicating that such Property is free from all Liens, claims and other encumbrances not previously approved by Lender, (v) at Lender’s option, if the cost of any individual Replacement exceeds $250,000, Lender shall have received a report satisfactory to Lender in its reasonable discretion from an architect or engineer approved by Lender in respect of such architect or engineer’s inspection of the applicable Replacement; and (vi) such other evidence as Lender shall reasonably request to demonstrate that the Replacements to be funded by the requested disbursement have been completed (or completed to the extent of the requested payment) and are paid for or will be paid upon such disbursement to Borrowers.

(c)                                  Nothing in this Section 8.4 shall (i) make Lender responsible for making or completing the Replacements; (ii) require Lender to expend funds in addition to the Replacement Reserve Funds to complete any Replacements; (iii) obligate Lender to proceed with the Replacements; or (iv) obligate Lender to demand from Borrowers additional sums to complete any Replacements.

(d)                                 Borrowers shall permit Lender and Lender’s agents and representatives (including, without limitation, Lender’s engineer, architect, or inspector) or third parties to enter onto the Properties during normal business hours (subject to the rights of Tenants under their Leases) upon reasonable prior notice to inspect the progress of any Replacements and all materials being used in connection therewith and to examine all plans and shop drawings relating to such Replacements.  Borrowers shall use commercially reasonable efforts to cause all contractors and subcontractors to cooperate with Lender or Lender’s representatives or such other Persons described above in connection with inspections described in this Section.

(e)                                  In addition to any insurance required under the Loan Documents, Borrowers shall provide or cause to be provided workmen’s compensation insurance, builder’s risk, and public liability insurance and other insurance to the extent required under Applicable Law in connection with the Replacements.  All such policies shall be in form and amount reasonably satisfactory to Lender.

(f)                                   Notwithstanding anything to the contrary contained in clause (a) above, provided that no Cash Trap Event Period has occurred and is continuing, the Replacement Reserve Monthly Deposit shall not be required.  Upon the termination of any Cash Trap Event Period (as set forth in the Cash Management Agreement), all Replacement Reserve Funds shall be promptly disbursed to Borrower.

Section 8.5                                   Leasing Reserve Funds.

(a)                                 Borrowers shall deposit with Lender on the date hereof $800,000 and on each Monthly Payment Date the sum of $77,228 (the “Leasing Reserve Monthly Deposit”) for tenant improvements and leasing commissions that may be incurred following the date hereof; provided, however, Borrower’s obligation to pay the Leasing Reserve Monthly Deposit shall be suspended as to any Monthly Payment Date on which the current amount of Replacement Reserve Funds is $2,100,000 or more.  Amounts deposited pursuant to this Section 8.5 are referred to herein as the “Leasing Reserve Funds”.

(b)                                 Provided no Event of Default has occurred and is continuing, Lender shall disburse Leasing Reserve Funds to Borrowers for Qualified Leasing Expenses, within ten (10) days after the delivery by Borrowers to Lender of a request therefor (but not more often than once per month), in increments of at least the Minimum Disbursement Amount

(or a lesser amount if the total amount of Leasing Reserve Funds is less than the Minimum Disbursement Amount, in which case only one disbursement of the amount remaining shall be made), accompanied by the following items (which items shall be in form and substance satisfactory to Lender) and in no event in an amount greater than the Maximum Leasing Reserve Disbursement Amount for the Lease in question: (i) an Officer’s Certificate (A) stating that all Qualified Leasing Expenses at the Property to be funded by the requested disbursement have been completed in a good and workmanlike manner and in accordance with all Applicable Law, (B) identifying each Person that supplied materials or labor in connection with the Qualified Leasing Expenses to be funded by the requested disbursement, (C) stating that each such Person has been paid in full or will be paid in full upon such disbursement, or if such payment is a progress payment, that such payment represents full payment to such Person, less any applicable retention amount, for work completed through the date of the relevant invoice from such Person, (D) stating that the Qualified Leasing Expenses to be funded have not been the subject of a previous disbursement, and (E) stating that all previous disbursements for Qualified Leasing Expenses have been used to pay the previously identified Qualified Leasing Expenses, (ii) as to any completed Qualified Leasing Expenses, a copy of any license, permit or other approval by any Governmental Authority required, if any, in connection with the Qualified Leasing Expenses and not previously delivered to Lender, (iii) copies of appropriate lien waivers (or conditional lien waivers) or other evidence of payment satisfactory to Lender, (iv) at Lender’s option, if the cost of any individual Qualified Leasing Expense exceeds 250,000, a title search for the Property indicating that such Property is free from all Liens, claims and other encumbrances not previously approved by Lender, and (v) such other evidence as Lender shall reasonably request to demonstrate that the Qualified Leasing Expenses to be funded by the requested disbursement have been completed (or completed to the extent of the requested payment) and are paid for or will be paid upon such disbursement to Borrowers.

Section 8.6                                   The Accounts Generally.

(a)                                 All Reserve Funds shall be held in Eligible Accounts.  Borrowers grant to Lender a first-priority security interest in each of the Reserve Funds and all sums now or hereafter deposited in the Reserve Funds as additional security for payment of the Debt.  Until expended or applied in accordance herewith, the Reserve Funds shall constitute additional security for the Debt.  The provisions of this Section 8.6 are intended to give Lender and/or Servicer “control” of the Reserve Funds within the meaning of the UCC.  Borrowers acknowledge and agree that the Reserve Funds are subject to the sole dominion, control and discretion of Lender, its authorized agents or designees, subject to the terms hereof, and Borrowers shall have no right of withdrawal with respect to any Reserve Funds except with the prior written consent of Lender or as otherwise provided herein.  The Reserve Funds shall not constitute trust funds and may be commingled with other monies held by Lender.

(b)                                 Borrowers shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in the Reserve Funds or permit any lien to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.  Lender shall have the right to file a financing statement or statements under the UCC in connection with any of the Reserve Funds with respect thereto in the form required to properly perfect Lender’s security interest therein.  Borrowers agree that at any time and from time to time, at the expense of Borrowers, Borrowers will promptly execute and deliver all further instruments and documents, and take all further action, that may be reasonably necessary, or that Lender may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable Lender to exercise and enforce its rights and remedies hereunder with respect to any Reserve Funds.

(c)                                  Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon the occurrence and during the continuance of an Event of Default, without notice from Lender or Servicer (i) Borrowers shall have no rights in respect of the Reserve Funds and (ii) Lender shall have all rights and remedies with respect to the Accounts and the amounts on deposit therein and the Reserve Funds as described in this Agreement, the Cash Management Agreement and in the Security Instruments, in addition to all of the rights and remedies available to a secured party under the UCC, and, notwithstanding anything to the contrary contained in this Agreement, the Cash Management Agreement or in the Security Instruments, may apply the Reserve Funds as Lender determines in its sole discretion including, but not limited to, payment of the Debt.

(d)                                 The insufficiency of Reserve Funds on deposit with Lender shall not absolve Borrowers of the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

(e)                                  Borrowers shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and reasonable, actual out-of-pocket costs and expenses (including litigation costs and reasonable attorneys fees and expenses) arising from or in any way connected with the Reserve Funds, the sums deposited therein or the performance of the obligations for which the Reserve Funds were established, except to the extent arising from the gross negligence or willful misconduct of Lender, its agents or employees.  Borrowers shall assign to Lender all rights and claims Borrowers may have against all Persons supplying labor, materials or other services which are to be paid from or secured by the Reserve Funds; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.

(f)                                   Interest accrued, if any, on the Reserve Funds, other than on the Interest Bearing Reserve Funds, shall not be required to be remitted to any Account and may instead be retained by Lender.  Reserve Funds that are Interest Bearing Reserve Funds shall be held in an interest-bearing account.  In no event shall Lender or any Servicer be required to select any particular interest-bearing account or the account that yields the highest rate of interest, provided that selection of the account shall be consistent with the general standards at the time being utilized by Lender or such Servicer, as applicable, in establishing similar accounts for loans of comparable type.  All such interest that so becomes part of the applicable Interest Bearing Reserve Funds shall be disbursed in accordance with the disbursement procedures contained herein applicable to such Interest Bearing Reserve Funds; provided, however, that Lender may, at its election, retain any such interest for its own account during the occurrence and continuance of an Event of Default.

(g)                                  Borrowers acknowledge and agree that they solely shall be, and shall at all times remain, liable to Lender or Servicer for all reasonable, actual out-of-pocket fees, charges, costs and expenses in connection with the Reserve Funds, this Agreement and the enforcement hereof, and, including, without limitation, any monthly or annual fees or charges (including any reasonable processing fees) as may be assessed by Lender or Servicer in connection with the administration of the Accounts and the Reserve Funds and the reasonable fees and expenses of legal counsel to Lender and Servicer as needed to enforce, protect or preserve the rights and remedies of Lender and/or Servicer under this Agreement.

(h)                                 Provided that no Event of Default is continuing, upon the release of any Property pursuant to Section 2.9 or 2.10, Lender shall disburse to Borrower the portion of any of the Reserve Funds that are attributable to such released Property.  Additionally, if Borrowers elect a Substitution in accordance with Section 2.10, then Lender shall adjust the monthly amounts required to be deposited into the Reserve Funds to reflect the Substitute Property in lieu of the Released Property (i.e., the Tax Reserve Funds and the Insurance Reserve Funds will be adjusted to reflect the amount of Taxes and Insurance Premiums allocable to the Substitute Property, the Replacement Reserve Funds will be adjusted to reflect $0.15 per square foot for the Substitute Property and the Leasing Reserve Funds will be adjusted to reflect $0.25 per square foot for the Substitute Property).

Section 8.7                                   Perrigo Holland Reserve. On the Closing Date, Borrower shall deposit with Lender the amount of $60,000 (the “Perrigo Holland Funds”). Upon receipt of evidence satisfactory to Lender that the “Tenant Electrical Work” as described in the Seventh Amendment of the Perrigo Holland Lease has been completed and that no further funds are owed to Perrigo Tenant with respect to the “Tenant Electrical Allowance” as described in such Seventh Amendment of Perrigo Holland Lease (such evidence to include, without limitation, lien waivers and paid invoices in form and substance reasonably satisfactory to Lender), provided that no Event of Default then exists (i) Lender shall disburse the Perrigo Holland Funds to Borrower provided no Cash Trap Event Period shall then exist or (ii) if a Cash Trap Event Period shall exist, Lender shall deposit the Perrigo Holland Funds into the Cash Management Account to be applied in accordance with the Cash Management Agreement. Perrigo Holland Funds may be held in a subaccount of the Cash Management Account.

ARTICLE 9.

CASH MANAGEMENT AGREEMENT

Section 9.1                                   Cash Management Agreement.  Borrower shall enter into the Cash Management Agreement on the date hereof which shall govern the collection, holding and disbursement of Rents and any other income from the Properties during the term of the Loan.

Section 9.2                                   Cash Flow Sweep.  In the event of a Cash Trap Event Period (as defined in the Cash Management Agreement), all Excess Cash Flow (as defined in the Cash Management Agreement) shall be deposited into the Excess Cash Flow Subaccount (as defined in the Cash Management Agreement), as more particularly set forth in the Cash Management Agreement.

ARTICLE 10.

EVENTS OF DEFAULT; REMEDIES

Section 10.1                            Event of Default.  The occurrence of any one or more of the following events shall constitute an “Event of Default”:

(a)                                 if any Borrower shall fail to (i) pay when due (A) any sums which by the express terms of this Agreement and the other Loan Documents require immediate or prompt payment without any grace period or (B) sums which are payable on the Maturity Date, (ii) pay within five (5) days when due any monthly Debt Service and any amount required to be paid into the Reserve Funds, or (iii) pay within ten (10) Business Days of the date when due, any other sums payable under the Note, this Agreement or any of the other Loan Documents, except to the extent sums sufficient to pay any such amounts in the foregoing clauses (i), (ii) and (iii) have been deposited with Lender in accordance with the terms of this Agreement and Lender’s access to such sums is not restricted or constrained in any manner;

(b)                                 if any of the Taxes or Other Charges is not paid when the same is due and payable except to the extent sums sufficient to pay such Taxes and Other Charges have been deposited with Lender in accordance with the terms of this Agreement and Lender’s access to such sums is not restricted or constrained in any manner;

(c)                                  if the Policies (i) are not kept in full force and effect, or (ii) if evidence of the same is not delivered to Lender as provided in Section 7.1 hereof after five (5) Business Days written request therefor;

(d)                                 if any of the representations or covenants contained in Article 5 hereof are breached or violated; provided, however, that if (1) Lender determines that such breach of covenant or representation (i) was not made in bad faith, (ii) is capable of being cured, (iii) is not material and (iv) Lender would not be prejudiced by permitting Borrower to cure the same, and (2) Borrower provides a substantive non-consolidation opinion, in the form acceptable to Lender, addressing such breach, Lender will permit Borrower fifteen (15) to cure such misrepresentation or breach of warranty before it becomes an Event of Default hereunder;

(e)                                  a Sale or Pledge occurs that is not a Permitted Transfer;

(f)                                   if any representation or warranty of, or with respect to, any Borrower, Guarantor or any member, general partner, principal or beneficial owner of any of the foregoing, made herein, in the Guaranty or in the Environmental Indemnity or in any other guaranty, or in any certificate, report, financial statement or other instrument or document furnished to Lender shall have been false or misleading in any material adverse respect when made; provided, however, that if Lender determines that such misrepresentation or breach of warranty (i) was not made in bad faith, (ii) is capable of being cured, (iii) is not material, and (iv) Lender would not be prejudiced by permitting Borrower to cure the same, Lender will permit Borrower thirty (30) days after written notice thereof to cure such misrepresentation or breach of warranty before it becomes an Event of Default hereunder;

(g)                                  if (i) any Borrower, any SPE Component Entity, or Guarantor shall commence any case, proceeding or other action (A) under any Creditors Rights Laws seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Borrower or any managing member or general partner of any Borrower, any SPE Component Entity, or Guarantor shall make a general assignment for the benefit of its creditors; (ii) there shall be commenced against any Borrower or any managing member or general partner of any Borrower, any SPE Component Entity, or Guarantor any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of ninety (90) days; (iii) there shall be commenced against any Borrower, any SPE Component Entity, or Guarantor any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of any order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; (iv) any Borrower, any SPE Component Entity, or Guarantor shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Borrower, any SPE Component Entity, or Guarantor shall generally not, or shall be unable to, or shall admit in writing in any legal proceeding its inability to, pay its debts as they become due;

(h)                                 if any Borrower shall be in default beyond applicable notice and grace periods under any other mortgage, deed of trust, deed to secure debt or other security agreement covering any part of any Property whether it be superior or junior in lien to any Security Instrument;

(i)                                     subject to Borrowers’ right to contest pursuant to Sections 4.5(b) and 4.16(b) hereof, if any Property becomes subject to any mechanic’s, materialman’s or other lien other than a lien for any Taxes not then due and payable and the lien shall remain undischarged of record (by payment, bonding or otherwise) for a period of forty five (45) days;

(j)                                    if any federal tax lien is filed against any Borrower, any SPE Component Entity, Guarantor or any Property and same is not discharged of record (by payment, bonding or otherwise) within forty five (45) days after same is filed unless the same is being contested by Borrowers in accordance with the terms hereof;

(k)                                 if any Borrower shall fail deliver any document required under Section 15.1 hereof within twenty (20) days after written request by Lender;

(l)                                     if any default occurs under any guaranty or indemnity executed in connection herewith (including, without limitation, the Environmental Indemnity and/or the Guaranty) and such default continues after the expiration of applicable grace periods, if any;

(m)                             if any of the assumptions contained in the Non-Consolidation Opinion, or in any New Non-Consolidation Opinion are untrue or shall become untrue in any material respect;

(n)                                 if any Borrower shall fail to deliver to Lender within thirty (30) days after request by Lender any Required Financial Item;

(o)                                 if Borrowers default under any Management Agreement beyond the expiration of applicable notice and grace periods, if any, thereunder or if the Management Agreement is canceled, terminated or surrendered or expires pursuant to its terms, unless in such case Borrowers shall enter into a new management agreement with a Qualified Manager in accordance with the applicable terms and provisions hereof;

(p)                                 if any representation and/or covenant herein relating to ERISA matters is breached;

(q)                                 if (i) any Borrower shall fail (beyond any applicable notice or grace period) to pay any charges payable under any REA or Material Agreements as and when payable thereunder, (ii) Borrowers default under any REA or Material Agreements beyond the expiration of applicable notice and grace periods, if any, thereunder, (iii) any REA or Material Agreements are amended, supplemented, replaced, restated or otherwise modified without Lender’s prior written consent or if any Borrower consents to a transfer of any party’s interest thereunder without Lender’s prior written consent, or (iv) any REA or Material Agreements and/or the estate created thereunder is canceled, rejected, terminated, surrendered or expires pursuant to its terms, unless in such case such Borrower enters into a replacement thereof in accordance with the applicable terms and provisions hereof, in each case only to the extent such failure or action would be reasonably likely to result in a Material Adverse Effect;

(r)                                    if any Borrower shall continue to be in default under any term, covenant or condition of this Agreement not specified in subsections (a) through (r) above or not otherwise specifically specified as an Event of Default herein, (i) for more than ten (10) Business Days after written notice from Lender, in the case of any default which can be cured by the payment of a sum of money or (ii) for thirty (30) days after written notice from Lender, in the case of any other default, provided that if such default cannot reasonably be cured within such thirty (30) day period and Borrowers shall have commenced to cure such default within such thirty (30) day period and thereafter diligently and expeditiously proceed to cure the same, such thirty (30) day period shall be extended for so long as it shall require Borrowers in the exercise of due diligence to cure such default, it being agreed that no such extension shall be for a period in excess of one hundred twenty (120) days (subject to further extension by Lender, in Lender’s sole discretion); and/or

(s)                                   if there shall be default under any of the other Loan Documents beyond any applicable cure periods contained in such Loan Documents, whether as to Borrowers or any Property, or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt.

Section 10.2                            Remedies.

(a)                                 Upon the occurrence and during the continuance of an Event of Default (other than an Event of Default described in Section 10.1(g) above with respect to Borrowers and SPE Component Entity only) and at any time thereafter Lender may, in addition to any other rights or remedies available to it pursuant to this Agreement, the Security Instruments, the Note and the other Loan Documents or at law or in equity, take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrowers and in the Properties, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in this Agreement, the Security Instruments, the Note and the other Loan Documents against Borrowers and the Properties, including, without limitation, all rights or remedies available at law or in equity.  Upon any Event of Default described in Section 10.1(g) above (with respect to Borrowers and SPE Component Entity only), the Debt and all other obligations of Borrowers under this Agreement, the Security Instruments, the Note and the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrowers hereby expressly waive any such notice or demand, anything contained herein or in the Security Instruments, the Note and the other Loan Documents to the contrary notwithstanding.

(b)                                 Upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrowers under this Agreement, the Security Instruments, the Note or the other Loan Documents executed and delivered by, or applicable to, Borrowers or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under this Agreement, the Security Instruments, the Note or the other Loan Documents with respect to the Properties.  Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by Applicable Law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by Applicable Law, equity or contract or as set forth herein or in the Security Instruments, the Note or the other Loan Documents.  No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient.  A waiver of one Default or Event of Default with respect to Borrowers shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrowers or to impair any remedy, right or power consequent thereon.

(c)                                  Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right from time to time to partially foreclose the Security Instruments in any manner and for any amounts secured by the Security Instruments then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrowers default beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose the Security Instruments to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose any Security Instrument to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by any Security Instrument as Lender may elect.  Notwithstanding one or more partial foreclosures, the Properties shall remain subject to the Security Instruments to secure payment of sums secured by the Security Instruments and not previously recovered.

(d)                                 Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, security instruments and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder.  Borrowers shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender.  Borrowers hereby absolutely and irrevocably appoint Lender as their true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrowers ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrowers by Lender of Lender’s intent to exercise its rights under such power.  Borrowers shall not be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents and the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrowers only as of the Closing Date.

(e)                                  Any amounts recovered from any Property or any other collateral for the Loan after an Event of Default may be applied by Lender toward the payment of any interest and/or principal of the Loan and/or any other amounts due under the Loan Documents in such order, priority and proportions as Lender in its sole discretion shall determine.

(f)                                   Lender may, but without any obligation to do so and without notice to or demand on Borrowers and without releasing Borrowers from any obligation hereunder or being deemed to have cured any Event of Default hereunder, make, do or perform any obligation of Borrowers hereunder in such manner and to such extent as Lender may deem necessary.  Lender is authorized to enter upon the Properties for such purposes, or appear in, defend, or bring any action or proceeding to protect its interest in the Properties for such purposes, and the cost and expense thereof (including reasonable attorneys’ fees to the extent permitted by Applicable Law), with interest as provided in this Section, shall constitute a portion of the Debt and shall be due and payable to Lender upon demand.  All such actual out-of-pocket costs and expenses incurred by Lender in remedying such Event of Default or such failed payment or act or in appearing in, defending, or bringing any action or proceeding shall bear interest at the Default Rate, for the period after such cost or expense was incurred through and including the date of payment to Lender.  All such actual out-of-pocket costs and expenses incurred by Lender together with interest thereon calculated at the Default Rate shall be deemed to constitute a portion of the Debt and be secured by the liens, claims and security interests provided to Lender under the Loan Documents and shall be immediately due and payable upon demand by Lender therefore.

ARTICLE 11.

SECONDARY MARKET

Section 11.1                            Securitization.

(a)                                 Lender shall have the right (i) to sell or otherwise transfer the Loan or any portion thereof as a whole loan, (ii) to sell participation interests in the Loan or (iii) to securitize the Loan or any portion thereof in a single asset securitization or a pooled loan securitization.  The transaction referred to in clauses (i), (ii) and (iii) above shall hereinafter be referred to collectively as “Secondary Market Transactions” and the transactions referred to in clause (iii) shall hereinafter be referred to as a “Securitization”.  Any certificates, notes or other securities issued in connection with a Securitization are hereinafter referred to as “Securities”.

(b)                                 If requested by Lender, Borrowers shall assist Lender in satisfying the market standards to which Lender customarily adheres or which may be reasonably required in the marketplace or by the Rating Agencies in connection with any Secondary Market Transactions, (at no cost to Borrowers (and Lender shall reimburse Borrowers for any actual out-of-pocket expense incurred by Borrowers at the request of Lender (including Borrowers reasonable legal fees incurred in connection with such Lender request)) including, without limitation, to:

(i)                                     (A) provide updated financial and other information with respect to the Properties, the business operated at the Properties, Borrowers, Guarantor and Manager in form and substance similar to that information provided to Lender in advance of closing, (B) provide updated budgets relating to the Properties and (C) provide updated appraisals, market studies, environmental reviews (Phase I’s and, if appropriate, Phase II’s), property condition reports and other due diligence investigations of the Properties (the “Updated Information”), together, if customary, with appropriate verification of the Updated Information through letters of auditors or opinions of counsel reasonably acceptable to Lender and the Rating Agencies;

(ii)                                  provide opinions of counsel, which may be relied upon by Lender, the Rating agencies and their respective counsel, agents and representatives, as to non-consolidation, matters of Delaware (or Maryland, as applicable) and federal bankruptcy law relating to limited liability companies or any other opinion customary in Secondary Market Transactions or required by the Rating Agencies with respect to the Properties and Borrowers and Borrowers’ Affiliates, which counsel and opinions shall be reasonably satisfactory in form and substance to Lender and the Rating Agencies;

(iii)                               provide updated, as of the closing date of the Secondary Market Transaction, representations and warranties made in the Loan Documents; provided, however, such updated representations and warranties shall only be required to be made to the extent such statements are true and accurate and, unless any updated exception to any representation and/or warranty would otherwise be an Event of Default hereunder, the taking of any additional exception to the representations and warranties shall not, on its own, be an Event of Default; and

(iv)                              execute such amendments to the Loan Documents and any Borrower or any SPE Component Entity’s organizational documents as may be reasonably requested by Lender or requested by the Rating Agencies or otherwise to effect the Securitization including, without limitation, bifurcation of the Loan into two or more components and/or separate notes and/or creating a senior/subordinate note structure (any of the foregoing, a “Loan Bifurcation”); provided, however, that Borrowers shall not be required to modify or amend any Loan Document if such modification or amendment would change the interest rate, the stated maturity or the amortization of principal set forth in the Note, or in any other way increase the obligations or decrease the rights of Borrower, except in connection with a Loan Bifurcation which may result in varying fixed interest rates and amortization schedules, but which shall have the same initial weighted average coupon of the original Note.

Section 11.2                            Securitization Indemnification.

Borrowers understand that information provided to Lender by Borrowers and its agents, counsel and representatives may be included in disclosure documents in connection with the Securitization, including, without limitation, an offering circular, a prospectus, prospectus supplement, private placement memorandum or other offering document (each, a “Disclosure Document”) and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and may be made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization.

(a)                                 Borrowers shall provide in connection with each of (i) a preliminary and a final private placement memorandum or (ii) a preliminary and final prospectus or prospectus supplement, as applicable, an agreement (A) certifying that Borrower has examined such Disclosure Documents specified and provided by Lender and that each such Disclosure Document, as it relates to Borrower, Borrower Affiliates, the Property, Manager (to Borrowers’ knowledge, to the extent such Manager is not an Affiliate of Borrowers), Guarantor and all other aspects of the Loan, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (B) indemnifying Lender (and for purposes of this Section 11.2, Lender hereunder shall include its officers and directors), the Affiliate of Wells Fargo that has filed the registration statement relating to the Securitization (the “Registration Statement”), each of its directors, each of its officers who have signed the Registration Statement and each Person that controls the Affiliate within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Wells Group”) and Wells Fargo, and any other placement agent or underwriter with respect to the Securitization, each of their respective directors and each Person who controls Wells Fargo or any other placement agent or underwriter within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act (collectively, the “Underwriter Group”) for any actual losses, claims, damages or liabilities (collectively, the “Liabilities”) to which Lender, the Wells Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such sections or arise out of or are based upon the omission to state therein a material fact required to be stated in such sections or necessary in order to make the statements in such sections, in light of the circumstances under which they were made, not misleading and (C) agreeing to reimburse Lender, the Wells Group and/or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Wells Group and the Underwriter Group in connection with investigating or defending the Liabilities; provided, however, that Borrower will be liable in any such case under clauses (B) or (C) above only to the extent that any such loss claim, damage or liability arises out of or is based upon any such untrue statement or omission made therein reliance upon and in conformity with information furnished to Lender by or on behalf of Borrowers in connection with the preparation of the Disclosure Document or in connection with the underwriting or closing of the Loan, including, without limitation, financial statements of Borrowers, operating statements and rent rolls with respect to the Properties (collectively, the “Provided Information”).  The indemnification provided for in clauses (B) and (C) above shall be effective whether or not the indemnification agreement described above is provided; provided, however, such indemnity shall be limited to the Provided Information and shall only be effective to the extent that Lender accurately states the Provided Information in the applicable Disclosure Document.  The aforesaid indemnity will be in addition to any liability which Borrowers may otherwise have.

(b)                                 In connection with Exchange Act Filings, Borrower shall (i) indemnify Lender, the Wells Group and the Underwriter Group for Liabilities to which Lender, the Wells Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon the omission to state in the Disclosure Document a material fact required to be stated in the Disclosure Document in order to make the statements in the Disclosure Document, in light of the circumstances under which they were made, not misleading and (ii) reimburse Lender, the Wells Group or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Wells Group or the Underwriter Group in connection with defending or investigating the Liabilities; provided, however, such indemnity shall be limited to the Provided Information and shall only be effective to the extent that Lender accurately states the Provided Information in the applicable Disclosure Document.

(c)                                  Promptly after receipt by an indemnified party under this Section 11.2 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 11.2, notify the indemnifying party in writing of the commencement thereof, but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party hereunder except to the extent that failure to notify causes prejudice to the indemnifying party.  In the event that any action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party.  After notice from the indemnifying party to such indemnified party under this Section 11.2, such indemnified party shall pay for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party at the cost of the indemnifying party.  The indemnifying party shall not be liable for the expenses of more than one separate counsel unless an indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another indemnified party.

(d)                                 In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in Section 11.2(b) or (c) hereof is for any reason held to be unenforceable as to an indemnified party in respect of any losses, claims, damages or liabilities (or action in respect thereof) referred to therein which would otherwise be indemnifiable under Section 11.2(b) or (c) hereof, the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages or liabilities (or action in respect thereof); provided, however, that no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.  In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered: (i) Wells Fargo’s and Borrowers’ relative knowledge and access to information concerning the matter with respect to which the claim was asserted; (ii) the opportunity to correct and prevent any statement or omission; and (iii) any other equitable considerations appropriate in the circumstances.  Lender and Borrowers hereby agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation.

(e)                                  Borrowers shall jointly and severally indemnify Lender and its officers, directors, partners, employees, representatives, agents and Affiliates against any Losses to which Lender or its officers, directors, partners, employees, representatives, agents and Affiliates, may become subject in connection with any indemnification to the Rating Agencies in connection with issuing, monitoring or maintaining the Securities insofar as the Losses arise out of or are based upon any untrue statement of any material fact in any information provided by or on behalf of Borrowers to the Rating Agencies (the “Covered Rated Agency Information”) or arise out of or are based upon the omission to state a material fact in the Covered Rating Agency Information required to be stated therein or necessary in order to make the statements in Covered Rating Agency Information, in light of the circumstances under which they were made, not misleading.

(f)                                   The liabilities and obligations of both Borrowers and Lender under this Section 11.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.

Section 11.3                            Limitation on Syndication.    Notwithstanding anything to the contrary contained herein, if Lender effectuates a Secondary Market Transaction, other than a Securitization, then provided that no Event of Default is then continuing, Lender agrees, in connection with such Secondary Market Transaction, (i) that Wells Fargo Bank, National Association shall be and shall remain the “Administrative Agent” in such Secondary Market Transaction, (ii) Wells Fargo Securities, or one of its Affiliates, shall serve as “Sole Lead Arranger” and “Sole Bookrunner” with exclusive responsibility for arranging and managing such Secondary Market Transaction, and (iii) not to transfer or assign any portion of the Loan to a Borrower Competitor (hereinafter defined), unless Borrower has consented to the same, which consent shall not be unreasonably withheld, conditioned or delayed.  As used herein, a “Borrower Competitor” means any of the following Persons whose primary business is the purchase, operation, management of or investment in commercial properties including any Person which acquires interests in debt secured by commercial real estate for the primary purpose of acquiring direct ownership in the properties securing such debt: Industrial Income Trust, Inc., KTR Capital Partners, Cabot Properties, Blackstone, DCT Industrial Trust, First Industrial

Realty Trust, EastGroup Properties Inc., and Monmouth Real Estate Investment Corporation.  Borrower shall be entitled to update the foregoing list of Borrower Competitors on an annual basis, which shall be subject to Lender’s approval (not to be unreasonably withheld, conditioned or delayed), to reflect then current Borrower Competitors, who in Borrower’s reasonable judgment, meet the qualifications described above.

Section 11.4                            Servicer.  At the option of Lender, the Loan may be serviced by a servicer/trustee selected by Lender (the “Servicer”) and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to such servicer/trustee pursuant to a servicing agreement between Lender and such Servicer; provided, however, Borrowers shall not be obligated to pay any monthly servicing fees to such Servicer.

Section 11.5                            Rating Agency Costs.  In connection with any Rating Agency Confirmation or other Rating Agency consent, approval or review required hereunder (other than the initial review of the Loan by the Rating Agencies in connection with a Securitization), Borrowers shall pay all of the reasonable, actual out-of-pocket costs and expenses of Lender, Servicer and each Rating Agency in connection therewith, and, if applicable, shall pay any fees imposed by any Rating Agency in connection therewith.

Section 11.6                            Mezzanine Option.  Lender shall have the option (the “Mezzanine Option”) at any time to divide the Loan into two parts, a mortgage loan and a mezzanine loan, provided, that (i) the total loan amounts for such mortgage loan and such mezzanine loan shall equal the then outstanding amount of the Loan immediately prior to Lender’s exercise of the Mezzanine Option, and (ii) the weighted average interest rate of such mortgage loan and mezzanine loan shall initially equal the Interest Rate.  Borrowers shall, at no cost to Borrowers, cooperate with Lender in Lender’s exercise of the Mezzanine Option in good faith and in a timely manner, which such cooperation shall include, but not be limited to, (i) executing such amendments to the Loan Documents and any Borrower or any SPE Component Entity’s organizational documents as may be reasonably requested by Lender or requested by the Rating Agencies, (ii) creating one or more Single Purpose Entities (the “Mezzanine Borrower”), which such Mezzanine Borrower shall (A) own, directly or indirectly, 100% of the equity ownership interests in Borrowers (the “Equity Collateral”), and (B) together with such constituent equity owners of such Mezzanine Borrower as may be designated by Lender, execute such agreements, instruments and other documents as may be required by Lender in connection with the mezzanine loan (including, without limitation, a promissory note evidencing the mezzanine loan and a pledge and security agreement pledging the Equity Collateral to Lender as security for the mezzanine loan); and (iii) delivering such opinions, title endorsements, UCC title insurance policies and other materials as may be required by Lender or the Rating Agencies.

Section 11.7                            Conversion to Registered Form.  At the written request of Lender, Borrowers shall appoint, as its agent, a registrar and transfer agent (the “Registrar”) reasonably acceptable to Lender which shall maintain, subject to such reasonable regulations as it shall provide, such books and records as are necessary for the registration and transfer of the Note in a manner that shall cause the Note to be considered to be in registered form for purposes of Section 163(f) of the IRS Code.  The option to convert the Note into registered form once exercised may not be revoked.  Any agreement setting out the rights and obligation of the Registrar shall be subject to the reasonable approval of Lender.  Borrowers may revoke the appointment of any particular person as Registrar, effective upon the effectiveness of the appointment of a replacement Registrar.  The Registrar shall not be entitled to any fee from Borrowers or Lender or any other lender in respect of transfers of the Note and other Loan Documents.

ARTICLE 12.

INDEMNIFICATIONS

Section 12.1                            General Indemnification.  Borrowers shall, at their sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all actual Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to any one or more of the following (and not attributable to the gross negligence, willful misconduct, bad faith or illegal acts of any Indemnified Party): (a) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Properties or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (b) any use, nonuse or condition in, on or about the Properties or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (c) performance of any labor or services or the furnishing of any materials or other property in respect of the Properties or any part thereof; (d) any failure of the Properties to be in compliance with any Applicable Law; (e) any and all claims and demands whatsoever which may be asserted against Lender by reason of any alleged obligations or undertakings on its part to perform or discharge any of the terms, covenants, or agreements contained in any Lease; (f) the payment of any commission, charge or brokerage fee to anyone (other than a broker or other agent retained by Lender) which may be payable in connection with the funding of the Loan evidenced by the Note and secured by the Security Instruments; and/or (g) the holding or investing of the funds on deposit in the Accounts or the performance of any work or the disbursement of funds in each case in connection with the Reserve Funds.  Any amounts payable to Indemnified Parties by reason of the application of this Section 12.1 shall become immediately due and payable and shall bear interest at the Default Rate from the date loss or damage is sustained by Indemnified Parties until paid.

Section 12.2                            Mortgage and Intangible Tax and Transfer Tax Indemnification.  Borrowers shall, at their sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to (a) any tax on the making and/or recording of the Security Instruments, the Note or any of the other Loan Documents (whether due upon the making of same or upon the exercise of its remedies under the Loan Documents), and (b) any transfer tax incurred by Indemnified Parties in connection with the exercise of remedies hereunder or under any other Loan Documents.

Section 12.3                            ERISA Indemnification.  Borrowers shall, at their sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses (including, without limitation, reasonable attorneys’ fees and costs incurred in the investigation, defense, and settlement of Losses incurred in correcting any prohibited transaction or in the sale of a prohibited loan, and in obtaining any individual prohibited transaction exemption under ERISA that may be required, in Lender’s sole discretion) that Indemnified Parties may incur, directly or indirectly, as a result of a default under Sections 3.7 or 4.19 of this Agreement.

Section 12.4                            Duty to Defend, Legal Fees and Other Fees and Expenses.  Upon written request by any Indemnified Party, Borrowers shall defend such Indemnified Party (if requested by any Indemnified Party, in the name of the Indemnified Party) by attorneys and other professionals reasonably approved by the Indemnified Parties.  Notwithstanding the foregoing, any Indemnified Parties may, in their sole discretion, engage their own attorneys and other professionals to defend or assist them, and, at the option of Indemnified Parties, their attorneys shall control the resolution of any claim or proceeding, provided that the Indemnified Parties shall not agree to any judgment or settlement without the prior written consent of Borrowers, which consent shall not be unreasonably withheld or delayed.  Upon demand, Borrowers shall pay or, in the sole discretion of the Indemnified Parties, reimburse, the Indemnified Parties for the payment of reasonable fees and disbursements of attorneys, engineers, environmental consultants, laboratories and other professionals in connection therewith.

Section 12.5                            Survival.  The obligations and liabilities of Borrowers under this Article 12 shall fully survive indefinitely notwithstanding any termination, satisfaction, assignment, entry of a judgment of foreclosure, exercise of any power of sale, or delivery of a deed in lieu of foreclosure of the Security Instruments.

Section 12.6                            Environmental Indemnity.  Simultaneously herewith, Borrowers and Guarantor have executed and delivered the Environmental Indemnity to Lender, which Environmental Indemnity is not secured by the Security Instruments.

ARTICLE 13.

EXCULPATION

Section 13.1                            Exculpation.

(a)                                 Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrowers to perform and observe the obligations contained in the Note, this Agreement, the Security Instruments or the other Loan Documents by any action or proceeding wherein a money judgment or any deficiency judgment or other judgment establishing personal liability shall be sought against Borrowers or any principal, director, officer, employee, beneficiary, shareholder, partner, member, trustee, agent, or Affiliate of Borrowers (but specifically excluding Guarantor) or any legal representatives, successors or assigns of any of the foregoing (collectively, the “Exculpated Parties”), except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Security Instruments and the other Loan Documents, or in the Properties, the Rents, or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrowers only to the extent of Borrowers’ interest in the Properties, in the Rents and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Security Instruments and the other Loan Documents, shall not sue for, seek or demand any deficiency judgment against Borrowers or any of the Exculpated Parties in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Security Instruments or the other Loan Documents.  The provisions of this Section shall not, however, (1) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (2) impair the right of Lender to name Borrowers as a party defendant in any action or suit for foreclosure and sale under the Security Instruments; (3) affect the validity or enforceability of any indemnity, guaranty or similar instrument (including, without limitation, the indemnities set forth in Article 12 hereof, Section 11.2 hereof, in the Guaranty and in the Environmental Indemnity) made in connection with the Loan or any of the rights and remedies of Lender thereunder (including, without limitation, Lender’s right to enforce said rights and remedies against Borrowers and/or Guarantor (as applicable) personally and without the effect of the exculpatory provisions of this Article 13); (4) impair the right of Lender to obtain the appointment of a receiver; (5) impair the enforcement of the assignment of leases and rents contained in the Security Instruments; (6) impair the right of Lender to enforce Section 4.12(e) of this Agreement; (7) constitute a prohibition against Lender to seek a deficiency judgment against Borrowers in order to fully realize the security granted by the Security Instruments or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against the Properties; or (8) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrowers, by money judgment or otherwise, to the extent of any Losses incurred by Lender (including attorneys’ fees and costs reasonably incurred) arising out of or in connection with any of the following:

(i)                                     fraud or intentional misrepresentation or any failure to disclose a material fact by any Borrower, any SPE Component Entity, Guarantor, or any Borrower Party in connection with the Loan;

(ii)                                  the gross negligence or willful misconduct of any Borrower, any SPE Component Entity, Guarantor, or any Borrower Party or the commission of a criminal act by any Borrower, any SPE Component Entity, Guarantor, or any Borrower Party which results in any seizure or forfeiture of any Property or any portion thereof or any Borrower’s interest therein;

(iii)                               material physical waste to any Property caused by the intentional acts or intentional omissions of any Borrower, any SPE Component Entity, Guarantor, or any Borrower Party (including, without limitation, any arson or abandonment of any Property) and/or the removal or disposal of any portion of any Property after an Event of Default by any Borrower, any SPE Component Entity, Guarantor, or any Borrower Party;

(iv)                              the misapplication, misappropriation or conversion by any Borrower of (A) any insurance proceeds paid to any Borrower Party by reason of any loss, damage or destruction to any Property, (B) any Awards or other amounts received by any Borrower Party in connection with the Condemnation of all or a portion of any Property, (C) any Rents following an Event of Default or (D) any Tenant security deposits or Rents collected in advance;

(v)                                 failure to pay any Taxes or Other Charges, charges for labor or materials or any other charges that can create liens on any portion of any Property to the extent that the revenue from the Properties is sufficient to pay such amounts (provided that Borrower shall have no liability for (x) amounts deposited with Lender as Tax Reserve Funds for Taxes or Other Charges where Lender elects not to apply such funds toward payment of such Taxes or Other Charges owed or (y) Taxes or Other Charges owed that are contested strictly in accordance with the terms of the Loan Documents);

(vi)                              failure to maintain insurance as required by this Agreement to the extent that the revenue from the Properties is sufficient to pay the Insurance Premiums relating thereto (provided that Borrower shall have no liability for pay amounts deposited with Lender as Insurance Reserve Funds for Insurance Premiums to be paid to maintain such insurance where Lender elects not to apply such funds toward payment of such Insurance Premiums);

(vii)                           the breach of any representation, warranty, covenant or indemnification provision in the Environmental Indemnity, this Agreement or in any Security Instrument concerning Environmental Laws and Hazardous Substances;

(viii)                        any fees or commissions paid by any Borrower after the occurrence of any Event of Default to Guarantor, and/or any Affiliate of any Borrower and/or Guarantor in violation of the terms of the Note, this Agreement, the Security Instruments or the other Loan Documents;

(ix)                              any Borrower’s breach of, or failure to comply with, the representations, warranties and covenants contained in Section 15.1 of this Agreement and/or the provisions of Sections 11.2 and 12.3 hereof;

(x)                                 any Borrower’s breach or failure to comply with the covenants, conditions and/or restrictions contained in the documents described on Schedule VII hereto and relating to the Properties known as Johnstown Industrial Park in Johnstown, New York and Crossroads Industrial Park in Gloversville, New York;

(xi)                              any litigation or other legal proceeding related to the Debt filed by any Borrower, any SPE Component Entity, Guarantor, or any Borrower Party that delays, opposes, impedes, obstructs, hinders, enjoins or otherwise interferes with or frustrates the efforts of Lender to exercise any rights and remedies available to Lender as provided herein and in the other Loan Documents, which the court in any such litigation or proceeding determines is frivolous, brought in bad faith or wholly without basis in fact or law; and/or

(xii)                           any violation or breach of a representation, warranty or covenant contained in Section 5.1 hereof.

(b)                                 Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Debt or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents, and (B) the Debt shall be fully recourse to Borrowers in the event that: (i) any violation of breach of any representation, warranty or covenant contained in Article 5 which results in the substantive consolidation of the assets and liabilities of Borrower with any other Person (other than the other Borrowers) as a result of such breach; (ii) if any Sale or Pledge occurs that is not a Permitted Transfer (iii) any Borrower or any SPE Component Entity files a voluntary petition under the Bankruptcy Code or any other Creditors Rights Laws; (iv) an Affiliate, officer, director, or representative which Controls, directly or indirectly, any Borrower or any SPE Component Entity files, or joins in the filing of, an involuntary petition against any Borrower or any SPE Component Entity under the Bankruptcy Code or any other Creditors Rights Laws, or solicits or causes to be solicited petitioning creditors for any involuntary petition against any Borrower or any SPE Component Entity from any Person; (v) any Borrower or any SPE Component Entity files an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Creditors Rights Laws, or solicits or causes to be solicited petitioning creditors for any involuntary petition from any Person; (vi) any Affiliate, officer, director, or representative which Controls any Borrower or any SPE Component Entity consents to or acquiesces in or joins in an application by a party other than Lender for the appointment of a custodian, receiver, trustee, or examiner for any Borrower, any SPE Component Entity or any portion of any Property; (vii) any Borrower or any SPE Component Entity makes an assignment for the benefit of creditors or admits in any legal proceeding, its insolvency or inability to generally pay its debts as they become due unless in each of the foregoing cases to do otherwise would require a false statement in any such legal proceeding or violate Rule 9011 of the Federal Rules of Bankruptcy Procedure or other applicable rules requiring a sufficient legal and factual basis for filing papers in a proceeding under Federal or state insolvency law or in connection with any other legal proceeding; (viii) there is substantive consolidation of any Borrower or any SPE Component Entity (or any Restricted Party) with any other Person (other than other Borrowers) in connection with any federal or state bankruptcy proceeding involving the Guarantor or any of its Affiliates; (ix) any Borrower or any SPE Component Entity (or any Affiliate of Borrower or any SPE Component Entity contests or opposes any motion made by Lender to obtain relief from the automatic stay or seeks to reinstate the automatic stay in the event of any federal or state bankruptcy or insolvency proceeding involving the Guarantor or its Affiliates.

Section 13.2                            Survival.  The obligations and liabilities of Borrowers under this Article 13 shall fully survive indefinitely notwithstanding any termination, satisfaction, assignment, entry of a judgment of foreclosure, exercise of any power of sale, or delivery of a deed in lieu of foreclosure of any Security Instrument.

ARTICLE 14.

NOTICES

Section 14.1                            Notices.  All notices or other written communications hereunder shall be deemed to have been properly given (a) upon delivery, if delivered in person or by facsimile transmission with receipt acknowledged by the recipient thereof and confirmed by telephone and email by sender, (b) one (1) Business Day after having been deposited for overnight delivery with any reputable overnight courier service, or (c) three (3) Business Days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Borrowers:	c/o STAG Industrial
99 High Street, 28th Floor
Boston, Massachusetts 02110
Attention: Kathryn Arnone, General Counsel, and
Gregory W. Sullivan, Chief Financial Officer
Facsimile No.: (617) 574-0052

With a copy to:	DLA Piper LLP (US)
33 Arch Street, 26th Floor
Boston, MA 02110-1447
Attention: John Sullivan, Esq.
Facsimile No.: (617) 406-6129

If to Lender:	Wells Fargo Bank, National Association
Wells Fargo Center
1901 Harrison Street, 2nd Floor
MAC A0227-020
Oakland, California 94612
Attention: Commercial Mortgage Servicing
Facsimile No.: 866-359-5352

With a copy to:	Kaye Scholer LLP
425 Park Avenue
New York, New York 10022
Attention: Stephen Gliatta, Esq.

Facsimile No.: (212) 836-8689;

or addressed as such party may from time to time designate by written notice to the other parties.

Either party by notice to the other may designate additional or different addresses for subsequent notices or communications.

ARTICLE 15.

FURTHER ASSURANCES

Section 15.1                            Replacement Documents.  Upon receipt of an affidavit of an officer of Lender and an indemnity of an officer of Lender or other applicable party as to the loss, theft, destruction or mutilation of the Note, this Agreement or any of the other Loan Documents which is not of public record, and, in the case of any such mutilation, upon surrender and cancellation of the Note, this Agreement or such other Loan Document, Borrowers will issue, at Lender’s sole cost and expense, in lieu thereof, a replacement thereof, dated the date of the Note, this Agreement or such other Loan Document, as applicable, in the same principal amount thereof and otherwise of like tenor.

Section 15.2                            Recording of Security Instruments, etc.  Borrowers forthwith upon the execution and delivery of the Security Instruments and thereafter, from time to time, will cause the Security Instruments and any of the other Loan Documents creating a lien or security interest or evidencing the lien hereof upon the Properties and each instrument of further assurance to be filed, registered or recorded in such manner and in such places as may be required by any present or future law in order to publish notice of and fully to protect and perfect the lien or security interest hereof upon, and the interest of Lender in, the Properties.  Borrowers will pay all taxes, filing, registration or recording fees, and all actual out-of-pocket expenses incident to the preparation, execution, acknowledgment and/or recording of the Note, the Security Instruments, this Agreement, the other Loan Documents, any note, deed of trust or mortgage supplemental hereto, and any security instrument with respect to any Property and any instrument of further assurance, and any modification or amendment of the foregoing documents, and all federal, state, county and municipal taxes, duties, imposts, assessments and charges arising out of or in connection with the execution and delivery of the Security Instruments, any deed of trust or mortgage supplemental hereto, any security instrument with respect to any Property or any instrument of further assurance, and any modification or amendment of the foregoing documents, except where prohibited by Applicable Law so to do.

Section 15.3                            Further Acts, etc.  Borrowers will, at the cost of Borrowers, and without expense to Lender other than Lender’s own legal fees, do, execute, acknowledge and deliver all and every further acts, deeds, conveyances, deeds of trust, mortgages, assignments, notices of assignments, transfers and assurances as Lender shall, from time to time, reasonably require, for the better assuring, conveying, assigning, transferring, and confirming unto Lender the property and rights hereby mortgaged, deeded, granted, bargained, sold, conveyed, confirmed, pledged, assigned, warranted and transferred or intended now or hereafter so to be, or which Borrowers may be or may hereafter become bound to convey or assign to Lender, or for carrying out the intention or facilitating the performance of the terms of this Agreement or for filing, registering or recording the Security Instruments, or for complying with all Applicable Law.  Borrowers, on demand, will execute and deliver, and in the event it shall fail to so execute and deliver, hereby authorizes Lender to execute in the name of any Borrower or without the signature of any Borrower to the extent Lender may lawfully do so, one or more financing statements to evidence more effectively the security interest of Lender in the Properties.  Borrowers grants to Lender an irrevocable power of attorney coupled with an interest for the purpose of exercising and perfecting any and all rights and remedies available to Lender at law and in equity, including without limitation, such rights and remedies available to Lender pursuant to this Section 15.3.

Section 15.4                            Changes in Tax, Debt, Credit and Documentary Stamp Laws.

(a)                                 If any law is enacted or adopted or amended after the date of this Agreement which deducts the Debt from the value of the Properties for the purpose of taxation and which imposes a tax, either directly or indirectly, on the Debt or Lender’s interest in the Properties, Borrowers will pay the tax, with interest and penalties thereon, if any.  If Lender is advised by counsel chosen by it that the payment of tax by Borrowers would be unlawful or taxable to Lender or unenforceable or provide the basis for a defense of usury then Lender shall have the option by written notice of not less than ninety (90) days to declare the Debt immediately due and payable, provided that no Yield Maintenance Premium shall be due in connection with any such payment.

(b)                                 Borrowers will not claim or demand or be entitled to any credit or credits on account of the Debt for any part of the Taxes or Other Charges assessed against any Property, or any part thereof, and no deduction shall otherwise be made or claimed from the assessed value of any Property, or any part thereof, for real estate tax purposes by reason of the Security Instruments or the Debt.  If such claim, credit or deduction shall be required by Applicable Law, Lender shall have the option, by written notice of not less than ninety (90) days, to declare the Debt immediately due and payable, provided that no Yield Maintenance Premium shall be due in connection with any such payment.

(c)                                  If at any time the United States of America, any State thereof or any subdivision of any such State shall require revenue or other stamps to be affixed to the Note, any Security Instrument, or any of the other Loan Documents or impose any other tax or charge on the same, Borrowers will pay for the same, with interest and penalties thereon, if any.

ARTICLE 16.

WAIVERS

Section 16.1                            Remedies Cumulative; Waivers.

The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrowers pursuant to this Agreement, the Security Instruments, the Note or the other Loan Documents, or existing at law or in equity or otherwise.  Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion.  No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient.  A waiver of one Default or Event of Default with respect to Borrowers shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrowers or to impair any remedy, right or power consequent thereon.

Section 16.2                            Modification, Waiver in Writing.

No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, the Security Instruments, the Note and the other Loan Documents, nor consent to any departure by Borrowers therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given.  Except as otherwise expressly provided herein, no notice to, or demand on Borrowers, shall entitle any Borrower to any other or future notice or demand in the same, similar or other circumstances except to the extent expressly set forth herein.

Section 16.3                            Delay Not a Waiver.

Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege under this Agreement, the Security Instruments, the Note or the other Loan Documents, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege.  In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Security Instruments, the Note or the other Loan Documents, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Security Instruments, the Note and the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 16.4                            Waiver of Trial by Jury.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, BORROWERS AND LENDER, BY ACCEPTANCE OF THIS AGREEMENT, HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER IN CONTRACT.  TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THE LOAN, THE APPLICATION FOR THE LOAN, THIS AGREEMENT, THE NOTE, THE SECURITY INSTRUMENTS OR THE OTHER LOAN DOCUMENTS OR ANY ACTS OR OMISSIONS OF LENDER OR BORROWERS.

Section 16.5                            Waiver of Notice.

Borrowers shall not be entitled to any notices of any nature whatsoever from Lender except (a) with respect to matters for which this Agreement specifically and expressly provides for the giving of notice by Lender to Borrowers and (b) with respect to matters for which Lender is required by Applicable Law to give notice, and Borrowers hereby expressly waive the right to receive any notice from Lender with respect to any matter for which this Agreement does not specifically and expressly provide for the giving of notice by Lender to Borrowers.

Section 16.6                            Remedies of Borrowers.

In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by Applicable Law or under this Agreement, the Security Instrument, the Note and the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrowers agree that neither Lender nor its agents shall be liable for any monetary damages, and Borrowers’ sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment.  The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.  Lender agrees that, in such event, it shall cooperate in expediting any action seeking injunctive relief or declaratory judgment.

Section 16.7                            Marshalling and Other Matters.

Borrowers hereby waive, to the extent permitted by Applicable Law, the benefit of all appraisement, valuation, stay, extension, reinstatement and redemption laws now or hereafter in force and all rights of marshalling in the event of any sale under the Security Instrument of any Property or any part thereof or any interest therein.  Further, Borrowers hereby expressly waive any and all rights of redemption from sale under any order or decree of foreclosure of any Security Instrument on behalf of any Borrower, and on behalf of each and every person acquiring any interest in or title to any Property subsequent to the date of the Security Instruments and on behalf of all persons to the extent permitted by Applicable Law.

Section 16.8         Waiver of Statute of Limitations.

To the extent permitted by Applicable Law, Borrowers hereby expressly waive and release to the fullest extent permitted by Applicable Law, the pleading of any statute of limitations as a defense to payment of the Debt or performance of its obligations hereunder, under the Note, Security Instruments or other Loan Documents.

Section 16.9         Waiver of Counterclaim.  Borrowers hereby waive the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

Section 16.10       Sole Discretion of Lender.  Wherever pursuant to this Agreement (a) Lender exercises any right given to it to approve or disapprove, (b) any arrangement or term is to be satisfactory to Lender, or (c) any other decision or determination is to be made by Lender, the decision to approve or disapprove all decisions that arrangements or terms are satisfactory or not satisfactory, and all other decisions and determinations made by Lender, shall be in the sole discretion of Lender, except as may be otherwise expressly and specifically provided herein.  Prior to a Securitization, whenever pursuant to this Agreement or any other Loan Document the Rating Agencies are given any right to approve or disapprove any matter, or any arrangement or term is to be satisfactory to the Rating Agencies, to the extent not already required, the decision of Lender to approve or disapprove such matter or to decide whether arrangements or terms are satisfactory or not satisfactory, shall be substituted therefor.

ARTICLE 17.

MISCELLANEOUS

Section 17.1         Survival.  This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth in this Agreement, the Security Instruments, the Note or the other Loan Documents.  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party.  All covenants, promises and agreements in this Agreement, by or on behalf of Borrowers, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 17.2         Governing Law.

(i)            THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, AND MADE BY LENDER AND ACCEPTED BY BORROWERS IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE NOTE DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED

HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION AND ENFORCEMENT OF THE LIEN AND SECURITY INTEREST CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED ACCORDING TO, THE LAW OF THE STATE, COMMONWEALTH OR DISTRICT, AS APPLICABLE, IN WHICH THE APPLICABLE PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, COMMONWEALTH OR DISTRICT, AS APPLICABLE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER.  TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWERS HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THE NOTE, AND THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(ii)           ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWERS ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, AND BORROWERS WAIVE ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWERS HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING.  BORROWERS DO HEREBY DESIGNATE AND APPOINT:

CT Corporation System
111 Eighth Avenue
New York, New York 10011

AS THEIR AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON THEIR BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND BORROWERS AGREE THAT

SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWERS IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWERS IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK.  BORROWERS (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.  NOTWITHSTANDING THE FOREGOING, LENDER SHALL HAVE THE RIGHT TO INSTITUTE ANY LEGAL SUIT, ACTION OR PROCEEDING FOR THE ENFORCEMENT OR FORECLOSURE OF ANY LIEN ON ANY COLLATERAL FOR THE LOAN IN ANY FEDERAL OR STATE COURT IN ANY JURISDICTION(S) THAT LENDER MAY ELECT IN ITS SOLE AND ABSOLUTE DISCRETION, AND BORROWER WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING.

Section 17.3         Headings.  The Article and/or Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 17.4         Severability.  Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement shall be prohibited by or invalid under Applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 17.5         Preferences.  Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrowers to any portion of the obligations of Borrowers hereunder.  To the extent Borrowers make a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any Creditors Rights Laws, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 17.6         Expenses.  Borrowers shall, within ten (10) Business Days of demand, pay Lender all reasonable, actual out-of-pocket third party costs and expenses incurred by Lender in connection with: (a) the preparation, negotiation, execution and delivery of this Agreement and all of the other Loan Documents; (b) any modifications and amendments, if any, of this Agreement or any of the other Loan Documents; (c) the processing of any Borrower requests made hereunder and under any of the other Loan Documents; (d) the enforcement of any remedies hereunder or under the other Loan Documents or the satisfaction by Lender of any of Borrowers’ or Guarantor’s obligations under this Agreement and the other Loan Documents; (e) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrowers, this Agreement, the Security Instrument, the Note, the other Loan Documents, the Properties, or any other security given for the Loan; and (f) otherwise protecting Lender’s interests under this Agreement and any other Loan Document, including, without limitation, in connection with any “work-out” of the Loan or any bankruptcy, insolvency, receivership, reorganization, rehabilitation, liquidation or other similar proceeding in respect of Borrowers, SPE Component Entity or Guarantor or an assignment by Borrowers, SPE Component Entity or Guarantor for the benefit of its creditors.  For all purposes of this Agreement and the other Loan Documents, Lender’s costs and expenses as described above shall also include, without limitation, all appraisal fees, engineering and architect costs and inspection fees, reasonable legal fees and expenses, accounting fees, fees for the disbursement of any Reserve Funds, environmental and other consultant fees, auditor fees, and the cost to Lender of any title insurance premiums and title company charges (including for down dates, abstracts, tax certificates, title insurance endorsements required by Lender, and UCC financing statements, tax lien and litigation searches), surveys, recording, reconveyance and notary fees, any transfer and mortgage taxes, any Rating Agency fees and expenses, and any loan servicing and special servicing fees and expenses (including, without limitation, any “work-out” and/or liquidation fees, but excluding any monthly servicing fees).  Borrowers shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender.  Borrowers recognize and agree that formal written appraisals of the Properties by a licensed independent appraiser may be required by Lender’s internal procedures and/or federal regulatory reporting requirements on an annual and/or specialized basis and that Lender may, at its option, require inspection of the Properties by an independent supervising architect and/or cost engineering specialist at least semiannually.  Notwithstanding the foregoing, Borrowers shall not be required to pay for more than one appraisal in any twelve (12) month period unless an Event of Default occurs and is continuing or as otherwise required by law. Additionally, if Borrowers are undertaking a Restoration or is performing work that requires the obtaining of a building permit, then Borrowers shall pay the reasonable out-of-pocket costs of architects, engineers and other consultants retained by Lender to review the performance of such Restoration or work.  Any amounts payable to Lender pursuant to this Section 17.6 shall become immediately due and payable upon written demand and, if the same is not paid within ten (10) Business Days from such written demand, shall bear interest at the Default Rate from the date which is ten (10) Business Days from such written demand until the date such amounts have been paid.

Section 17.7         Cost of Enforcement.  In the event (a) that any Security Instrument is foreclosed in whole or in part, (b) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of any Borrower or any of its constituent Persons or an assignment by any Borrower or any of its constituent Persons for the benefit of its creditors, or (c) Lender exercises any of its other remedies under this Agreement, any Security Instrument, the Note and the other Loan Documents, Borrowers shall be chargeable with and agree to pay all actual costs of collection and defense, including attorneys’ fees and costs, incurred by Lender or Borrowers in connection therewith and in connection with any appellate proceeding or post judgment action involved therein, together with all required service or use taxes.  Any amounts payable to Lender pursuant to this Section 17.7 shall become immediately due and payable upon written demand and, if the same is not paid within ten (10) Business Days from such written demand, shall bear interest at the Default Rate from the date which is ten (10) Business Days from such written demand until the date such amounts have been paid.

Section 17.8         Exhibits and Schedules Incorporated.  The Exhibits and Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 17.9         Offsets, Counterclaims and Defenses.  Any assignee of Lender’s interest in and to this Agreement, any Security Instrument, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which any Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by any Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrowers.

Section 17.10       No Joint Venture or Partnership; No Third Party Beneficiaries.

(a)           Borrower and Lender intend that the relationships created under this Agreement, the Security Instrument, the Note and the other Loan Documents be solely that of borrower and lender.  Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender or to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.

(b)           This Agreement, the Security Instruments, the Note and the other Loan Documents are solely for the benefit of Lender and Borrowers and nothing contained in this Agreement, the Security Instruments, the Note or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrowers any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein.  All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

(c)           The general partners, members, principals and (if any Borrower is a trust) beneficial owners of Borrowers are experienced in the ownership and operation of properties similar to the Properties, and Borrowers and Lender are relying solely upon such expertise and business plan in connection with the ownership and operation of the Properties.  Borrowers are not relying on Lender’s expertise, business acumen or advice in connection with the Properties.

(d)           Notwithstanding anything to the contrary contained herein, Lender is not undertaking the performance of (i) any obligations under the Leases; or (ii) any obligations with respect to such agreements, contracts, certificates, instruments, franchises, permits, trademarks, licenses and other documents.

(e)           By accepting or approving anything required to be observed, performed or fulfilled or to be given to Lender pursuant to this Agreement, the Security Instruments, the Note or the other Loan Documents, including, without limitation, any officer’s certificate, balance sheet, statement of profit and loss or other financial statement, survey, appraisal, or insurance policy, Lender shall not be deemed to have warranted, consented to, or affirmed the sufficiency, the legality or effectiveness of same, and such acceptance or approval thereof shall not constitute any warranty or affirmation with respect thereto by Lender.

(f)            Borrowers recognize and acknowledge that in accepting this Agreement, the Note, the Security Instruments and the other Loan Documents, Lender is expressly and primarily relying on the truth and accuracy of the representations and warranties set forth in Article 3 of this Agreement without any obligation to investigate the Properties and notwithstanding any investigation of the Properties by Lender; that such reliance existed on the part of Lender prior to the date hereof, that the warranties and representations are a material inducement to Lender in making the Loan; and that Lender would not be willing to make the Loan and accept the this Agreement, the Note, the Security Instruments and the other Loan Documents in the absence of the warranties and representations as set forth in Article 3 of this Agreement.

Section 17.11       Publicity; Advertising.

(a)           All news releases, publicity or advertising by Borrowers or their Affiliates through any media intended to reach the general public which refers to this Agreement, the Note, the Security Instruments or the other Loan Documents or the financing evidenced by this Agreement, the Note, the Security Instruments or the other Loan Documents, to Lender or any of its Affiliates shall be subject to the prior written approval of Lender, not to be unreasonably withheld.  Notwithstanding the foregoing, nothing herein shall be construed to prevent or prohibit Borrowers, Guarantor or any Affiliate of any of them from making any filing, disclosure or other communication required by Applicable Law

(b)           Borrower hereby agrees that Lender and its Affiliated entities, including, without limitation, Wells Fargo & Company and its subsidiaries, may publicly identify details of the Loan in their respective advertising and public communications of all kinds, including, but not limited to, press releases, direct mail, newspapers, magazines, journals, e-mail or internet advertising or communications. Such details may include the name of the Property, the address of the Property, the amount of the Loan, the Closing Date, and a description of the size and location of the Property.

Section 17.12       Cross Default; Cross Collateralization.  Each Borrower acknowledges that Lender has made the Loan to Borrowers upon the security of its collective interest in the Properties and in reliance upon the aggregate of the Properties taken together being of greater value as collateral security than the sum of the Properties taken separately.  Each Borrower agrees that the Security Instruments are and will be cross-collateralized and cross-defaulted with each other so that (i) an Event of Default under any of the Security Instruments shall constitute an Event of Default under each of the other Security Instruments which secure the Note; (ii) an Event of Default under the Note or this Agreement shall constitute an Event of Default under each Security Instrument; and (iii) each Security Instrument shall constitute security for the Note as if a single blanket lien were placed on all of the Properties as security for the Note.

Section 17.13       Contribution Among Borrowers.  Notwithstanding that the Borrowers are jointly and severally liable to Lender for payment of the Loan, as among the Borrowers, each shall be liable only for such Borrower’s Allocated Loan Amount and, accordingly, each Borrower whose Property or other assets are, from time to time, utilized to satisfy a portion of the Debt in excess of such Borrower’s Allocated Loan Amount, shall be entitled, commencing 95 days after payment in full of the Debt, to contribution from each of the other Borrowers pro-rata in accordance with their respective liabilities in accordance with this Agreement.  This Allocated Loan Amount for each Borrower shall equal the Allocated Loan Amount for the Property or Properties owned by such Borrower.

Section 17.14       Joint and Several.  Each of the Borrowers shall be jointly and severally liable for payment of the Debt and performance of all other obligations of Borrowers (or any of them) under this Agreement or any other Loan Document.

Section 17.15       Conflict; Construction of Documents; Reliance.  In the event of any conflict between the provisions of this Agreement and the Security Instruments, the Note or any of the other Loan Documents, the provisions of this Agreement shall control.  Wherever the phrase “during the continuance of an Event of Default” or the like appears herein or in any other Loan Document, such phrase shall not mean or imply that Lender has any obligation to accept a cure of such Event of Default.  The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of this Agreement, the Note, the Security Instruments and the other Loan Documents and this Agreement, the Note, the Security Instruments and the other Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same.  Borrowers acknowledge that, with respect to the Loan, Borrowers shall rely solely on their own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender.  Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under this Agreement, the Note, the Security Instruments and the other Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in any Borrower, and Borrowers hereby irrevocably waive the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies.  Borrowers acknowledge that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse-to or competitive with the business of Borrowers or their Affiliates.

Section 17.16       Entire Agreement.  This Agreement, the Note, the Security Instruments and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written between Borrowers and Lender are superseded by the terms of this Agreement, the Note, the Security Instruments and the other Loan Documents.

Section 17.17       Liability.  If any Borrower consists of more than one person, the obligations and liabilities of each such person hereunder shall be joint and several.  This Agreement shall be binding upon and inure to the benefit of Borrowers and Lender and their respective successors and assigns forever.

Section 17.18       Duplicate Originals; Counterparts.  This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original.  The failure of any party hereto to execute this Agreement, or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder.

[NO FURTHER TEXT ON THIS PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWERS, each a Delaware limited liability company:

STAG GLOVERSVILLE 1, LLC

STAG GLOVERSVILLE 2, LLC

STAG GLOVERSVILLE 3, LLC

STAG GLOVERSVILLE 4, LLC

STAG JOHNSTOWN 1, LLC

STAG JOHNSTOWN 2, LLC

STAG JOHNSTOWN 3, LLC

STAG JOHNSTOWN 4, LLC

STAG GREENWOOD 1, LLC

STAG GREENWOOD 2, LLC

STAG HOLLAND 3, LLC

STAG INDEPENDENCE, LLC

STAG KANSAS CITY, LLC

STAG LAFAYETTE 1, LLC

STAG LAFAYETTE 2, LLC

STAG LAFAYETTE 3, LLC

STAG LANSING 3, LLC

STAG MARION, LLC

STAG WARE SHOALS, LLC

STAG NOVI, LLC

STAG O’HARA, LLC

STAG PARSONS, LLC

STAG PHENIX CITY, LLC

STAG WICHITA 1, LLC

STAG WICHITA 2, LLC

STAG WICHITA 3, LLC

STAG WICHITA 4, LLC

By:	/s/ Stephen C. Mecke
Name: Stephen C. Mecke
Title: Authorized Officer

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

STAG STERLING HEIGHTS, LLC, a Delaware limited liability company

By:	/s/ Stephen C. Mecke
Name: Stephen C. Mecke
Title: Authorized Officer

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

LENDER:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ June Errington
Name: June Errington
Title: Vice President

EXHIBIT A

LIST OF BORROWERS

STAG GLOVERSVILLE 1, LLC, a Delaware limited liability company

STAG GLOVERSVILLE 2, LLC, a Delaware limited liability company

STAG GLOVERSVILLE 3, LLC, a Delaware limited liability company

STAG GLOVERSVILLE 4, LLC, a Delaware limited liability company

STAG JOHNSTOWN 1, LLC, a Delaware limited liability company

STAG JOHNSTOWN 2, LLC, a Delaware limited liability company

STAG JOHNSTOWN 3, LLC, a Delaware limited liability company

STAG JOHNSTOWN 4, LLC, a Delaware limited liability company

STAG GREENWOOD 1, LLC, a Delaware limited liability company

STAG GREENWOOD 2, LLC, a Delaware limited liability company

STAG HOLLAND 3, LLC, a Delaware limited liability company

STAG INDEPENDENCE, LLC, a Delaware limited liability company

STAG KANSAS CITY, LLC, a Delaware limited liability company

STAG LAFAYETTE 1, LLC, a Delaware limited liability company

STAG LAFAYETTE 2, LLC, a Delaware limited liability company

STAG LAFAYETTE 3, LLC, a Delaware limited liability company

STAG LANSING 3, LLC, a Delaware limited liability company

STAG MARION, LLC, a Delaware limited liability company

STAG WARE SHOALS, LLC, a Delaware limited liability company

STAG NOVI, LLC, a Delaware limited liability company

STAG O’HARA, LLC, a Delaware limited liability company

STAG PARSONS, LLC, a Delaware limited liability company

STAG PHENIX CITY, LLC, a Delaware limited liability company

STAG STERLING HEIGHTS, LLC, a Delaware limited liability company

STAG WICHITA 1, LLC, a Delaware limited liability company

STAG WICHITA 2, LLC, a Delaware limited liability company

STAG WICHITA 3, LLC , a Delaware limited liability company

STAG WICHITA 4, LLC, a Delaware limited liability company

Exhibit A - 1

EXHIBIT B

ADDITIONAL DEFINITIONS

“Actual Debt Service Coverage Ratio” shall mean as of the last day of the calendar month immediately preceding the applicable date of calculation, the quotient obtained by dividing (1) the Adjusted Net Cash Flow by (2) the aggregate principal and interest projected to be due and payable over the twelve (12) month period subsequent to the date of calculation. Borrower shall deliver to Lender such information as is reasonably required for Lender to make all applicable calculations.  Lender’s calculation of the Actual Debt Service Coverage Ratio, and all component calculations, shall be conclusive and binding on Borrower absent manifest error.

“Adjusted Net Cash Flow” shall mean Underwritten NOI minus (a) normalized tenant improvement and leasing commission expenditures equal to $0.26 per square foot per annum, and (b) normalized capital improvements equal to $0.15 per square foot per annum.

“Debt Yield” shall mean, as of the last day of the calendar month immediately preceding the applicable date of determination, the quotient (expressed as a percentage) obtained by dividing (a) Adjusted Net Cash Flow as of such date by (b) the then outstanding principal balance of the Loan.  Lender’s calculation of the Debt Yield, and all component calculations, shall be conclusive and binding on Borrower absent manifest error.

“Underwritten NOI” shall mean Underwritten EGI minus Underwritten Operating Expenses.

INCOME

“Underwritten EGI” shall mean Net Rental Income plus Other Income minus Bad Debt and Rent Concessions.

“Net Rental Income” shall mean Gross Potential Rent plus Expense Reimbursements minus Vacancy Deduction.

“Gross Potential Rent” shall mean gross potential rent, computed in accordance with accounting principles reasonably acceptable to Lender, based on the most recent monthly rent roll annualized, which should include effective rent for occupied space (that is, actual rent collected from tenants in actual physical occupancy pursuant to valid Leases, provided that to the extent a particular tenant is either in a scheduled rent concession period at the time of determination or has a rent concession period scheduled in the future, such tenant’s annualized rent may be adjusted by Lender in its reasonable discretion to reflect a normalized annualized amount unless no future rent is scheduled to be received from such tenant in which case no rent will be included for such tenant) and (b) market rents for vacant space.

Exhibit B - 1

“Expense Reimbursements” shall mean expense reimbursements as determined from the most recent operating statement, taking into account any new tenants or Leases and/or any Leases that have either expired or terminated, determined on a trailing 12-month basis; provided, however, that total Expense Reimbursements cannot exceed one hundred percent (100%) of Borrower’s actual Operating Expenses.

“Vacancy Deduction” shall be determined by multiplying Gross Potential Rent by the greatest of (a) the actual vacancy at the Property at the time of determination and (b) an imputed vacancy rate of 10%.

“Other Income” shall mean all other applicable income as determined from the most recent operating statement for the Property at the time of determination, to the extent such income is deemed recurring and sustainable, determined on a trailing 12-month basis, computed in accordance with accounting principles reasonably acceptable to Lender, including, without limitation (and without duplication), parking income, cellular tower income, vending income and other similar items.  Notwithstanding the foregoing, Other Income will not include Insurance Proceeds (other than proceeds of rent loss, business interruption or other similar insurance allocable to the applicable period); Condemnation Proceeds (other than Condemnation Proceeds arising from a temporary taking or the use and occupancy of all or part of the applicable Property allocable to the applicable period); proceeds of any financing; proceeds of any sale, exchange or transfer of the Property or any part thereof or interest therein (including proceeds of any sales of furniture, fixtures and equipment); capital contributions or loans to Borrower or an Affiliate of Borrower; any item of income otherwise includable in Other Income but paid directly by any tenant to a Person other than Borrower; any other extraordinary, non-recurring revenues; payments paid by or on behalf of any tenant under a Lease which is the subject of any proceeding or action relating to its bankruptcy, reorganization or other arrangement pursuant to the Bankruptcy Code or any similar federal or state law or which has been adjudicated a bankrupt or insolvent unless such Lease has been affirmed by the trustee in such proceeding or action pursuant to a final, non-appealable order of a court of competent jurisdiction; payments paid by or on behalf of any tenant under a Lease the demised premises of which are not occupied either by such tenant or an affiliate or sublessee thereof; payments paid by or on behalf of any tenant under a Lease in whole or partial consideration for the termination of any Lease; sales tax rebates from any Governmental Authority; sales, use and occupancy taxes on receipts required to be accounted for by Borrower to any Governmental Authority; refunds and uncollectible accounts; interest income from any source; unforfeited security deposits, utility and other similar deposits; income from tenants not paying rent; or any disbursements to Borrower from the Reserve Funds.

“Bad Debt” shall mean debt that remains uncollectible after reasonable efforts have been exhausted to collect the debt.  Bad Debt will be determined on a trailing 12-month basis.

“Rent Concessions” shall mean any remaining rent concessions for the Leases used to determine Gross Potential Rent (other than any concessions already accounted for in the determination of Gross Potential Rent above) to the extent such rent concessions relate to the forward 12-month period at the time of determination.

Exhibit B - 2

EXPENSE

“Underwritten Operating Expenses” shall mean projected annualized Operating Expenses based on a trailing 12-month period, which may be adjusted for annual Taxes and Insurance Premiums based on the most recent bills.

“Operating Expenses” shall mean all expenses, computed in accordance with accounting principles reasonably acceptable to Lender, of whatever kind and from whatever source, relating to the ownership, operation, repair, maintenance and management of the Property that are incurred on a regular monthly or other periodic basis, including, without limitation (and without duplication): Taxes (based on the most current bill annualized, subject to adjustment by Lender to take into account any change in assessment that has not yet been reflected in the most current tax bill); Insurance Premiums (based on the most current premium annualized); management fees (whether or not actually paid) equal to the greater of the actual management fees or 3% of Underwritten EGI; costs attributable to the ordinary operation, repair and maintenance of the Improvements; common area maintenance costs; advertising and marketing expenses; professional fees; license fees; general and administrative costs and expenses; utilities; payroll, benefits and related taxes and expenses; janitorial expenses; computer processing charges; operating equipment or other lease payments as approved by Lender; ground lease payments; bond assessments; and other similar costs and expenses; in each instance, unless otherwise noted, only to the extent actually paid for by Borrower (the foregoing expenses being referred to herein as “Actual Operating Expenses”).  Notwithstanding the foregoing, Operating Expenses shall not include debt service (including principal, interest, impounds and other reserves), capital expenditures, tenant improvement costs, leasing commissions or other expenses which are paid from escrows required by the Loan Documents; any payment or expense for which Borrower was or is to be reimbursed from proceeds of the loan or insurance or by any third party; federal, state or local income taxes; any non-cash charges such as depreciation and amortization; and any item of expense otherwise includable in Operating Expenses which is paid directly by any tenant.

In making the calculations described herein, applicable line items will be adjusted by Lender in its reasonable discretion (a) to accurately reflect the amounts of any extraordinary non-recurring items in the relevant period and to reflect on a pro rata basis those items on an annual or semi-annual basis and (b) to reflect Leases (and projected changes to the applicable line items above) which are either (i) anticipated to terminate within the 90 days of the date of calculation or (ii) executed with rent commencement dates scheduled to occur within 90 days of the date of calculation.

Exhibit B - 3

SCHEDULE I-A

IMMEDIATE REPAIRS

(to be completed within a reasonable amount of time after the Closing Date)

Building	Repair
1520 Kepner Dr, Lafayette, IN
Complete ADA Compliance Upgrades (stripe 1 additional van-accessible space)
1521 Kepner Dr, Lafayette, IN
Complete ADA Compliance Upgrades (stripe 2 additional handicap spaces)
1540-1530 Kepner Dr, Lafayette, IN
Complete ADA Compliance Upgrades (stripe 1 additional handicap space)
2652 Eastmoor, Wichita, KS
Complete ADA Compliance Upgrades (stripe 1 additional handicap space and 1 van-accessible space + signage)
2655/2755 Eastmoor, Wichita, KS
Complete ADA Compliance Upgrades (provide one additiona van-accessible parking space w/ signage)
2750 South Rock Rd, Wichita, KS
Complete ADA Compliance Upgrades (provide signage for handicap designation)
22925 Venture Dr, Novi, MI
Complete ADA Compliance Upgrades (provide one addtional van-accessible parking space)
42600 Merrill St, Sterling Heights, MI
Complete ADA Compliance Upgrades (stripe 3 additional handicap accessible parking spaces w/ signage)
109 Balzano Ave, Gloversville, NY
Complete ADA Compliance Upgrades (provide handicap parking sign)
122 Balzano Ave, Gloversville, NY
Complete ADA Compliance Upgrades (stripe 1 additional handicap space + signage)
125 Balzano Ave, Gloversville, NY
Complete ADA Compliance Upgrades (stripe 2 additional handicap spaces + signage)
141 Sal Landrio Dr, Gloversville, NY
Complete ADA Compliance Upgrades (provide handicap space signage)
123 Union Ave, Johnstown, NY
Complete ADA Compliance Upgrades (provide handicap space signage)
150 Enterprise Dr, Johnstown, NY
Complete ADA Compliance Upgrades (provide handicap space signage)
231 Enterprise Dr, Johnstown, NY
Complete ADA Compliance Upgrades (provide van-accessible space signage)
6 Clermont St, Johnstown, NY
Complete ADA Compliance Upgrades (stripe 2 handicap and 1 van-accessible parking spaces and signage)
215 Mill Ave, Greenwood, SC
Complete ADA Compliance Upgrades (stripe 5 additional handicap spaces and 1 van-accessible space)
One Michelin Way, Independence, VA
Complete ADA Compliance Upgrades (stripe 2 additional handicap and 1 van-accessible space; provide ramped curb cuts and ramped access route to building)
636 S 66th Terrace, Kansas City, KS
Complete ADA Compliance Upgrades (stripe 1 additional handicap and 1 van-accessible space + signage; provide railings at both sides of any ramp area longer than 6 feet in run)
2201 E Loew Rd, Marion, IN
Complete ADA Compliance Upgrades (provide 7 signs for handicap spaces)
1900 Wilson Ave, Parsons, KS
Complete ADA Compliance Upgrades (stripe 1 additional handicap space; provide ramped curb cuts)
16 Downing Dr, Phenix City, AL
Complete ADA Compliance Upgrades (provide 4 handicap designations on pavement)

Schedule I-A - 1

SCHEDULE I-B

IMMEDIATE REPAIRS

(to be completed within 30 days of Closing Date)

			Inflated
Building	Repair	Reserve	Reserve
1520 Kepner Dr, Lafayette, IN
	Investigate and repair roof leaks (observed at northwest corner interior of the warehouse and in areas reported by tenant).	$3,000	$3,450
	Repair roof based on observed condition by roof consultant.	$2,500	$2,875
1521 Kepner Dr, Lafayette, IN
	Repair roof based on roof inspection performed by Sentry Roofing.	$5,492	$6,316
1540-1530 Kepner Dr, Lafayette, IN
	Repair roof based on Sentry Roofing report.	$4,800	$5,520
	Provide updated inspection tag for sprinkler system (the system risers and main fire pump were tagged to be inspected in Feb 2010 and are expired).	$0	$0
22925 Venture Dr, Novi, MI
	Close out open violations (EBI’s RFI revealed two open violations on subject property concerning dying trees, which is a landscape violation, and a sign permit).	$0	$0
42600 Merrill St, Sterling Heights, MI
	Completion or repairs recommended by roof consultant (patch leaks).	$0	$0
	Provide updated inspection certificates for all life safety systems.	$0	$0
109 Balzano Ave, Gloversville, NY
	Repair and or remove added wood door enclosures on façade at the rear of the building which are in poor and unsafe condition.	$1,000	$1,150
	Obtain sprinkler and fire alarm inspection tags.	$0	$0
	Replace Fire Alarm Panel or provide evidence of inspection and good standing.	$15,000	$17,250
122 Balzano Ave, Gloversville, NY
	Remove rust and repaint ADA railing which is rusted.	$500	$575
	Repair ADA railing (parkinga area ADA ramp and railing were extremely loose).	$500	$575
	Replace Fire Alarm Panel or provide evidence of inspection and good standing.	$30,000	$34,500
141 Sal Landrio Dr, Gloversville, NY
	Full depth asphalt repairs and overlay (a small pothole approx 25 sf in size observed toward north- east side of parking area).	$250	$288
123 Union Ave, Johnstown, NY
	Investigate and repair roof leaks in several areas within the warehouse portion of the building.	$3,000	$3,450
231 Enterprise Dr, Johnstown, NY
	Investigate and repair roof leaks - according to site contact an on-going roof leak is accruing by the AC duct work in the manufacturing portion of the building.	$3,000	$3,450
6 Clermont St, Johnstown, NY
	Investigate and repair roof leaks in warehouse portion of the space.	$3,000	$3,450
	Reinstall breaker panel cover plate in warehouse space.	$0	$0
	Obtain sprinkler and fire alarm inspection tags.	$0	$0
308-310 Maxwell Ave, Greenwood, SC
	Investigate and repair roof leaks.	$3,000	$3,450
100 Holloway Rd, Ware Shoals, SC
	Investigate and repair roof leaks.	$3,000	$3,450
636 S 66th Terrace, Kansas City, KS
	Investigate and repair roof leaks - two areas of the south building are reportedly leaking - one over the release room and one near the shipping/receiving area of the warehouse.	$3,000	$3,450
		$81,042	$93,198

Schedule I-B - 1

SCHEDULE I-C

IMMEDIATE REPAIRS

(to be completed within 6 months of Closing Date)

			Inflated
Building	Repair	Reserve	Reserve
1520 Kepner Dr, Lafayette, IN
	Patch and repair damaged concrete observed in south loading/service areas	$7,200	$8,280
	Clean and repoint brick facades (impact fracturing and mortar damage) observed at CMU finishes along north and south elevation lower walls	$3,360	$3,864
	Install GFI Electric Outlets (GFCI fixtures were not observed in the break room)	$30	$35
2510 Eastmoor, Wichita, KS
	Patch and repair pavement/parking concrete at a number of locations	$48,000	$55,200
2652 Eastmoor, Wichita, KS
	Repair damaged areas of facades which appear to have been impacted by site vehicles and equipment.	$5,000	$5,750
2655/2755 Eastmoor, Wichita, KS
	Backfill Soil Erosion identified at concrete pad located by the northwest building side and at downspout discharge areas at west building side.	$0	$0
	Patch/repair concrete and seal cracks (totaling approx. 50 square feet in east parking area and baseline cracks sporadically located throughout concrete pavement).	$1,000	$1,150
	Re-stripe parking area	$564	$649
	Replace damaged wheel stops (two identified by southeast and north building sides)	$500	$575
	Touch-up painting on areas of corrosion on metal rails at concrete retaining walls	$0	$0
	Repair concrete (damaged areas totaling 40 square feet on retaining walls)	$800	$920
	Repair metal façade panels (damaged metal cladding totaling approx 250 square feet at east building side by an overhead door and at the northeast and north building sides.	$2,500	$2,875
	Exterior Painting of areas of faded/worn paint observed on metal service doors	$0	$0
	Repair Interior GWB on south and west interior walls of warehouse	$1,456	$1,674
	Repair damaged metal panel on north and west interior walls of warehouse	$12,000	$13,800
2750 South Rock Rd, Wichita, KS
	Seal cracks, seal and stripe asphalt pavement (baseline cracks are sporadically located throughout asphalt). Parking area sealant and sealcoat in average to poor condition	$25,677	$29,529
	Full depth asphalt repairs and overlay (asphalt pavement) approx 700 sqft of dmaged asphalt pavement located in parking area and block cracks totaling 100 sqft	$1,200	$1,380
	Patch and repair concrete (block cracks totaling 200 sf in concrete pavement and approx 15 sqft damaged concrete)	$1,720	$1,978
	Seal cracks and stripe concrete pavement	$2,142	$2,463
	Repair curbs (approx 12 linear feet of damaged curb identified at northwest egress/ingress drive)	$0	$0
	Repair metal cladding on façade totaling approx 600 sf observed at west and east building sides.	$6,000	$6,900
22925 Venture Dr, Novi, MI
	Patching crack sealing sealing and striping of parking- minor damaged in pavement noted at catch basin in front of property.	$5,511	$6,338
42600 Merrill St, Sterling Heights, MI
	Full depth asphalt repairs and overlay (extensive cracking, settlement and alligatoring note). Asphalt raveling and failure noted in service lane at west side of bldg.	$27,216	$31,298
	Patching crack sealing sealing and striping after full depth asphalt repairs are performed	$3,175	$3,651
	Patch and repair concrete edges which have deteriorated in the recessed loading area	$2,000	$2,300
	Repair and re-paing laoding dock stair which appears rusted	$1,000	$1,150
	Repair damaged façade siding - one large section above the overhead door at the southeast corner of the building is missing.	$2,500	$2,875
	Repair step cracking in masonry wall at northwest corner of the building at the corner of the loading dock area near the fire department connection	$1,500	$1,725
	EPDM Roof replacement (based on reported age, observed current condition, reported active leaks and expected useful life)	$297,000	$341,550
	Process cooling tower repairs, one of which is leaking onto the roof surface (this equip is owned by the tenant).	$3,000	$3,450
	Install GFCI electric receptacles (needed at wet locations throughout building)	$180	$207
109 Balzano Ave, Gloversville, NY
	Repair approx 50-60 linear feet of curbing in the parking area observed to be cracked and/or missing.	$480	$552
	Repairs to parking area lighting (one of the building mounted lights located at the north-east corner of the building is damaged)	$600	$690
	Repair exterior stairs which appear rusted	$1,000	$1,150
	Replace HVAC unit based on average effective useful life, current condtion and reported maintenance program	$11,000	$12,650
122 Balzano Ave, Gloversville, NY
	Landscaping repairs and erosion control (severe grade changes were observed along eastern rear façade adjacent to sidewalks)	$2,500	$2,875
	Patching, crack sealing, sealing and striping (according to site contact sealing and striping of the paved area has not occurred for over 6 years)	$3,704	$4,260
	Full depth asphalt repairs and overlay (extensive cracking, settlement and alligatoring observed and potholes around building
	including a sinkhole in front of unit 122C)	$3,465	$3,985
	Replace chain link fence dumpster enclosures which appear to be in poor condition	$350	$403
	Repair damaged façade siding - a portion of the metal siding of east façade (unit 122) was damaged	$2,500	$2,875
	Repair split system shut off electrical panel - electric shut off panel for split system condenser unit had fallen off exterior façade and was lying on the ground	$0	$0
125 Balzano Ave, Gloversville, NY
	Replace damaged CMU façade located at the 4th loading dock doorway, which was observed to be pushing inward.	$500	$575
123 Union Ave, Johnstown, NY
	Patching, crack sealing, sealing and striping - according to site contact the last seal coating and striping occurred 10 years ago	$416	$478
150 Enterprise Dr, Johnstown, NY
	Patching, crack sealing, sealing and striping - according to site contact last seal coating and striping occurred 8 years ago	$1,509	$1,735
	Replace missing HVAC plate - warehouse thru-wall gas heater controller was missing its bottom panel	$0	$0
231 Enterprise Dr, Johnstown, NY
	Full depth asphalt repairs and overlay - extensive settlement and cracking observed at a number of locations near the parking
	area curbing, and several potholes near truck loading	$6,247	$7,184
6 Clermont St, Johnstown, NY

Schedule I-C - 1

			Inflated
Building	Repair	Reserve	Reserve
	Patching, crack sealing, sealing and striping of the parking area.	$1,323	$1,521
	Remove vegetation from the conctrete expansion joints throughout pavement/parking area	$0	$0
	Repair approx. 20-30 linear feet of curbing which was observed to be cracked and/or missing.	$240	$276
	Gutter and downspout replacement on the western side of the building which are damaged and/or missing	$798	$918
100 Papercraft Park, O’Hara Township, PA
	Patching, crack sealing, sealing and striping for approximately half of the paved areas	$5,721	$6,579
	Repair concrete facades where portions of the concrete fin-style projections at the warehouse facades are damaged.	$5,000	$5,750
	Replace roof skylights	$20,000	$23,000
215 Mill Ave, Greenwood, SC
	Full depth asphalt repairs and overlay to remedy damaged asphalt pavement at several locations.	$52,500	$60,375
	Patching, crack sealing, sealing and striping of parking area	$3,239	$3,725
	Repair loading dock CMU damage adjacent to the small lab building	$5,000	$5,750
	Install GFI outlets in bathrooms in the building	$600	$690
308-310 Maxwell Ave, Greenwood, SC
	Patching, crack sealing, sealing and striping of areas at the south and west sides of the building	$1,400	$1,610
100 Holloway Rd, Ware Shoals, SC
	New asphalt overlay - heavily damaged asphat paving at the main entry adjacent to the concrete truck pavement observed.	$650	$748
	Replace corroded metal siding façade observed in several areas	$2,500	$2,875
	Replace the service door at the chemical storage building which exhibits widepsread corrosion	$300	$345
One Michelin Way, Independence, VA
	Exterior painting of damaged areas along western façade of the building	$500	$575
	Replace one pair of steel exterior doors which exhibit rust on the lower bottom section of the doors at the southern building façade	$1,000	$1,150
	Gutter and downspout replacement on the western facade of the building	$2,592	$2,981
636 S 66th Terrace, Kansas City, KS
	Full depth asphalt repairs and overlay on the east side of the south building	$1,200	$1,380
	Patch and repair concrete observed on the west side of the property between the buildings	$2,400	$2,760
2201 E Loew Rd, Marion, IN
	Patching, crack sealing, sealing and striping of asphalt paved drives and truck and trailer areas on the east, west and north sides of the building	$3,024	$3,478
1900 Wilson Ave, Parsons, KS
	Full depth asphalt repairs and overlay on the roadway entering the property on the north	$15,532	$17,862
	Repair concrete sidewalks from the main office building to building 2	$600	$690
16 Downing Dr, Phenix City, AL
	Patching, crack sealing , sealing and striping and repair of handicap pavement markings for the designated parking spaces	$6,458	$7,427
	Repair damaged car stops	$500	$575
	Repair damaged façade panels with minor dents in the rear of the building where wood pallets are stacked	$5,000	$5,750
		$634,579	$729,766

Schedule I-C - 2

SCHEDULE II

ORGANIZATIONAL CHART

REIT Structure - CMBS

Property Subsidiaries (DE)

STAG Gloversville 1, LLC
STAG Gloversville 2, LLC	STAG Holland 3, LLC	STAG Novi, LLC
STAG Gloversville 3, LLC	STAG Independence, LLC	STAG O’Hara, LLC
STAG Gloversville 4, LLC	STAG Kansas City, LLC	STAG Parsons, LLC
STAG Johnstown 1, LLC	STAG Lafayette 1, LLC	STAG Phenix City, LLC
STAG Johnstown 2, LLC	STAG Lafayette 2, LLC	STAG Sterling Heights, LLC
STAG Johnstown 3, LLC	STAG Lafayette 3, LLC	STAG Wichita 1, LLC
STAG Johnstown 4, LLC	STAG Lansing 3, LLC	STAG Wichita 2, LLC
STAG Greenwood 1, LLC	STAG Marion, LLC	STAG Wichita 3, LLC
STAG Greenwood 2, LLC	STAG Ware Shoals, LLC	STAG Wichita 4, LLC

Schedule II - 1

SCHEDULE III

DESCRIPTION OF REA’S

None.

Schedule III - 1

SCHEDULE IV

INTENTIONALLY OMITTED.

Schedule IV - 1

SCHEDULE V

ALLOCATED LOAN AMOUNTS

Property Name	City	State	Allocated Loan Amount
100 Papercraft Park	O’Hara Township	PA	$18,014,821
5640 Pierson Highway	Lansing	MI	$6,410,969
1521 Kepner Drive	Lafayette	IN	$4,808,227
4757 128th Ave	Holland	MI	$3,577,321
2201 Loew Road	Marion	IN	$3,269,594
22925 Venture Drive	Novi	MI	$3,141,375
1540-1530 Kepner Drive	Lafayette	IN	$2,340,004
2652 Eastmoor	Wichita	KS	$1,891,236
150 Enterprise Dr	Johnstown	NY	$1,859,181
16 Downing Drive	Phenix City	AL	$1,795,071
42600 Merrill Street	Sterling Heights	MI	$1,730,962
215 Mill Ave	Greenwood	SC	$1,730,962
One Michelin Drive	Independence	VA	$1,609,153
308-310 Maxwell Ave	Greenwood	SC	$1,474,523
1520 Kepner Drive	Lafayette	IN	$1,378,358
122 Balzano Drive	Gloversville	NY	$1,346,303
636 S 66th Terrace	Kansas City	KS	$1,314,249
2655/2755 Eastmoor	Wichita	KS	$1,730,962
141 Sal Landrio Drive	Gloversville	NY	$1,218,084
123 Union Ave	Johnstown	NY	$1,218,084
1900 Wilson Avenue	Parsons	KS	$1,218,084
231 Enterprise Dr	Johnstown	NY	$993,700
109 Balzano Drive	Gloversville	NY	$961,645
2510 Eastmoor	Wichita	KS	$865,481
125 Balzano Drive	Gloversville	NY	$833,426
6 Clermont Street	Johnstown	NY	$833,426
2750 South Rock	Wichita	KS	$961,645
100 Holloway Rd	Ware Shoals	SC	$288,494
TOTALS/AVG			$68,815,340

Schedule V - 1

SCHEDULE VI

LOCATION OF PROPERTIES

	Borrower	Property
1.	STAG Phenix City, LLC	16 Downing Drive, Phenix City, AL
2.	STAG Lafayette 1, LLC	1520 Kepner Drive, Lafayette, IN
3.	STAG Lafayette 3, LLC	1521 Kepner Drive, Lafayette, IN
4.	STAG Lafayette 2, LLC	1540-1530 Kepner Drive, Lafayette, IN
5.	STAG Marion, LLC	2201 Loew Road, Marion, IN
6.	STAG Kansas City, LLC	636 S 66th Terrace, Kansas City, KS
7.	STAG Parsons, LLC	1900 Wilson, Parsons, KS
8.	STAG Wichita 4, LLC	2510 Eastmoor, Wichita, KS
9.	STAG Wichita 2, LLC	2652 Eastmoor, Wichita, KS
10.	STAG Wichita 1, LLC	2655/2755 Eastmoor, Wichita, KS
11.	STAG Wichita 3, LLC	2750 South Rock, Wichita, KS
12.	STAG Holland 3, LLC	4757 128th Ave, Holland, MI
13.	STAG Lansing 3, LLC	5640 Pierson Highway, Lansing, MI
14.	STAG Novi, LLC	22925 Venture Drive, Novi, MI
15.	STAG Sterling Heights, LLC	42600 Merrill Street, Sterling Heights, MI
16.	STAG Gloversville 4, LLC	109 Balzano Drive, Gloversville, NY
17.	STAG Gloversville 2, LLC	122 Balzano Drive, Gloversville, NY
18.	STAG Gloversville 1, LLC	125 Balzano Drive, Gloversville, NY
19.	STAG Gloversville 3, LLC	141 Sal Landrio Drive, Gloversville, NY
20.	STAG Johnstown 2, LLC	123 Union Ave, Johnstown, NY
21.	STAG Johnstown 4, LLC	150 Enterprise Dr, Johnstown, NY
22.	STAG Johnstown 3, LLC	231 Enterprise Dr, Johnstown, NY
23.	STAG Johnstown 1, LLC	6 Clermont Street, Johnstown, NY
24.	STAG O’Hara, LLC	100 Papercraft Park, O’Hara Township, PA
25.	STAG Greenwood 1, LLC	215 Mill Ave, Greenwood, SC
26.	STAG Greenwood 2, LLC	308-310 Maxwell Ave, Greenwood, SC
27.	STAG Ware Shoals, LLC	100 Holloway Rd, Ware Shoals, SC
28.	STAG Independence, LLC	One Michelin Drive, Independence, VA

Schedule VI - 1

SCHEDULE VII

COVENANTS, CONDITIONS AND RESTRICTIONS

1.                                      Protective Covenants (Johnstown Industrial Park, Johnstown, NY) adopted by Fulton County Industrial Development Agency dated as of May 9, 1989 and recorded January 2, 1992 in the County Clerk’s Office of Fulton County New York in Book 697 of Deeds, Page 92, as amended by Amendment No. 1 dated as of May 29, 1991 and recorded March 12, 1992 in the County Clerk’s Office of Fulton County New York in Book 700 of Deeds, Page 232.

2.                                      Protective Covenants (Crossroads Industrial Park, Gloversville, NY) adopted by Fulton County Industrial Development Agency dated as of September 23, 1988 and recorded November 9, 1988 in the County Clerk’s Office of Fulton County New York in Book 638 of Deeds, Page 353.

3.                                      Protective Covenants (Crossroads Business Park, Gloversville, NY) prepared by Fulton County Industrial Development Agency dated as of July 21, 1999 and recorded September 29, 1999 in the County Clerk’s Office of Fulton County New York in Book 842 of Deeds, Page 216.

Schedule VII - 1

SCHEDULE VIII

PROPERTY MANAGERS

	Manager	Property
1.	CBRE-Albany Property Management, LLC	109, 122 and 125 Balzano Drive and 141 Sal Landrio Drive, Gloversville, New York and 123 Union Ave., 150 and 231 Enterprise Dr., and 6 Clermont Street, Johnstown, New York
2.	Jones Lang LaSalle America, Inc.	100 Papercraft Park, O’Hara Township, Pennsylvania
3.	NAI Wisinski of West Michigan, Inc.	4757 128th Ave, Holland, Michigan
4.	Weigand-Omega Management, Inc.	2510 and 2652 Eastmoor, Wichita, Kansas

Schedule VIII - 1

SCHEDULE IX

PROPERTY CONDITION REPORTS

	Property	Property Condition Report
1.	16 Downing Drive, Phenix City, AL	Property Condition Report issued by EBI Consulting as Project No. 11123309 dated September 18, 2012
2.	1520 Kepner Drive, Lafayette, IN	Property Condition Report issued by EBI Consulting as Project No. 11123275 dated September 18, 2012
3.	1521 Kepner Drive, Lafayette, IN	Property Condition Report issued by EBI Consulting as Project No. 11123276 dated September 18, 2012
4.	1540-1530 Kepner Drive, Lafayette, IN	Property Condition Report issued by EBI Consulting as Project No. 11123277 dated September 18, 2012
5.	2201 Loew Road, Marion, IN	Property Condition Report issued by EBI Consulting as Project No. 11123306 dated September 18, 2012
6.	636 S 66th Terrace, Kansas City, KS	Property Condition Report issued by EBI Consulting as Project No. 11123305 dated September 18, 2012
7.	1900 Wilson, Parsons, KS	Property Condition Report issued by EBI Consulting as Project No. 11123308 dated September 18, 2012
8.	2510 Eastmoor, Wichita, KS	Property Condition Report issued by EBI Consulting as Project No. 11123279 dated September 18, 2012
9.	2652 Eastmoor, Wichita, KS	Property Condition Report issued by EBI Consulting as Project No. 11123280 dated September 18, 2012
10.	2655/2755 Eastmoor, Wichita, KS	Property Condition Report issued by EBI Consulting as Project No. 11123281 dated September 18, 2012
11.	2750 South Rock, Wichita, KS	Property Condition Report issued by EBI Consulting as Project No. 11123282 dated September 18, 2012

Schedule IX - 1

12.	4757 128th Ave, Holland, MI	Property Condition Report issued by EBI Consulting as Project No. 11123287 dated September 18, 2012
13.	5640 Pierson Highway, Lansing, MI	Property Condition Report issued by EBI Consulting as Project No. 11123286 dated September 18, 2012
14.	22925 Venture Drive, Novi, MI	Property Condition Report issued by EBI Consulting as Project No. 11123284 dated September 18, 2012
15.	42600 Merrill Street, Sterling Heights, MI	Property Condition Report issued by EBI Consulting as Project No. 11123285 dated September 18, 2012
16.	109 Balzano Drive, Gloversville, NY	Property Condition Report issued by EBI Consulting as Project No. 11123288 dated September 18, 2012
17.	122 Balzano Drive, Gloversville, NY	Property Condition Report issued by EBI Consulting as Project No. 11123289 dated September 18, 2012
18.	125 Balzano Drive, Gloversville, NY	Property Condition Report issued by EBI Consulting as Project No. 11123290 dated September 18, 2012
19.	141 Sal Landrio Drive, Gloversville, NY	Property Condition Report issued by EBI Consulting as Project No. 11123291 dated September 18, 2012
20.	123 Union Ave, Johnstown, NY	Property Condition Report issued by EBI Consulting as Project No. 11123292 dated September 18, 2012
21.	150 Enterprise Dr, Johnstown, NY	Property Condition Report issued by EBI Consulting as Project No. 11123293 dated September 18, 2012
22.	231 Enterprise Dr, Johnstown, NY	Property Condition Report issued by EBI Consulting as Project No. 11123294 dated September 18, 2012
23.	6 Clermont Street, Johnstown, NY	Property Condition Report issued by EBI Consulting as Project No. 11123295 dated September 18, 2012
24.	100 Papercraft Park, O’Hara Township, PA	Property Condition Report issued by EBI Consulting as Project No. 11123296 dated

Schedule IX - 2

September 18, 2012
25.	215 Mill Ave, Greenwood, SC	Property Condition Report issued by EBI Consulting as Project No. 11123297 dated September 18, 2012
26.	308-310 Maxwell Ave, Greenwood, SC	Property Condition Report issued by EBI Consulting as Project No. 11123298 dated September 18, 2012
27.	100 Holloway Rd, Ware Shoals, SC	Property Condition Report issued by EBI Consulting as Project No. 11123299 dated September 18, 2012
28.	One Michelin Drive, Independence, VA	Property Condition Report issued by EBI Consulting as Project No. 11123302 dated September 18, 2012

Schedule IX - 3

SCHEDULE X

PROPERTY ZONING REPORTS

	Property	Property Zoning Report
1.	16 Downing Drive, Phenix City, AL	Zoning and Site Requirements Summary issued by The Planning & Zoning Resource Corporation as Site Number 62729-27 dated October 17, 2012
2.	1520 Kepner Drive, Lafayette, IN	Zoning and Site Requirements Summary issued by The Planning & Zoning Resource Corporation as Site Number 62729-18 dated October 17, 2012
3.	1521 Kepner Drive, Lafayette, IN	Zoning and Site Requirements Summary issued by The Planning & Zoning Resource Corporation as Site Number 62729-20 dated October 17, 2012
4.	1540-1530 Kepner Drive, Lafayette, IN	Zoning and Site Requirements Summary issued by The Planning & Zoning Resource Corporation as Site Number 62729-19 dated October 17, 2012
5.	2201 Loew Road, Marion, IN	Zoning and Site Requirements Summary issued by The Planning & Zoning Resource Corporation as Site Number 62729-22 dated November 2, 2012
6.	636 S 66th Terrace, Kansas City, KS	Zoning and Site Requirements Summary issued by The Planning & Zoning Resource Corporation as Site Number 62729-17 dated October 23, 2012
7.	1900 Wilson, Parsons, KS	Zoning and Site Requirements Summary issued by The Planning & Zoning Resource Corporation as Site Number 62729-26 dated October 23, 2012
8.	2510 Eastmoor, Wichita, KS	Zoning and Site Requirements Summary issued by The Planning & Zoning Resource Corporation as Site Number 62729-34 dated September 5, 2012
9.	2652 Eastmoor, Wichita, KS	Zoning and Site Requirements Summary issued by The Planning & Zoning Resource Corporation as Site Number 62729-32 dated October 23, 2012
10.	2655/2755 Eastmoor, Wichita, KS	Zoning and Site Requirements Summary issued by The Planning & Zoning Resource Corporation as Site Number 62729-31 dated September 11, 2012
11.	2750 South Rock, Wichita, KS	Zoning and Site Requirements Summary issued by The Planning & Zoning Resource Corporation as Site Number 62729-33 dated October 23, 2012

Schedule X - 1

12.	4757 128th Ave, Holland, MI	Zoning and Site Requirements Summary issued by The Planning & Zoning Resource Corporation as Site Number 62729-14 dated September 23, 2012
13.	5640 Pierson Highway, Lansing, MI	Zoning and Site Requirements Summary issued by The Planning & Zoning Resource Corporation as Site Number 62729-21 dated September 17, 2012
14.	22925 Venture Drive, Novi, MI	Zoning and Site Requirements Summary issued by The Planning & Zoning Resource Corporation as Site Number 62729-24 dated October 31, 2012
15.	42600 Merrill Street, Sterling Heights, MI	Zoning and Site Requirements Summary issued by The Planning & Zoning Resource Corporation as Site Number 62729-29 dated September 17, 2012
16.	109 Balzano Drive, Gloversville, NY	Zoning and Site Requirements Summary issued by The Planning & Zoning Resource Corporation as Site Number 62729-4 dated November 6, 2012
17.	122 Balzano Drive, Gloversville, NY	Zoning and Site Requirements Summary issued by The Planning & Zoning Resource Corporation as Site Number 62729-2 dated September 19, 2012
18.	125 Balzano Drive, Gloversville, NY	Zoning and Site Requirements Summary issued by The Planning & Zoning Resource Corporation as Site Number 62729-1 dated September 18, 2012
19.	141 Sal Landrio Drive, Gloversville, NY	Zoning and Site Requirements Summary issued by The Planning & Zoning Resource Corporation as Site Number 62729-3 dated October 23, 2012
20.	123 Union Ave, Johnstown, NY	Zoning and Site Requirements Summary issued by The Planning & Zoning Resource Corporation as Site Number 62729-6 dated October 17, 2012
21.	150 Enterprise Dr, Johnstown, NY	Zoning and Site Requirements Summary issued by The Planning & Zoning Resource Corporation as Site Number 62729-8 dated October 17, 2012
22.	231 Enterprise Dr, Johnstown, NY	Zoning and Site Requirements Summary issued by The Planning & Zoning Resource Corporation as Site Number 62729-7 dated October 30, 2012
23.	6 Clermont Street, Johnstown, NY	Zoning and Site Requirements Summary issued by The Planning & Zoning Resource Corporation as Site Number 62729-5 dated October 17, 2012
24.	100 Papercraft Park, O’Hara Township, PA	Zoning and Site Requirements Summary issued by The Planning & Zoning Resource Corporation as Site

Schedule X - 2

Number 62729-25 dated September 14, 2012
25.	215 Mill Ave, Greenwood, SC	Zoning and Site Requirements Summary issued by The Planning & Zoning Resource Corporation as Site Number 62729-13 dated October 17, 2012
26.	308-310 Maxwell Ave, Greenwood, SC	Zoning and Site Requirements Summary issued by The Planning & Zoning Resource Corporation as Site Number 62729-12 dated October 17, 2012
27.	100 Holloway Rd, Ware Shoals, SC	Zoning and Site Requirements Summary issued by The Planning & Zoning Resource Corporation as Site Number 62729-11 dated October 3, 2012
28.	One Michelin Drive, Independence, VA	Zoning and Site Requirements Summary issued by The Planning & Zoning Resource Corporation as Site Number 62729-15 dated October 29, 2012

Schedule X - 3

SCHEDULE XI

EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES

None.

Schedule XI - 1

SCHEDULE XII

APPRAISED VALUES AT CLOSING DATE

Property Name	City	State	Appraised Value
100 Papercraft Park	O’Hara Township	PA	$28,100,000
5640 Pierson Highway	Lansing	MI	$10,000,000
1521 Kepner Drive	Lafayette	IN	$7,500,000
4757 128th Ave	Holland	MI	$5,580,000
2201 Loew Road	Marion	IN	$5,100,000
22925 Venture Drive	Novi	MI	$4,900,000
1540-1530 Kepner Drive	Lafayette	IN	$3,650,000
2652 Eastmoor	Wichita	KS	$2,950,000
150 Enterprise Dr	Johnstown	NY	$2,900,000
16 Downing Drive	Phenix City	AL	$2,800,000
42600 Merrill Street	Sterling Heights	MI	$2,700,000
215 Mill Ave	Greenwood	SC	$2,700,000
One Michelin Drive	Independence	VA	$2,510,000
308-310 Maxwell Ave	Greenwood	SC	$2,300,000
1520 Kepner Drive	Lafayette	IN	$2,150,000
122 Balzano Drive	Gloversville	NY	$2,100,000
636 S 66th Terrace	Kansas City	KS	$2,050,000
2655/2755 Eastmoor	Wichita	KS	$2,700,000
141 Sal Landrio Drive	Gloversville	NY	$1,900,000
123 Union Ave	Johnstown	NY	$1,900,000
1900 Wilson Avenue	Parsons	KS	$1,900,000
231 Enterprise Dr	Johnstown	NY	$1,550,000
109 Balzano Drive	Gloversville	NY	$1,500,000
2510 Eastmoor	Wichita	KS	$1,350,000
125 Balzano Drive	Gloversville	NY	$1,300,000
6 Clermont Street	Johnstown	NY	$1,300,000
2750 South Rock	Wichita	KS	$1,500,000
100 Holloway Rd	Ware Shoals	SC	$450,000
TOTALS/AVG			$107,340,000

Schedule XII - 1

SCHEDULE XIII

ITEMS TO BE DELIVERED FOR LEASE APPROVAL

•                                          The Lease and any and all applicable amendments or modifications thereof.

•                                          Any documents referenced in the Lease and not otherwise provided to Lender.

•                                          Any information requested by Lender that is directly related to particular provisions of the applicable Lease (e.g. if the Lease has build-out or other specific conditions).

Schedule XIII - 1